UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2018

HIGHTIMES HOLDING CORP.
(Exact name of registrant as specified in its charter)

Delaware	81-4706993
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10990 Wilshire Blvd Penthouse, Los Angeles, CA	90024
(Address of principal executive offices)	(Zip Code)

(844) 933-3287

Registrant’s telephone number, including area code

Part II.

USE OF MARKET AND INDUSTRY DATA

This Annual Report on Form 1-K includes market and industry data that we have obtained from third-party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management has developed its knowledge of such industries through its experience and participation in these industries. While our management believes the third-party sources referred to in this Annual Report are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this Annual Report or ascertained the underlying economic assumptions relied upon by such sources. Furthermore, internally prepared and third-party market prospective information, in particular, are estimates only and there will usually be differences between the prospective and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material. Also, references in this Annual Report to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this Annual Report.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under the headings “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this Annual Report constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward-looking statements. The cautionary statements set forth in this Annual Report, including the “Risk Factors” set forth in this Annual Report and contained in the Offering Circular dated July 26, 2018 included in our Post-Qualification Amendment No. 4 to the Offering Circular on Form 1-A relating to our offering of Class A Common Stock that was qualified by the SEC on July 26, 2018 (the “Offering Circular”), and a number of subsequent filings with the SEC made by the Company subsequent to such date, including (a) Form 1-U Current Reports pursuant to Regulation A, dated August 13, 2018, September 11, 2018, September 14, 2018, September 26, 2018, October 3, 2018, November 5, 2018, December 4, 2018, December 14, 3018, January 22, 2019, February 4, 2019, April 3, 2019, April 15, 2019 and April 18, 2018, (b) Form 1-K Annual Report pursuant to Regulation A dated April 9, 2018, and (c) Form 1-SA Semi-Annual Report pursuant to Regulation A dated October 11, 2018 (collectively, the “Company Reports”); each of the Offering Circular and Company Reports identify important factors that you should consider in evaluating our forward-looking statements. The Risk Factors contained in our Offering Circular, as updated in this Annual Report, are incorporated by reference in this Annual Report and should be careful reviewed and considered before making an investment in our Company. These risks include, but are not limited to, the following:

●	Enforcement of existing federal or state regulations concerning the cannabis industry or adoption of new regulations that could have a material adverse effect on our business, including anticipated more stringent federal regulations on recreational use of Cannabis;

●	Our ability to repay significant short-term indebtedness, some of which is currently in default;

●	Our ability to effectively execute our business plan and respond to the highly competitive and rapidly evolving marketplace and regulatory environment in which we intend to operate;

●	Our ability to manage our expansion, growth and operating expenses;

●	Our ability to evaluate and measure our business, prospects and performance metrics, and our ability to differentiate our business model and service offerings;

●	Our ability to compete, directly and indirectly, and succeed in the highly competitive and evolving Cannabis industry; and

●	Our ability to protect our intellectual property and to develop, maintain and enhance a strong brand.

2

Although the forward-looking statements in this Annual Report are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Annual Report or otherwise make public statements updating our forward-looking statements.

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report on Form 1-K and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

Item 1. BUSINESS

As used in this Annual Report, all references to “Hightimes Holding” or the “Company,” “capital stock,” “Class A Common Stock,” “Class B Common Stock,” “Shares,” “preferred stock” or “stockholders,” applies only to Hightimes Holding Corp. , a Delaware corporation. As used in this Annual Report, the terms” the “Hightimes Group,” “we,” “our” or words of like import mean Hightimes Holding and (a) its direct subsidiaries, consisting of Tran-High Corporation, a New York corporation (“Trans-High” or “THC”), Wilshire & Veteran Media Corp., a Delaware corporation (“W&V”) which acquired the assets and business of Dope Media Inc., Chalice Holdings, Inc., a Delaware corporation (“CHI”), Culture Pub, Inc., a Delaware corporation (“Culture Pub”) which acquired the assets and business of Culture Magazine, and (b) the subsidiaries of Trans-High consisting of High Times Production Inc., Cannabis Business Digital, LLC, The Hemp Company of America, Inc., Hemp Times, Inc., High Times, Inc., New Morning Productions, Inc. and Planet Hemp, Inc., (all such THC subsidiaries, together with THC, are collectively referred to herein as the “THC Group”). In addition Hightimes Holding intends to acquire (a) through a merger transaction, BIG Publications LLC, a Florida limited liability company (“BIG”) and (b) through a separate newly formed subsidiary, the assets and businesses of Feria Del Canamo, S.L. (dba “Spannabis”), a corporation organized under the laws of Spain. Hightimes Holding, the THC Group, W&V, Chalice, Culture Pub, and, if and when acquired, BIG Publications and Spannabis, are sometimes collectively referred to in this Annual Report as the “Hightimes Group.” All references in this Annual Report to “years” and “fiscal years” means the twelve-month period ended December 31st.

Overview

Hightimes Holding was established in December 2016 for purposes of acquiring 100% of the capital stock of Trans-High and its subsidiaries comprising the THC Group. Originally founded in 1974 as High Times Magazine®, the THC Group has been a leading advocate for cannabis reform and has historically engaged in the publication of a monthly print and on-line magazine and the production and sponsorship of trade shows and consumer events. Our strategic goal is to expand our event portfolio and to monetize the intellectual property and “High Times®” brand. The THC Group also contemplates various other e-commerce initiatives and licensing opportunities for the “High Times®” brand, including the development of an e-commerce store offering clothing and other products associated with cannabis.

Hightimes and its direct and indirect subsidiaries do not currently cultivate, manufacture or sell cannabis or any derivatives of the cannabis plant, such as oils or edible products, although cannabis and products utilizing or relating to cannabis have been used and sold at the trade shows, festival events and award ceremonies operated by the THC Group since 2010 in states that permit the medical and/or recreational use of cannabis.

The Company believes that it has become the highest regarded information source for the cannabis industry. We connect cannabis enthusiasts and cannabis users for both recreational and medical purposes with our iconic brand via our print publication, digital platforms, social media and sponsored live events. In 2018, we had approximately 27.8 million unique visitors to our websites as well as 10.7 million visitors to our social media platforms. Due to its unique positioning in the cannabis space, the Company believes that considerable monetization opportunities present themselves in brand licensing and ecommerce. According to a 2017 survey conducted by Marist College and Yahoo, some 35 million Americans are “regular” cannabis users. The Company intends to leverage its brand and platform to showcase promotions of quality products associated with cannabis to American cannabis enthusiasts, as well as to companies who wish to grow and sell cannabis in states where the growing and dispensing of medical and/or recreational cannabis is permitted. The Company has expanded our Cannabis Cup™ events into jurisdictions where the use of cannabis for both medical and recreational purposes is expressly permitted.

3

The Company’s current revenue base consists of the sale of tickets for admittance to the Cannabis Cup live events, the Cannabis Cup competitions and our entertainment venues, sponsorship of events, and digital marketing from social platforms, and recurring print and on-line subscriptions to, and advertising sales in, High Times Magazine®, Culture® Magazine, DOPE Media, as well as direct merchandising sales, sponsorship sales and licensing fees. The Company manages its licensing businesses through co-sponsorship and strategic partnership arrangements.

The Company operates businesses across a range of media, including:

●	High Times Magazine: High Times Magazine© is the High Times Group’s inaugural print publication that began doing business as “HIGH TIMES®” in 1974 and has since published more than 500 issues; High Times Magazine© began publishing online in 2008.

●	The Cannabis Cup: The High Times Cannabis Cup™, which the High Times Group believes is one of the world’s leading marijuana events, celebrates the world of cannabis through competitions, instructional seminars, expositions, celebrity appearances, concerts and product showcases.

●

Digital Publishing: Hightimes.com, CannabisCup.com and 420.com, GreenRush Daily, DOPE.com and others are the High Times Group’s domain names. CannabisCup.com is the hub for live events hosted by the High Times Group and 420.com is a new entity which will sell related products that are used in connection with cannabis.

Strategic Acquisitions and Relationships.

Since its acquisition of the THC Group in February 2017, the Company has sought to aggressively expand the scope of its business through existing and contemplated strategic acquisitions and related relationships, including those described below.

●	Culture Magazine: On June 9, 2018, Culture Pub, a newly formed Delaware subsidiary of the Company, entered into an agreement to purchase from Southland Publishing, Inc. (“Southland”) certain assets relating to Culture Magazine™, a print and online magazine founded in 2009 that provides information and entertainment for medical-cannabis patients in California, Colorado, Washington, Oregon and Michigan (the “Publication”). Under the terms of the asset purchase agreement, Culture Pub agreed to acquire only the intellectual property, advertiser agreement and print inventory relating to the Publication and assumed an agreement with the printer of the magazine. No cash, accounts payable or other assets will be acquired from Southland and no liabilities will be assumed by Culture Pub, other than a leasehold obligation of Southland related to the Publication and certain obligations following the closing, including obligations to employees of and independent contractors to the publication that Culture Pub elects to hire or engage.

4

In consideration for the acquired assets, at closing Southland will receive consideration valued at $4,000,000 through the issuance of 370,370 shares of the Company’s Class A Common Stock, or such other number of shares of Class A Common Stock which, when multiplied by the $11.00 initial per share offering price of our Class A Common Stock in the Public Offering shall equal $4,000,000. Consummation of the sale was subject to the consent of ExWorks Capital Fund I, L.P. (“ExWorks”), our senior secured lender (which has been obtained), and consummation of a “Hightimes Holding Liquidity Event,” (defined as the listing of our Class A Common Stock on any one of the New York Stock Exchange, the NYSE American, NASDAQ, the OTC Market or the Canadian Securities Exchange). The closing of the transaction is scheduled to occur within three business days following consummation of a Hightimes Holding Liquidity Event. The Company intends to consummate a Hightimes Holding Liquidity Event following consummation of its Public Offering.

On September 25, 2018, the Company entered into an amendment to the asset purchase agreement with Southland and Culture Pub. Pursuant to the amendment, the parties agreed to consummate the acquisition of the Culture assets effective as of October 1, 2018. In addition, the parties agreed to extend the contractual deadline by which the Company must consummate a Hightimes Liquidity Event until December 1, 2018. The amendment provided that in the event the Company failed to complete a Hightimes Liquidity Event by December 1, 2018, the Company would, at the option of Southland, be required to issue a promissory note to Southland by December 15, 2018 in the amount of $2,000,000 (the “Southland Note”), which Southland Note was to be issued in lieu of 370,370 shares of the Company’s Class A Common Stock. Inasmuch as we did not consummate the Liquidity Event by December 1, 2018, on November 26, 2018, Southland notified Hightimes that it would elect to accept the Southland Note in lieu of Hightimes common stock. The Southland Note bears interest at the rate of 6% per annum and is payable in four installments of $250,000 each due March 15, 2019, June 15, 2019, September 15, 2019 and December 15, 2019 with a final $1,000,000 payment due on March 15, 2020. The Company did not issue the Southland Note to Southland following its demand or pay the first $250,000 installment under the Southland Note that was due on March 15, 2019. Accordingly, on March 27, 2019, Southland commenced a legal action in the Superior Court of Los Angeles to compel the Company to issue the Southland Note and make payment of the $250,000 installment that was due on March 15, 2019.

Hightimes Holding did not deliver the Southland Note to Southland as our senior secured lender, ExWorks Capital fund I, L.P., has not, as yet, agreed to permit Southland to obtain a security interest on any of our assets. Hightimes Holding filed an answer to Southland’s amended complaint on May 15, 2019 and, although we are seeking to obtain a resolution of this issue, Hightimes Holding believes it has meritorious defenses to the delivery of the Southland Note and the claims of Southland. Nonetheless, there is no assurance that we will be able to settle this dispute. An adverse decision could have a material adverse effect on our business and future prospects.

●

DOPE Media: On September 21, 2018, Hightimes Holding and W&V, a newly formed acquisition subsidiary of the Company, entered into an agreement with DOPE Media, Inc., a Delaware corporation (“DOPE”), to acquire substantially all of DOPE’s assets and business. DOPE is in the business of operating a consumer media platform delivering content through print, web, social media and live events relating to the cannabis industry in jurisdictions where the growing and sale of cannabis is legal. The assets included all inventory, contracts and contract rights, accounts receivable, intellectual property and employees. At closing of the acquisition, W&V assumed certain scheduled operating liabilities of DOPE. In addition to the assumed liabilities, the purchase price for the DOPE assets and business is valued at $11,200,420, of which $10,000,420 is payable in the form of 909,129 shares of Hightimes Holding’s Class A Common Stock, valued at $11.00 per share (the initial per share offering price in the Company’s Public Offering), $1,000,000 was paid in cash and $200,000 payable in cash ten days after completion of the Public Offering.

On the date of execution of the asset purchase agreement with DOPE, Trans-High made a $1,000,000 secured loan to DOPE to retire certain secured debt of DOPE and provide working capital to the seller. At closing, W&V assumed the $1,000,000 note of DOPE to Trans-High which was deemed part of the purchase price. The $1,000,000 was obtained by virtue of an increase in the existing senior secured credit facility of the Company and its subsidiaries with ExWorks.

The acquisition of the DOPE Media assets was consummated on October 10, 2018, at which time the 909,129 shares of Class A Common Stock were placed in escrow and are subject to increase or decrease to provide $10,000,420 in value following consummation of the Public Offering based on the 10-day volume weighted average per share price of the Class A Common Stock calculated from the date on which trading of such shares commences.

5

●

The Chalice Companies: On October 29, 2018, Hightimes Holdings and Chalice Holdings Inc., the Company’s newly formed acquisition subsidiary (“CHI”), entered into an asset purchase agreement with Gemini Finance Corp., a Delaware corporation (“Gemini”), to acquire from Gemini substantially all of the assets and business of Wisdom Apparatus and Chalice Festivals USA, both California corporations (the “Chalice Companies”). Gemini acquired the assets of the Chalice Companies as a result of its foreclosure in September 2018 on a $587,500 secured note issued by the Chalice Companies to Gemini to evidence a loan made to the Chalice Companies pursuant to a loan agreement and related security agreement dated February 2, 2018. The assets included all inventory, contracts and contract rights, accounts receivable, intellectual property (including the “Chalice” Instagram handles) formerly owned by the Chalice Companies. CHI did not hire any employees of the Chalice Companies or assume any liabilities associated with the acquired assets.

The purchase price for the acquired assets was $560,000 paid in the form of a 5% senior secured promissory note of CHI and Hightimes Holding, which note was due on March 29, 2019 (the “Chalice Note”) and is secured by a pledge of the capital stock of CHI and a lien and security interest on the acquired assets. If not paid when due, by it terms, the principal amount of the Chalice Note increased to 120% of the original principal amount. The Chalice Note provides that upon consummation of the Company’s pending Public Offering and the commencement of trading of its Class A common stock on NASDAQ or the OTCQX Exchange, the promissory note would automatically convert into such number of shares of Hightimes Holding Class A Common Stock at a conversion price of $11.00 per share (the current per share offering price of Hightimes Holding shares in the Public Offering). On April 29, 2019, Gemini and Hightimes Holding agreed to amend the terms of the Chalice Note to increase the principal amount to $672,000 and extend the maturity date of the Chalice Note to July 1, 2019.

ExWorks, the senior secured lender to the Company, consented to the transaction subject to Gemini’s assignment to ExWorks of the security agreement and pledged capital stock of CHI at such time as the Chalice Note is converted into the Company’s Class A Common Stock.

The Chalice Companies formerly sponsored and conducted music and art festivals in California and other locations where recreational cannabis is legal and at such festivals the on-site cannabis purchases and consumption are made available. Hightimes Holding, through its CHI subsidiary, intends to re-establish the music and art festivals formerly conducted by the Chalice Companies.

●	BIG Publications. On December 5, 2018, Hightimes Holding and a newly formed acquisition subsidiary (“Mergerco”) entered into a merger agreement with BIG Publications Inc., a Florida corporation (“BIG”), and its sole member Gustavo Gonzalez (the “BIG Merger Agreement”). BIG does business as Buyers Industry Guide®, a publication that enables retailers to access a complete list of manufacturers and distributors of products related to the cannabis industry, and is also engaged in the business of sponsoring and operating an annual trade shows known as the BIG Industry Show that target and exhibit various smoke, vape, cannabis and grow products in a business-to-business setting.

Under the terms of the BIG Merger Agreement, BIG will merge with Mergerco with Mergerco remaining as the surviving company following the merger (the “BIG Merger”). At closing Mergerco will change its name to BIG Publications Inc. In consideration for the BIG Merger, at closing Mr. Gonzalez will receive $2,420,000 in cash, 401,818 shares of Hightimes Holding Class A Common Stock, and a 6% Hightimes Holding note due December 31, 2019 in the principal amount of $1,339,420. The note will be secured by a pledge of the equity of Mergerco. Consummation of the closing of the BIG Merger, which was originally scheduled to occur as late as February 5, 2019, is subject to a number of conditions, including completion of a satisfactory due diligence investigation by Hightimes Holding, delivery of disclosure schedules, the consent of ExWorks to the transaction and listing or quotation of the Hightimes Holding Class A Common Stock on an acceptable securities exchange, such as the OTCQX or NASDAQ.

On May 17, 2019, Hightimes Holdings entered into an agreement with BIG and its shareholder to extend the closing date of the proposed acquisition to as late as July 31, 2019. However, in order to consummate the BIG Merger, the Company will be required to raise additional capital or other financing to pay the cash portion of the purchase price. Accordingly, there is no assurance that the Company will otherwise be able to consummate the BIG Merger.

6

●	Spannabis. On January 11, 2019, the Company and Spannabis Acquisition Corp., the Company’s newly formed acquisition subsidiary (the “Purchaser”), entered into an asset purchase agreement with Feria Del Canamo, S.L., a corporation organized under the laws of Spain (“Feria”), pursuant to which the Purchaser will acquire Feria’s business assets (the “Asset Purchase”). Feria, which does business under the trade name “Spannabis,” owns and publishes a print magazine known as Cannabis Magazine and has for the past 16 years sponsored and conducted an annual trade show for the worldwide cannabis sector in Barcelona, Spain under the name “World Cannabis Conference.”

Under the terms of the Asset Purchase Agreement, Feria has agreed to sell to the Purchaser the following assets: (i) all cash or marketable securities derived from the operation of the Feria’s business; (ii) all sites, domain registrations, trademarks, trade secrets, copyrights and other intellectual property of Feria’s business; (iii) all rights of Feria under Feria’s outstanding advertising agreements; (iv) all rights of Feria to certain contracts with third parties to provide goods or services in connection with the its business; (v) all inventories and receivables of its business on hand as of the closing date of the Asset Purchase; and (vi) all revenues of its business arising from and after the closing date of the Asset Purchase.

In consideration for the sale of the assets and business (i) the Purchaser has agreed to pay to Feria $3,000,000 in cash due at closing, and (ii) Hightimes Holding has agreed to issue to Feria 363,636 shares of Class A Common Stock (as may be adjusted pursuant to the terms of the Asset Purchase Agreement). In addition, under the terms of the Asset Purchase Agreement, Feria has the right to retain any profits earned from hosting the 2019 World Cannabis Conference regardless of when the closing on the Asset Purchase occurs, and has the further right to receive a total of $500,000 for each of the 2020 and 2021 World Cannabis Conference.

Consummation of the closing was scheduled to occur as late as May 31, 2019, and remains subject to a number of closing conditions, including, among other things, completion of a satisfactory due diligence investigation by Hightimes, delivery of disclosure schedules by Feria, final Hightimes board approval, and the consent to the transaction of Hightimes’s senior lender, ExWorks Capital Fund I, L.P. In order to consummate the Spannabis acquisition, the Company will be required to extend the closing date beyond May 31, 2019 and raise additional capital or other financing to pay the cash portion of the purchase price. Accordingly, there is no assurance that the Asset Purchase will be consummated.

In addition to the proposed BIG Merger and Spannabis acquisition, Hightimes Holdings intends to seek additional strategic acquisition opportunities that we believe will enhance our brand and increase our revenues.

The Cannabis Industry and Our Market Opportunity

We believe that we have strong economic prospects by virtue of the following dynamics of the industry and our competitive advantages:

●	Expanding Legalization of Cannabis: The growing and dispensing of cannabis for medical use is now legal in 33 states, and 10 states plus the District of Columbia have either legalized or decriminalized cannabis for recreational use. California, believed to be the world’s sixth largest economy, began allowing recreational use of cannabis in early 2018. Despite a conservative political environment in Washington, D.C., support for marijuana legalization in the U.S. appears to be rapidly outpacing opposition. According to a 2018 Pew Research Center survey, public support for the legalization of marijuana in the United States has soared from approximately 12% in 1969 to approximately 62% in 2018.

●	Market Size. Cannabis is the most widely used drug worldwide, both among the general population and youth, with an estimated 192 million past-year users reported in 2016, according to the United Nation’s 2018 World Drug Report . Moreover, the global market in legal cannabis sales is expected to grow to some $146 billion by the end of 2025, according to a report by Grand View Research.

●	Market Leader: Despite a number of competitors entering the cannabis market space, such as Cloud Magazine, Skunk Magazine, Kush Magazine and 420 Magazine, the High Times Group believes that High Times Magazine® still maintains its position as the premier publication and media creator for cannabis related information. Given our 45-year history, we believe that the High Times is the most recognized brand in the cannabis space globally.

7

Our Growth Strategy

Increased Number of Festivals, Events and Competitions: High Times’s vision is to aggressively expand the number of our events, including the Cannabis Cup events. As cannabis rules and regulations change throughout the United States and the world, we believe that the High Times Productions Group will be able to expand its footprint domestically into more states within the United States as well as internationally. We hosted four events in 2016 and hosted a total of twenty-two events in 2017, including nine Cannabis Cups of which two were international. In 2018, we held a total of 14 events, including eight Cannabis Cups, of which one was international, and plan on hosting 28 events across all brands in 2019. On May 2, 2018, the Bureau of Cannabis Control granted us a license to conduct a recreational Cannabis Cup event in the City of Sacramento on the Cal Expo site in California – the first of its kind — which was held on May 4th and 5th of 2018 and was held on April 20th and 21st of 2019. The Company has sponsored other events in California and according to the Bureau of Cannabis Control, has been the largest sponsor in number of events in California.

Expanding Our Digital Publishing Footprint: The demographics on our current digital platform indicates that a majority of our users are millennials (aged 18-34). Increasingly, users are searching for cannabis-related information via Google and other search engines. Given our subject matter expertise and long-standing domain authority, we believe that Hightimes.com continues to appear at the top of search engine results.

New Licensing Opportunities: We believes that as cannabis legalization continues to expand globally, there will be demand for brand differentiation, for which we best positioned to take advantage of.

Our Publications

High Times® Magazine

Since its founding in 1974 as a print publication, High Times Magazine® has written about topics ranging from cultivation and legalization, entertainment and culture, and hard-hitting new exposes on the War on Drugs. High Times Magazine® is a monthly print and digital publication that has been dedicated to furthering the cannabis industry, including educating the public as to the medicinal benefits of cannabidiol (“CBD”) and cannabinoids as well as the recreational uses of marijuana. Hightimes Holding believes that High Times Magazine® is, and has been for a number of years, the preeminent publication source for cannabis information. The High Times Magazine© has featured original works from some of the leading names in counterculture and literature including Truman Capote, Hunter S. Thompson, Charles Bukowski, Andy Warhol and William Burroughs.

The High Times Magazine® publication is approximately 152 pages per issue, of which approximately 50% is consists of advertising. For the 12-month period from January 1, 2017 to December 31, 2017, High Times Magazine® had advertising revenues of $2,409,020, revenues of $339,934 from newsstand sales, revenues of $420,428 from subscriptions, and revenues of $275,021 from product, licensing, royalties and miscellaneous services. For the 12-month period from January 1, 2018 to December31, 2018, High Times Magazine® had advertising revenues of $2,781,867, revenues of $298,414 from newsstand sales, revenues of $306,770 from subscriptions, and revenues of $387,082 from product, licensing, royalties and miscellaneous services.

Our print and on-line publications generate revenue primarily through print and digital advertising sales and through circulation and subscriptions fees generated from the sale of subscriptions to its print and digital products. Advertising revenues are subject to seasonality, with revenues typically being highest in our second fiscal quarter due to the end-of-year holiday season in its main operating geographies.

8

Culture Magazine

Culture Magazine® is a premier cannabis lifestyle magazine, covering news entertainment and lifestyle trends. Founded in 2009, the mission of the publication is to bring readers up-to-date coverage on recreational and medical cannabis news and the people behind cannabis culture. The magazine features exclusive interviews with high-end celebrities as its monthly cover feature. Past cover features have included Snoop Lion, Damian Marley, Jay Leno, Lucy Lawless, Kid Cudi, Henry Rollins, Lily Tomlin, Wiz Khalifa, Kathy Griffin and Melissa Etheridge.

Each month, Culture Magazine® crafts industry-leading lifestyle content that excites and entertains readers across the country. In addition to local, national and national news coverage, regular content includes profiles on medical cannabis patients, advocates and business leaders, features on musicians and artists who advocate for or use cannabis, columns on cannabis law written by local attorneys, a monthly cultivation column written by Ed Rosenthal, strain, edible and concentrate reviews, trusted product reviews, infused recipes, local events for each.

In 2018, annual revenues of Culture Magazine was $1.439 million, of which $0.2 million was in the fourth quarter when the Company took over operations. Culture Magazine has historically relied on its advertising revenues and has been a free magazine to subscribers. We recently began testing a subscription-based service in the fourth quarter of 2018, during which time Culture had total revenues of $850.

DOPE Magazine

DOPE Magazine® is a monthly print and on-line lifestyle publication, dedicated to creating purposeful, relevant conversations to normalize legal cannabis in society. While cannabis remains to be the central theme of our brand, since 2017 the magazine has built a framework of inclusivity when speaking about gender, race, class, politics, family and culture. The term “DOPE” DOPE is an acronym which stands for “Defending Our Plant Everywhere”—which is exactly what the magazine seeks to. DOPE Magazine® was founded in 2011 when it put the inaugural issue into the hands of HEMPFEST attendees in Seattle. Today, DOPE Magazine connects with consumers through distribution of its monthly print magazines, digital platform, social media handles and events.

In 2018, DOPE Magazine® generated annual revenues of $3.355 million. We conducted operations of the magazine in the fourth quarter of 2018, during which time our advertising revenues were $549,472, event revenues were $243,009, and merchandise and other revenues were $25,805. DOPE Magazine® has historically been a free publication. However, we recently began testing subscriptions during the fourth quarter of 2018, during which time we obtained total revenue of $1,357.

BIG Publications

BIG Publications, based in Hollywood, Florida, publishes the Buyers Industry GuideTM, which is an easy to use advertising guide and industry listing designed for the cannabis dispensary and retailer, to reach wholesaler and manufacturer in your Industry.

The publication is organized into categories so retailers can easily find a wide variety of products in any given category. At the end of each category section, there is a quick-reference contact list and a notes page to facilitate the retailers buying experience. BIG is a one of a kind buyers guide, exclusively designed for the buyer. There are no articles, editorials, stories or other distractions to keep the buyer from using this publication for what it is intended for, a true Buyers Guide.

BIG Magazine is published bi-monthly, and issue dates are in February, April, June, August, October and December with two supplemental issues published annually.

In 2018, Buyers Industry GuideTM had approximately 20,000 attendees at its two tradeshows. 2018 Annual revenuess were approximately $1,750,000.

Festival Events

The Cannabis Cup®, produced by the THC Group, has been a leading cannabis trade show, music festival and experiential marketing event, in which people gather at a venue, featuring live musical performances. Participants at these events can participate in the world of cannabis through competitions, instructional seminars, expositions, celebrity appearances, concerts and product showcases. We seek to present our fan base and festival attendees with a unique festival experience that combines live musical performances and cannabis industry trade show presentations, corporate sponsors and vendors.

The THC Group does not dispense or sell cannabis or any derivatives of the cannabis plant that are sold by others at the Cannabis Cup Events. Rather, we seek to highlight the promotion of the THC Group and Cannabis Cup brands through its merchandising efforts and through licensing arrangements. Since 2010, THC Group’s U.S. Cannabis Cup® has been produced and presented at various locations in states that permit the medical and recreational use of cannabis and continues to be hosted at rented third-party venues. Prior to hosting events, THC Group receives all required licensing as may be required under state and local law.

9

During 2018, the Cannabis Cup and other festival events generated approximately $10,184,000 or 69.1%, of the total consolidated revenues of the Hightimes Group, This represented a decrease of approximately $853,000 or 7.7% of total consolidated revenues in 2017.

Following Hightimes Holding’s acquisition of the THC Group in February 2017, we have undertaken measures to further develop the Cannabis Cup Events and other festivals. These efforts include a change in the strategy roll-out of the Cannabis Cup Events and festivals along with a reorganization of the upcoming scheduling for the 2019 season. For the year ended December 31, 2017, the THC Group conducted 15 live events shows including ten Cannabis Cup Events. Events and festivals reported $11.04 million in revenues and a gross profit of $0.68 million. For the year ended December 31, 2018, the Hightimes Group conducted 14 live event shows including eight Cannabis Cup events and festivals and reported $10.18 million in revenues and an operating loss of $2.00 million. We anticipate that in 2019, the THC Group will produce a total of approximately 28 Cannabis Cup Events and other festivals both in the United States and internationally. The Cannabis Cup Events have included artists such as Nas, Damian Marley, Wu-Tang Clan, 50 Cent, Redman and Method Man.

The Company intends to develop and drive traffic and revenues of its events and festivals by dedicating capital and additional corporate resources to target the growing number of cannabis enthusiasts to our events at increasingly sizeable venues. We believe that changing our strategic approach will restore historical financial performance and profitability margins, with the aim of increasing revenues, gross margins and profit above its historical average and peak. As legalization of cannabis for both medical and recreational markets continue to develop, we believe that a strategic shift to larger developed markets and accessibility to sponsor events in higher population density urban locations for our events and festivals will present attractive opportunities.

We typically book artists, secure festival sites, provide for third-party production services, sell tickets and advertise the events to attract fans. We also provide or arrange for third parties to provide operational services as needed such as concessions, merchandising and security.

We earn revenue primarily from the sale of tickets to the Cannabis Cup Events and other festivals, sponsorship revenue, the sale of entry fees into Cannabis Cup competitions, and through general advertising. We pay performing artists at Cannabis Cup and other event under one of several formulas, including a fixed guaranteed amount and/or a percentage of ticket sales or event profits. For each Cannabis Cup Event, we rent a third-party venue. Revenue is generally influenced by the number of events, popularity of musical entertainment, volume of ticket sales, ticket prices and the number of participants in the Cannabis Cup competitions. Event costs such as artist fees and production service expenses are included in direct operating expenses and are typically substantial in relation to the revenue. As a result, significant increases or decreases in promotion revenue do not typically result in comparable changes to operating income.

We also generate revenue primarily from the sale of concessions, parking, premium seating, rental income, venue sponsorships and ticket rebates or service charges earned on tickets sold through our third-party ticketing service providers under ticketing agreements. At our Cannabis Cup Events, we outsource the sale of concessions and we receive a share of the net revenue from the concessionaire, which is recorded in revenue with no significant associated direct operating expenses.

We utilize a sales force that creates and maintains relationships with sponsors through a combination of strategic, international, national and local opportunities that allow businesses to reach customers through the Cannabis Cup and other festival events, including advertising on our websites, co-sponsorship arrangements and commercial vendor booths. We drive increased advertising scale to further monetize the Cannabis Cup and other festival event platform through branded media content, corporate sponsorship and vendor booths. We work with our corporate co-sponsorship clients to help create marketing programs that drive their business goals and connect their brands directly with the Cannabis Cup audiences and fans of the High Times brand. We also work with other commercial businesses operating within the cannabis industry under the Cannabis Cup and other festival event vendor program by providing vendor with tables and trade booths to help drive awareness of the vendor’s business by connecting with the THC Group’s dedicated fan base.

10

While the Cannabis Cup Events operate year-round, we generally experience higher revenue during the second and third quarters due to the seasonal nature of shows at our outdoor festivals, which primarily occur from May through October.

In furtherance of our Cannabis Cup Event expansion plans, pursuant to an Assignment of Lease and Festival Rights, dated August 10, 2017 (the “Bio Cup Agreement”), we acquired from Bio Cup Canada Music Festival Ltd. (“Bio Cup”) the right to conduct a Cannabis Cup Event at a designated venue in Vancouver, British Columbia, that was held between August 23, 2017 and August 27, 2017, as well as future events we may sponsor at such venue. In addition to up to CDN$200,000 of the 2017 festival expenses we agreed to assume, we paid to the stockholders of Bio Cup the sum of $375,000 in the form of a THC Group’s 4% unsecured convertible promissory note due December 31, 2018 (“Bio Cup Note”). The Bio Cup Note is convertible into shares of Hightimes Holding’s Class A Common Stock or shares of our successor-in-interest and must be converted into common stock if the holders of such common stock can immediately sell such shares for at least $375,000 prior to the December 31, 2018 maturity date. Bio Cup also has registration rights pursuant to the Bio Cup Agreement for shares issuable upon conversion of the Bio Cup Note. On April 30, 2019, the parties agreed to extend the maturity date of the Bio Cup Note to June 30, 2019. Furthermore, on April 30, 2019, Bio Cup also agreed to convert the Bio Cup Note and $26,208 of accrued interest into 36,474 shares of Hightimes Holding Class A Common Stock. The Company is currently evaluating whether it would be in the Company’s best interest to continue to sponsor the Bio Cup event and has not finalized negotiations for any Bio Cup Event in 2019 or beyond.

World Cannabis Conference

Feria Del Canamo, S.L., doing business as “Spannabis,” owns and publishes, among other things, a print magazine known as Cannabis Magazine™ and has sponsored and conducted an annual trade show in Barcelona, Spain for the cannabis sector worldwide under the name “World Cannabis Conference” which is one of the world’s largest Cannabis industry events. Billed as part trade show and part research conference, Spannabis has returned to Barcelona for its seventh edition of the celebration in March 2019. The World Cannabis Conference, which hosts scientific, medical and political personalities, as well as relevant agents of the cannabis sector, also includes its own award ceremony crowning the best cannabis and cannabis-related products in the region, attracts tens of thousands of consumers from across the globe annually.

Feria Del Canamo, S.L., the owner of the Spannabis publications and the sponsor of the World Cannabis Conferences believe that it is essential to approach regulation from an international perspective, to analyze in depth the problems experienced by our own country, to approximate the scientific perspective for a better understanding of the potential and viability of standardization, and to understand the medical needs of sick people and the progress that is being made despite restrictions on the sale of cannabis products in many EU countries.

For the year ended December 31, 2017 (the last completed year of financials), Feria Del Canamo, S.L. generated revenues of 2,303,387 Euros (approx. US$2,571,000).

Other Business Opportunities

The Company seeks to license the High Times® and Cannabis Cup® trade names, characters and visual and literary properties to various manufacturers, developers and retailers throughout the world. Branded merchandise is sold by its licensees directly through online distribution channels. We generate revenue primarily from licensing its branded properties, including trademarks and media content, to third parties for use on consumer merchandise. Further, we sell our branded merchandise through its direct to consumer internet shopping sites and e-commerce stores. Significant costs include costs of goods sold and distribution expenses, operating labor and retail occupancy costs, product development and marketing.

Our e-commerce websites currently include 420.com, CannabisCup.com and Hightimes.com, with nearly 4.0 million monthly unique users (74% male, 73% millennials (ages: 18-34)). The 420.com website will be a new on-line store, which High Times Group envisions becoming the “everything store” for cannabis-related products.

Our licensing operations cover a diverse range of products and live event categories. We license the High Times® and Cannabis Cup® brands and properties for use on third-party products or services. High Times Group earns royalties or participate in revenue sharing arrangements with strategic partners, both of which are usually based on a fixed percentage of the wholesale or retail selling price of the products or services.

11

We intend to increase its efforts to leverage the High Times® and Cannabis Cup® brands. High Times Group is in discussions for the development of branding opportunities, which it will seek to structure as a joint venture, partnership, and licensing and royalty agreement.

Below is a sampling of the product licensing, category opportunities the High Times Group is exploring:

●	Licensing to Retail Stores

●	Licensing to Consumption Lounges (formally legalized in California this election cycle)

●	Clothing

●	Rolling Papers

●	Vaporizers

●	Shoes

●	Streetwear

●	Movies, Documentaries and TV: both Historically Scripted and Reality

Intellectual Property

We own the registered trademarks “High Times®” and “Planet Hemp®” and the design for the medical Cannabis Cup. In addition, we also use common law marks that have not been, or due to their nature are unable to be, registered, including without limitation:

●	POT40

●	COUNTRY FAIR CUP

●	POT SHOTS

●	ASK DR. MITCH

●	TRAILBLAZERS

●	S.T.A.S.H. AWARD

●	HIGH FIVE

●	DANNY DANKO

●	FREE WEED WITH DANNY DANKO

●	CULTURE MAGAZINE

●	DOPE MEDIA

12

We generally rely on trademark, copyright and trade secret laws, and employee and third-party non-disclosure agreements to protect its intellectual property and proprietary rights. We currently own trademark protection for our name and logos in the United States, pursuant to certain trademark and copyright applications and registrations worldwide. Further, we also use common law marks that have not been, or due to their nature are unable to be, registered with the Trade United States Patent and Trademark Office. Although we have been granted registered trademarks by the United States Patent and Trademark Office, there can be no assurance that any trademarks or common law marks relied upon by us, if any, will not be challenged in the future, invalidated or circumvented or that the rights granted thereunder or under licensing agreements will provide competitive advantages to the High Times Group.

We are the owner of the intellectual property related to various publication and other visual (including audio visual works and photographs) and written content, which it distributes through the High Times® Magazine and via its digital distribution channels.

There can be no assurance that standard intellectual property confidentiality and assignment agreement with employees, consultants and others will not be breached, that we will have adequate remedies for any breach, or that its trade secrets will not otherwise become known to or independently developed by competitors. Furthermore, there can be no assurance that our efforts to protect our intellectual property will prevent others from unlawfully using its trademarks, copyrights and other intellectual property. Our success depends in part, on its continued ability to license its intellectual property. An inability to continue to preserve and protect its intellectual property would likely have a material adverse effect on its business, operating results or financial condition.

Properties

Effective December 1, 2017, the Company entered into a sublease with the term ending December 2, 2021 of approximately 10,000 square feet of office space at 10990 Wilshire Boulevard, Los Angeles, CA 90024 at a monthly rental of $10,000 plus allocated shared costs. Effective January 1, 2018 the prior agreement with Here Publishing Inc. (Pride Media Inc.) was superseded with a new cost sharing agreement for the office space. The monthly base rent of $49,603and other common costs are to be allocated based on the month end headcount of the two companies. The current allocation for Trans-High Corporation is 38.6%. Parking costs are based on actual costs of spaces used by the Trans-High Corporation employees. The use of the office and cost sharing agreement continues on a month to month basis per Pride Media Inc.’s option. The lessor is Here Publishing, Inc. (Pride Media, Inc.), a corporation controlled by Adam E. Levin, the Executive Chairman of the Company (See “Related Party Transactions”).

In November 2017, Trans-High Corporation assumed the lease at 120 West 45th street, Unit #15.10 (approximately 2,550 sq. ft.), New York, New York 10036 from PlanetOut Inc. that terminates on February 29, 2024. This transfer of the lease to Trans-High Corporation was part of Oreva Capital’s (a corporation controlled by Adam E. Levin, the Executive Chairman of the Company) purchase of Pride Media Inc. The monthly base rent is $15,787 and escalates at a rate of 3% per annual term each April 1st plus an additional $744 monthly charge for utilities. In addition, as part of the lease the Company assumed the balance of the leasehold improvement loan of $130,500 that is paid at a rate of $1,740 over the life of the lease.

In July 2018 the Company entered into a capital lease for a Ricoh printer for the New York office located at 119 W 24th Street, New York, New York 10011. The lease became effective when the printer was delivered and put into operations in October 2018. The lease is for 60 months with a term date of September 30, 2023, at a monthly payment of $1, with quarterly payments for usage.

Trans-High leases approximately 1,000 square feet of executive offices and production space at 119 West 24th Street – 2nd Floor, NY, NY 10011 under a month-to-month agreement directly with the landlord at a monthly rate of $16,900.

In October 2018, as part of the Wilshire & Veteran Media Corp acquisition of the assets of Dope Media LLC asset purchase, the Company assumed the lease of approximately 7,600 sq. ft. at 203 Sixth Avenue North Building, Suite 200, Seattle, Washington 98102. The monthly base rent is $16,696 and escalates June 1st by approximately 4% with a termination date of May 31, 2021.

In October 2018 as part of the Culture Pub, Inc. asset purchase of Culture Magazine, we assumed a month-to-month lease of approximately 2,200 sq. ft. with a base rent of $2,100 per month at 2175 Sampson Avenue, Units 118/119, Corona, CA 92879. In March 2019, the company entered into a 12-month lease with a base rent of $2,376 plus $193 for common costs per month. The lease terminates February 29, 2020.

13

Government Regulation and Federal Policy of Cannabis

The possession, consumption, production and sale of cannabis is illegal under U.S. federal law. Nonetheless, a number of states have decriminalized cannabis to varying degrees and other states have created exemptions specifically for medical cannabis. Ten states (including Alaska, California, Colorado, Maine, Massachusetts, Nevada, Oregon and Washington) have legalized the recreational use of cannabis. Those states as well as 33 other states and the District of Columbia have some type of legal status for medicinal cannabis. Variations in laws exist among states that have legalized, decriminalized or created medical cannabis exemptions. In the other states, the cultivation of cannabis for medicinal or personal use continues to be prohibited except for those states that allow small-scale cultivation by the individual in possession of medical cannabis needing care or that person’s caregiver. While the Company has been operating long before any state legislation, the active enforcement of state laws that prohibit personal cultivation of cannabis could have a material adverse effect on the business, reputation, results of operations, and financial condition of the High Times Group. Furthermore, as federal law criminalizing the use of marijuana preempts state laws that legalize its use, strict enforcement of federal law regarding marijuana could result in our inability to continue to execute on certain aspects of our business plans.

Under the federal Controlled Substance Act (“CSA”), the policies and regulations of the federal government and its agencies are that cannabis (marijuana) is a Schedule 1 Controlled Substance that is addictive and has no medical benefit. Enforcement of the CSA, including as it relates to cannabis, is subject to prosecutorial discretion and available resources. In the case of cannabis, and particularly in light of the growing legalization of cannabis at the state level, enforcement of the CSA is uncertain and could change rapidly, leaving businesses such as the High Times Group hard pressed to react and operate their businesses.

While cannabis is presently considered a Schedule 1 Controlled Substance under federal law, in 2017 Congress enacted an omnibus spending bill which included a provision prohibiting the U.S. Department of Justice (which includes the Drug Enforcement Administration) from using funds appropriated by the spending bill to prevent states from implementing their cannabis laws. This provision was effective only until September 30, 2017 and was subsequently renewed by Congress in 2018. In order to extend the prohibition, it must be specifically included in the fiscal year 2018 Commerce, Justice, and Science (CJS) Appropriations bill. In USA vs. McIntosh, a 2016 decision, the United States Court of Appeals for the Ninth Circuit held that this provision prohibits the U.S. Department of Justice from spending funds from relevant appropriations acts to prosecute individuals who engage in conduct permitted by state cannabis laws and who strictly comply with such laws. However, the Ninth Circuit’s opinion, which only applies to the states of Alaska, Arizona, California, Hawaii and Idaho, also held that persons who do not strictly comply with all state laws and regulations regarding the distribution, possession and cultivation of cannabis have engaged in conduct that is unauthorized, and in such instances the U.S. Department of Justice may prosecute those individuals. As a result, if Congress fails to include the provision prohibiting the U.S. Department of Justice from using funds appropriated by that bill to prevent states from implementing their cannabis laws, and the federal government decides to strictly enforce federal law with respect to cannabis operations, the High Times Group may have difficulty or may be unable to operate all or aspects of its business.

In April 2019, a group of bipartisan lawmakers, consisting of 26 initial sponsors in the U.S. House of Representatives and 10 U.S. Senators, introduced the Strengthening the Tenth Amendment Through Entrusting the States Act (also known as “STATES Act”) which, if passed, would amend the Controlled Substances Act to protect persons who are acting in compliance with state cannabis laws from federal prosecution, thus creating a more permanent solution to compliance with federal laws. Thus far, President Trump has voiced support for a prior, similar version of the STATES Act. Furthermore, recently appointed U.S. Attorney General William Barr indicated in his confirmation hearings that he would take a hands-off approach toward state-legalized cannabis businesses.

Even if the STATES Act passes both houses of Congress and is signed into law by the President, the sale of marijuana will still remain a Schedule 1 Controlled Substance under the CSA and illegal in those states which have not passed permissive legislation on the production, sale and distribution of cannabis for either or both recreational or medical purposes. In addition, it is unclear to what extent that the STATES Act would improve the ability of cannabis growers, dispensaries and distributors to open bank accounts and otherwise engage in traditional banking activities. It has been reported that only one in 30 banks and credit unions will accept deposits and open accounts from such businesses, although another bill, entitled the SAFE Banking Act is pending before Congress which, if enacted, could conceivably exempt banks from liability for doing business with cannabis industry participants in those states which permit such activities. There can be no assurance that either the STATES Act or the SAFE Banking Act will be enacted into law.

While the High Times Group believes that legalization trends are favorable and create a compelling business opportunity for early movers, there is no assurance that these trends will continue or be realized, that existing limited markets will continue to be available or that any new markets for cannabis and related products will emerge for the High Times Group. The business plan of the High Times Group is based on the premise that cannabis legalization will expand, that consumer demand for cannabis will continue to exceed supply for the foreseeable future, and that consumer demand for cannabis for medical and recreational uses will grow as it becomes legal to possess and use it and its derivative products, such as oils and certain food items. There is no assurance that this premise will prove to be correct or that the High Times Group will be generate increasing revenues or profits in the future. Moreover, if cannabis legalization is scaled back or reversed at the state level, or if the federal government increases its regulation and prosecution of cannabis-related activities, the ability of the High Times Group to generate revenue and profit could materially and adversely impacted.

14

Legal Proceedings

The THC Group is involved in a pending litigation in New York State Supreme Court with a former employee who alleges that Trans-High breached his employment agreement and seeks damages of $6,000,000. THC Group has counterclaimed against the former employee. The dispute is in the discovery stage. The High Times Group believes that it has valid defenses and intends to vigorously defend this action.

In addition, our subsidiary, High Times Productions, Inc. (“Productions”) is involved in a pending litigation in California state court pursuant to which an individual with disabilities brought suit against Productions and the California Exposition and State Fair (“Cali Expo”) as a result of alleged violations of the Americans with Disabilities Act and related federal and state statutes. The plaintiff in this action alleges that Productions and Cali Expo failed to provide adequate accommodations for people with disabilities at the High Times Cannabis Cup Event held on May 4 and 5, 2018 at the Cali Expo Fairgrounds in Sacramento, CA. Productions is scheduled to file initial motion papers by November 21, 2018 opposing plaintiff’s request for preliminary injunction.

On September 25, 2018, the Company entered into an amendment to the asset purchase agreement with Southland and Culture Pub. Pursuant to the amendment, the parties agreed to consummate the acquisition of the Culture assets effective as of October 1, 2018. In addition, the parties agreed to extend the contractual deadline by which the Company must consummate a Hightimes Liquidity Event until December 1, 2018. The amendment provided that in the event the Company failed to complete a Hightimes Liquidity Event by December 1, 2018, the Company would, at the option of Southland, be required to issue a promissory note to Southland by December 15, 2018 in the amount of $2,000,000 (the “Southland Note”), which Southland Note was to be issued in lieu of 370,370 shares of the Company’s Class A Common Stock. Inasmuch as we did not consummate the Liquidity Event by December 1, 2018, on November 26, 2018, Southland notified Hightimes that it would elect to accept the Southland Note in lieu of Hightimes common stock. The Southland Note bears interest at the rate of 6% per annum and is payable in four installments of $250,000 each due March 15, 2019, June 15, 2019, September 15, 2019 and December 15, 2019 with a final $1,000,000 payment due on March 15, 2020. The Company did not issue the Southland Note to Southland following its demand or pay the first $250,000 installment under the Southland Note that was due on March 15, 2019. Accordingly, on March 27, 2019, Southland commenced a legal action in the Superior Court of Los Angeles to compel the Company to issue the Southland Note and make payment of the $250,000 installment that was due on March 15, 2019.

Hightimes Holding did not deliver the Southland Note to Southland as our senior secured lender, ExWorks Capital Fund I, L.P., has not, as yet, agreed to permit Southland to obtain a security interest on any of our assets. Hightimes Holding believes it has meritorious defenses to the delivery of the Southland Note and any other claims of Southland. We filed an answer to the Southland legal action on May 15, 2019 and, although we are seeking to resolve this issue, nonetheless, there is no assurance that we will be able to reach a favorable settlement of this dispute. An adverse decision in the litigation could have a material adverse effect on our business and future prospects.

Other than the above, from time to time we become the subject of litigation that occurs in the ordinary course of business. To date, no pending or threatened litigation involves a federal or state governmental agency.

Terms of the Acquisition of the High Times Group.

On December 27, 2016, Hightimes Holding entered into a stock purchase agreement, which was superseded in its entirety by the amended and restated stock purchase agreement, dated February 14, 2017, by and among Hightimes Holding, THC and the stockholders of THC. Pursuant to the agreement, Hightimes Holding Corp. agreed to purchase 100% of the capital stock of THC and its subsidiaries. The acquisition was consummated effective February 14, 2017. The purchase price was $42,200,000, plus 7,723,463 shares of Class A Common Stock of Hightimes Holding to represent at closing 40% of its fully diluted Class A Common Stock, as defined in the stock purchase agreement. The $42,200,000 portion of the purchase price was paid at closing by $12,200,000 in cash, which included approximately $1,200,000 used to retire High Times Group debt to a subordinated lender, plus three-year installment 8% purchase notes payable to the stockholders of THC aggregating $30,000,000 (the “Purchase Notes”). In addition to the $30,000,000 of Purchase Notes, at closing the $12,200,000 of cash payments were paid as follows: (a) $10,904,000 to the former THC stockholders, (b) $1,121,000 was paid to retire a note payable of THC, and (c) $175,000 was paid by Hightimes Holding to the former THC legal counsel.

15

Hightimes Holding financed the closing cash payment and the working capital to acquire the THC Group, through approximately $6,383,000 contributed to Hightimes Holding by 58 accredited investors in consideration for an aggregate of 4,974,134 shares of Class A Common Stock, and a $7,500,000 senior secured debt facility (the “Senior Secured Debt”) provided by ExWorks to Hightimes Holding and each of the members of the High Times Group, as borrowers. Following the THC Group closing, Hightimes Holding has continued to raise funds selling an additional 1,395,373 shares of Class A Common Stock for approximately $5,215,497. As of July 5, 2018, total financing through accredited investors totaled approximately $11,598,948 in consideration for an aggregate of 6,369,514 shares of Class A Common Stock.

The original $30,000,000 of Purchase Notes were and remain fully subject and subordinated to the Senior Secured Debt but were secured by a subordinated pledge by Hightimes Holding of the acquired Trans-High capital stock. Interest on the Purchase Notes at the rate of 8% per annum accrued until August 28, 2017. Thereafter, the Purchase Notes were payable in quarterly installments of $1,500,000, commencing August 28, 2017, with final payment of $16,500,000 due on February 28, 2020.

Under the terms of the stock purchase agreement, upon the occurrence of a “Conversion Event,” all of the then outstanding Purchase Notes were to automatically (and without any further action or consent on the part of the holders of the Purchase Notes) convert into shares of Hightimes Holding non-voting Class B Common Stock. A “Conversion Event” is defined as:

(a) Hightimes Holding or another “Issuer” (resulting from a merger or sale of control) listing its Class A Common Stock and Class B Common Stock (collectively, “Common Stock”) for trading on any one of the following security exchanges or inter-dealer quotation systems: (i) the NASDAQ Stock Market LLC (including the NASDAQ Capital Market), (ii) the New York Stock Exchange, (iii) the OTC Markets QX Exchange, or (iv) Toronto Stock Exchange (each a “Qualified Stock Exchange”); and

(b) the “market value” (defined as the total number of outstanding shares of Company Common Stock multiplied by the initial offering price of our Class A Common Stock) at the time of the initial listing on a Qualified Stock Exchange being equal or greater than $11,000,000.

The conversion price of the Purchase Notes was to be equal to the closing day market price of the Class A Common Stock listed on a Qualified Stock Exchange.

Subsequent to the issuance of the Purchase Notes, we entered into a series of agreements with the holders of such Purchase Notes as a result of which approximately $22.5 million of such Purchase Notes were converted into shares of Class A Common Stock at a conversion price of $11.00 per share. An additional $3.046 million of such Purchase Notes will also be converted into shares of Class A Common Stock at a conversion price of $11.00 per share at such time as our shares are quoted or listed for trading on the OTCQX Market or other securities exchange. See “Item 5. Interest of Management and Others in Certain Transactions – Agreements with Holders of Purchase Notes” elsewhere in this Annual Report.

Our Senior Secured Financing

To partially finance the High Times Group acquisition, Hightimes Holding, Trans-High and each of the other members of the High Times Group, as borrowers, executed a loan and security agreement with ExWorks Capital Fund I, L.P. (“ExWorks”), dated as of February 28, 2017 (the “Senior Loan Agreement”). At the closing of the acquisition of the High Times Group, ExWorks funded $7,500,000 to Hightimes Holding and the other borrowers. Under the terms of the Senior Loan Agreement, interest is payable monthly at the rate of 15% per annum, with principal installments of $100,000 per month payable commencing in September 2017 and the entire outstanding balance of the loan was due and payable on February 28, 2018. The loan is secured by a first priority lien and security interest on all tangible and intangible assets of Hightimes Holding and the High Times Group, and all payments to the Trans-High stockholders under the Sellers Purchase Notes are fully subject and subordinated to the rights of ExWorks and its first lien on the assets of the borrowers. When the loan matures, ExWorks is entitled to an additional fee of $1,200,000. ExWorks also received a warrant, exercisable for nominal consideration ($0.001 per share), commencing six months form the closing of the loan, to purchase shares of Class A Common Stock, representing 2.75% of Hightimes Holding “Class A Common Stock Deemed Outstanding.” The term “Class A Common Stock Deemed Outstanding” means, in substance, all outstanding shares of Class A Common Stock outstanding immediately prior to the Public Offering and all shares issuable upon conversion of outstanding convertible securities and exercise of outstanding options immediately prior to the Public Offering, excluding any Class A Common Stock or other securities issued in connection with any private financing or acquisitions.

On August 25, 2017, pursuant to the First Amendment to the ExWorks Loan Agreement, ExWorks granted Hightimes Holding an option, exercisable at any time on or before January 29, 2018, to extend the maturity date of the ExWorks loan to August 28, 2018. If we elected to exercise the option, we would have been obligated to pay ExWorks an additional fee (in addition to the $1,200,000 fee) of $600,000 and issue a second warrant to ExWorks to purchase shares of Class A Common Stock representing 1.375% of Hightimes Holding Class A Common Stock Deemed Outstanding. On the signing of the third amendment on February 8, 2018 (as set forth below) the option right to extend the First Amendment was retired with no additional success fee charged or warrant issued.

16

As of October 31, 2017, ExWorks and the High Times Group entered into a Second Amendment to the ExWorks Loan Agreement pursuant to which ExWorks agreed to loan up to an additional $4,000,000 to the Hightimes Group, thereby increasing the outstanding principal amount of the Indebtedness owed to ExWorks to $11,500,000. The Company used $2,754,000 of the proceeds of the additional loan advance to make the installment payment of principal and accrued interest that was due on August 28, 2017 to the Purchase Noteholders.

At the same time, as of October 31, 2017, the parties restated the prior $7,500,000 note payable to ExWorks by issuing to ExWorks a maximum $11,500,000 senior secured note that was due and payable on February 28, 2018, subject to extension at our option as set forth above. The restated note was convertible at any time prior to the maturity date at the option of ExWorks into Class A Common Stock of Hightimes Holding or upon consummation of the Origo Merger (whether or not the note was previously converted) into Origo Shares. The conversion price was the lower of: (i) 100% of the initial per share offering price per share sold to the public in the Public Offering, or (ii) 90% of the per share valuation to Company stockholders in connection with the Origo Merger, or (iii) 90% of the consideration paid per share by any third party in connection with a Sale of Control of Hightimes Holding and its subsidiaries. In consideration for the loan increase, the Company issued to ExWorks 39,351 shares of Class A Common Stock, paid a $25,000 due diligence fee, and agreed upon payment of the loan (in addition to the $1,200,000 success fee provided in the original loan agreement) to pay ExWorks an additional $300,000 Success Fee. Upon completion of the Public Offering, the ExWorks note would be convertible, at the option of the holder, into 1,313,131 additional shares of Class A Common Stock of Hightimes Holding.

On February 8, 2018, ExWorks and the Hightimes Group entered into a Third Amendment (the “Third Amendment”) to the ExWorks Loan Agreement. Pursuant to the Third Amendment (a) ExWorks increased the outstanding principal amount of the loan to the Hightimes Group by $1,500,000 from $11,500,000 to $13,000,000, (b) revised the maturity date to February 28, 2020, (c) Hightimes Holding issued to ExWorks an additional five-year warrant to purchase an additional 2.25% of Hightimes Holding Class A Common Stock Deemed Outstanding at an exercise price of approximately $5.47 per share (with the final purchase price to be determined at time of exercise), which would be determined by dividing $135,000,000 by the Class A Common Stock Deemed Outstanding, and (d) we increased the success fee payable to ExWorks under the prior loan agreement from $1,500,000 to $2,800,000; provided, that to the extent that the ExWorks loan remains outstanding after February 28, 2019, such fee is subject to increase by an amount equal to 10% of the then-outstanding debt owed to ExWorks. Under the Third Amendment to the ExWorks Loan Agreement, we will be obligated to meet certain financial covenants including maintaining cash and immediately marketable securities equal to our then-outstanding debt after February 28, 2019.

On June 4, 2018, ExWorks agreed that upon the first to occur of the completion of the Public Offering and listing or trading of our Class A Common Stock on any one of NASDAQ, the NYSE American, the OTC Market or the Canadian Securities Exchange, it would exercise both the February 2017 Warrant and the February 2018 Warrant. Based on our Class A Common Stock Deemed Outstanding immediately prior to the Public Offering, exercise of such Warrants would entitle ExWorks to purchase a total of 1,235,662 shares of our Class A Common Stock and pay an average weighted exercise price of $2.46 through a $3,042,818 reduction of the principal amount $16,000,000 Note owed by us and our consolidated subsidiaries to ExWorks.

On August 14, 2018, ExWorks and the Company entered into a Fourth Amendment (the “Fourth Amendment”) to the ExWorks Loan Agreement effective as of July 27, 2018. Pursuant to the Fourth Amendment (a) ExWorks increased the outstanding principal amount of the loan to the Borrowers by $1,200,000 from $13,000,000 to $14,200,000. The additional principal amount of $1,200,000 plus a $60,000 amendment fee was due and payable on or before August 10, 2018.

On August 31, 2018, ExWorks and the Company entered into a Fifth Amendment to the loan and security agreement whereby ExWorks agreed to extend the date under which the $1,200,000 advance provided in the Fourth Amendment was due and payable to September 14, 2018. On September 20, 2018, the repayment of the additional principal advance and the $60,000 amendment fee was paid, thereby reducing the principal indebtedness owed under the ExWorks loan to $13,000,000.

On September 21, 2018, ExWorks and the Company entered into a Sixth Amendment to the loan and security agreement whereby ExWorks made an additional loan advance of $1,000,000 to the company, due December 31, 2018, to facilitate the DOPE Publication acquisition. At that time, ExWorks received a new Senior Secured Convertible Promissory Note in the principal amount of $14,000,000.

As stated above, (a) at the time of the February 2017 initial closing of the ExWorks loan, we issued to ExWorks a warrant to purchase 2.75% of our Class A Common Stock Deemed Outstanding at an exercise price of $0.01 per share (the “February 2017 Warrant”), and (b) in connection with the February 2018 Third Amendment to the loan agreement, we granted ExWorks a second warrant to purchase an additional 2.25% of our Class A Common Stock Deemed Outstanding at an exercise price of $5.47 (the final purchase price is to be determined on day of exercise) per share (the “February 2018 Warrant”). Such exercise price was calculated by dividing $135,000,000 by the Class A Common Stock Deemed Outstanding immediately prior to the completion of the Public Offering.

17

On November 15, 2018, ExWorks and the Company agreed that the Exworks warrants would be exercised simultaneous with Hightimes Holding’s listing or quoting of its Class A Common Stock on an approved market, such as NASDAQ, the OTCQB or OTCQX. If and when the warrants are exercised, the exercise price of both warrants will be used to pay off a portion of our indebtedness to ExWorks. Had the warrants been exercised on as of December 31, 2018, a total of 1,270,869 shares of Class A Common Stock would have been issued to ExWorks and the blended exercise price of $2.39 per share would have been used to reduce the ExWorks note by $3,043,731.

On March 31, 2019, ExWorks and the Borrowers entered into a Seventh Amendment to the Loan and Security Agreement whereby ExWorks waived certain covenant defaults under the loan agreement, as amended, and advanced an additional $2,000,000 to the Borrowers, of which $1,000,000 retired unpaid accrued interest and fees and the balance is available as working capital. As a result, the current outstanding principal balance of the ExWorks loan is now $16,000,000.

Inclusive of fees and accrued interest payable on the February 28, 2020 maturity date, or earlier if we are able to prepay the current $16,000,000 principal balance ExWorks convertible note, plus $2,800,000 in success fees which are due to ExWorks. Assuming the warrants are exercised based on the December 31, 2018 pricing, we will be obligated to pay ExWorks not less than $15,756,269 (inclusive of its success fee). There is no assurance that ExWorks will agree to convert all or any part of the ExWorks convertible note into shares of Class A Common Stock, or that we will be successful in refinancing or otherwise retiring the ExWorks loan either prior to the February 28, 2020 maturity date. In addition, we are currently in default of a financial covenant contained in the ExWorks loan agreement and are seeking a waiver of such default. Although we will seek to ameliorate certain of the risks of default under our outstanding indebtedness and obtain additional working capital to achieve our business goals, there can be no assurance that the High Times Group will be able to raise any meaningful net proceeds from additional sources following our Public Offering in amounts needed to reduce our indebtedness to ExWorks and provide necessary expansion and working capital. See “Risk Factors” on page __ of this Annual Report.

Agreements with iHeart Media and Affiliate

On September 26, 2018, Hightimes Holding entered into an advertising agreement with iHeart Media + Entertainment, Inc., a Nevada corporation (“iHeart”). Under the terms of the advertising agreement iHeart committed to provide Hightimes with a minimum of $5,000,000 of iHeart advertising media inventory within the United States (collectively, the “iHeart Ad Inventory”), in consideration of the issuance by Hightimes Holding to Broader Media Holdings, LLC, a Delaware limited liability company and an affiliate of iHeart (“BMH”), of the BMH Note (defined below). The advertising agreement also contemplates that the parties may agree upon additional advertising media inventory purchases by Hightimes of an additional $5,000,000 in the aggregate (each, an “Additional iHeart Ad Inventory Tranche”), in consideration of an equal increase in the principal amount of the BMH Note, up to a maximum $10,000,000 in total (excluding the Cash Purchases). Hightimes utilized the Ad Inventory to publicize both its ongoing business and its pending maximum $50.0 million Regulation A+ initial Public Offering.

In consideration for the purchases of the iHeart Ad Inventory, the Company issued to BMH an 8% convertible note due on September 26, 2020 (the “BMH Note”), with an initial principal amount of $5,000,000, which since increased to a maximum of $10,000,000 in consideration of iHeart’s providing the Company with additional iHeart Ad Inventory Tranches equal in amount to the amount of such increase in principal amount of the BHM NOte. However, upon completion of the Hightimes Pubic Offering, provided that a minimum of $15,000,000 of gross proceeds are raised and Hightimes Class A voting common stock trades on an “Approved Securities Market” (as defined in the convertible BMH Note), all iHeart Ad Inventory purchased and the entire outstanding amount of the BMH Note shall automatically convert into shares of Hightimes Class A common stock at a conversion price equal to the volume weighted average closing prices, as traded on such Approved Securities Market for the 10 trading days immediately following completion of the Hightimes Public Offering.

As of May 10, 2019, Hightimes Holding has received an aggregate of $15,207,038 of net gross proceeds from its Public Offering, and we have met the $15,000,000 minimum threshold of such Public Offering to cause the $10,000,000 BMH Note automatically convert into Hightimes Class A Common Stock.

Agreement with Spectrum King

On September 11, 2018, Hightimes entered into an agreement with Spectrum King, LLC, pursuant to which Hightimes has licensed to Spectrum the right to use the HightimesTM name, logo and brand in connection with the marketing and distribution of all Spectrum products and granted Spectrum over a period of three years an aggregate of $1,500,000 worth of advertising credits in the Hightimes print and internet magazines and at all festivals sponsored by Hightimes. In consideration, Hightimes received eleven units of Spectrum membership interests, representing 9.9099% of Spectrum's outstanding equity.

Spectrum does business as “SPECTRUM KING LED,” and specializes in designing, manufacturing and selling high-end LED grow lights for indoor and greenhouse applications targeting all variety of growing industries, such as cannabis, leafy greens, tomatoes, ornamental plants and other plants and vegetables.

Our Stock Split

At the time of the March 1, 2017 closing of the Trans-High acquisition (after giving retroactive effect to our 1.9308657-for-one forward stock split consummated as of January 15, 2018), Hightimes Holding had 18,705,121 shares of its Class A Common Stock issued and outstanding. Between March 2017 and the date of this Annual Report, and not including the shares sold in our Regulation A+ Public Offering, Hightimes Holding issued an additional 1,660,325 shares of Class A Common Stock to investors, issued 577,651 shares of Class A Common Stock to Green Rush Daily, LLC, issued 39,351 shares of Class A Common Stock to ExWorks upon the execution of the amendment to increase loan principal in October 2017 and granted options to purchase up to 1,803,467 shares of Class A Common Stock (which number represents the amount of currently vested options).

The Hightimes Public Offering

On July 26, 2018, the SEC approved Hightimes Holdings Regulation A+ Public Offering (the “Public Offering”) of up to 4,545,455 shares of Hightimes Holding Class A Common Stock at an initial offering price of $11.00 per share. The Public Offering commenced in July 2018 and through April 30, 2019, Hightimes Holding has received subscriptions and payment for a total of 1,382,458 shares of its Class A Common Stock sold at $11.00 per share from 23,197 shareholders and raised an aggregate of $15,207,038 of net gross proceeds. We intend to keep the Public Offering open through as late as June 30, 2019, although Hightimes Holding reserves the right to terminate the Public Offering at any time prior to June 30, 2019.

Our Public Offering is based on a $225,000,000 valuation of the outstanding shares of Class A Common Stock of Hightimes Holding as of the July 26, 2018 date of the SEC’s approval of our offering circular. Such $225,000,000 valuation and the $11.00 per share Offering Price of the Class A Common Stock had been arbitrarily determined by Hightimes Holding and is not based on book value, assets, earnings or any other recognizable standard of value.

Origo Merger Transaction

On July 24, 2017, Hightimes Holding entered into an agreement and plan of merger, as amended (the “Origo Merger Agreement”), with Origo Acquisition Corp., a special purpose acquisition corporation (“Origo”). On July 31, 2018, the Company and Origo terminated the proposed merger (the “Origo Merger”) contemplated by the Merger Agreement.

18

Our Corporate Structure

The following chart sets forth the current corporate structure:

19

Our Fully-Diluted Equity.

The following table sets forth the number of shares of Hightimes Holding Class A Common Stock to be owned by (a) the current holders of Class A Common Stock, (b) holders of Purchase Notes, (c) the holder of warrants to purchase Class A Common Stock, (d) ExWorks as holder of a $16,000,000 senior secured note that is convertible into Class A Common Stock, (e) Bio Cup Music as the holder of a $375,000 note that is convertible into Class A Common Stock, (f) holders of fully vested stock option grants (the “Stock Options Granted”), (g) Broader Media Holdings as holder of a $10,000,000 note convertible into Class A Common Stock, (h) shares of Class A Common Stock used to purchase Dope Media assets, (i) shares of Class A Common Stock used to purchase Culture Magazine assets, (j) Gemini Finance Corp. as the holder of $560,000 note that is convertible into shares of Class A Common Stock, and (k) investors in the Public Offering through April 30, 2019.

Holders of Class A Shares	Number of Shares
Existing holders of Class A Common Shares (1)	23,160,716
Holders of Hightimes Holding Purchase Notes (1)	276,909
Investors in the Regulation A+ Public Offering (2)	1,382,458
Stock Options (3)	3,205,122
Holders of BioCup Note (4)	36,360
Holders of Hightimes Holding Purchase Note Warrants (5)	264,945
RSU Grants (6)	575,500
Broader Media Holdings Convertible Note (7)	943,232
Holders Hightimes Holding Warrant #1 (8)	709,384
Holders Hightimes Holding Warrant #2 (9)	580,405
ExWorks Convertible Note (10)	1,177,944
Gemini Finance Corp Note (11)	52,210
Total	32,404,285

(1)

Includes 1,534,091 shares of Class A Common Stock issued in 2018  to former holders of $22,500,000 of Purchase Notes (discounted by 25% to $16,875,000), upon conversion of such discounted Purchase Notes at a conversion price of $11.00 per share.  Also includes an additional 276,909 shares to be issued upon conversion of an additional  $3,046,000 principal amount of Purchase Notes being converted into Class A Common Stock at a conversion price of $11.00 per share simultaneous with the exercise of the ExWorks warrants referred to in footnotes (8) and (9) below.

(2)	Total funds received in the Regulation A+ Public Offering through April 30, 2019 was $15,207,038 from the sale of 1,382,458 shares of Class A common stock sold at an offering price of $11 per share. This number is subject to change pending sales of additional shares in the Regulation A+ Public Offering and compliance clearing adjustments.

(3)	Stock Options granted and effective as of March 31, 2019 was 3,205,122 options of which 1,044,093 options had vested.

(4)	Bio Cup Music Convertible Note consisting of $375,000 note plus $24,965 of interest as of March 31, 2019, converting at $11 per share.

(5)	Represents 18 month warrants exercisable at $11.00 per share issued to former holders of Hightimes Holding Purchase Notes in consideration for waiving $2,914,395 of accrued interest previously payable in the form of 264,945 shares of Class A common stock.

(6)	Represents 500,000 restricted stock units (“RSU”) awarded to Kraig G. Fox, Chief Executive Officer, and 75,000 restricted stock units awarded to Neil Watanabe, Chief Operating Officer and Chief Financial Officer.

(7)

Assumes Broader Media Holdings (an affiliate of iHeart Media) converts a $10,000,000 convertible note plus $375,556 in interest, as of March 31, 2019, into Class A Common Stock at an assumed conversion price of $11 per share. Under such note, the conversion price may be increased or decreased (and the number of conversion shares adjusted) based on the volume weighted average price per share during the initial ten trading days of such shares.

(8)	Warrant exercise exercisable for 2.75% of the shares of Class A Common Stock issued at the time of exercise in accordance with the Deemed Issue calculation as of March 31, 2019.

(9)	Represents a Warrant exercisable for 2.25% of shares of Class A Common Stock issued at the time of exercise in accordance with the Deemed Issue calculation as of March 31, 2019.

(10)	Shares issuable under $16,000,000 principal amount (less warrant conversion proceeds estimated at $3,042,612) ExWorks convertible note convertible at 100% of per share Public Offering price of $11.00 per share

(11)	Gemini Finance Corp Convertible Note consisting of $560,000 note plus $14,311 of interest as of March 31, 2019 converting at $11 per share at such time as Hightimes Holding Class A Common Stock commences trading on the OTCQX Market or another securities exchange.

20

Implications of Being an Emerging Growth Company

Hightimes Holding Holing Corp. qualifies as an “emerging growth company” as defined in the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

●	only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	reduced disclosure about our executive compensation arrangements;

●	no non-binding advisory votes on executive compensation or golden parachute arrangements; and

●	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of the Public Offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this Annual Report. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. In addition, we may delay the adoption of certain accounting standards and, therefore, will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

ITEM 1A. RISK FACTORS

Cautionary Statements

The discussions and information in this Risk Factors section may contain both historical and forward-looking statements. To the extent that this Annual Report contains forward-looking statements regarding the financial condition, operating results, business prospects, or any other aspect of our business, please be advised that our actual financial condition, operating results, and business performance may differ materially from that projected or estimated by us in forward-looking statements. We have attempted to identify, in context, certain of the factors we currently believe may cause actual future experience and results to differ from our current expectations.

Risks Relating to Our Business

The net income of High Times Group has declined between 2014 and 2017, and the High Times Group also incurred a significant net loss for the twelve months ended December 31, 2018, which may make it difficult for investors to predict future performance based on current operations.

During the four-year period from 2014 to 2017, the net income of THC and its subsidiaries declined from $3,421,592 in 2014 to a net loss of ($24,694,206) in 2017, although $8,430,000 of the net loss for the year ending December 31, 2017 resulted from stock compensation charges. For the year ended December 31, 2018, the consolidated net loss of the Company and direct and indirect subsidiaries was ($41,267,794), which was comprised of a loss from operations of ($27,498,000), a loss of ($17,492,000) from non-cash charges in respect of advertising credits, impairment of intangibles, depreciation and amortization, and non-cash stock compensation charges. The High Times Group has forecasted a significant reduction in its operating loss for the 2019 fiscal year and expects to make a profit from operations beginning in the 2020 fiscal year. . Nonetheless, any forecasts the High Times Group makes about its operations may prove to be inaccurate.

The High Times Group must, among other things, determine what constitutes appropriate risks, rewards, and level of investment in its publications and events, respond to economic and market variables outside of its control, respond to competitive developments and continue to attract, retain and motivate qualified employees. There can be no assurance that the High Times Group will be successful in meeting these challenges and addressing such risks and the failure to do so could have a could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. As a result of these risks, challenges and uncertainties, the value of the High Times Group could be significantly reduced or completely lost.

21

The independent public accounting firm for the High Times Group has issued a “going concern” opinion.

The ability of the Company to continue as a going concern depends in large measure upon its ability to cause such creditors or their affiliates to convert indebtedness to shares of Class A Common Stock and/or obtaining the necessary financing needed to meet such debt obligation when they come due. Hightimes Holding plans to meet its capital requirements by issuing additional equity or debt securities. No assurance can be given that additional financing will be available when required or on terms acceptable to Hightimes Holding. The outcome of this issue cannot be predicted at this time and there is no assurance that, if achieved, the High Times Group will have sufficient funds to meet its obligations and execute its business plan. Partially as a result of the foregoing, the independent auditors for the High Times Group has issued a “going concern” opinion in connection with the audit of the 2016, 2017 and 2018 financial statements.

The Hightimes Group has substantial indebtedness and is currently in default in payment of certain indebtedness.

At December 31, 2018, the High Times Group was indebted to its senior secured lender in the amount of $16,000,000, plus $2,800,000 in success fees payable on the February 27, 2020 maturity date) and up to $19,187,717 of additional indebtedness owed to various creditors. Although we believe that approximately $14,114,787 of such indebtedness will, by their terms, be reduced upon exercise of certain warrants and automatically convert into shares of Hightimes Class A Common Stock on or shortly following the trading of such shares on the OTCQX Market or another approved securities exchange, there can be no assurance that our Class A Common stock will be quoted or listing for trading on any such market or exchange.

As at the date of this Annual Report, the Hightimes Group is in default in payment of certain promissory notes which, inclusive of accrued interest as of April 30, 2019, aggregate approximately $3,513,649 as of April 30, 2019. In addition, we are in arrears in payment of approximately $1.2 million owed to the former THC stockholders under a $2.9 million non-convertible note. None of the holders of these notes have, as yet, declared a default, and Hightimes Holding management is currently working with the note holders to execute agreements and waivers to extend the maturity dates and to waive the default interest rates. Although management does not expect that any of the holders of these notes (certain of whom are affiliates) will declare a default, there can be no assurance that this will be the case. If any one or more note holders declare a default, such action would also constitute a cross-default under the senior secured loan agreement between the Hightimes Group and ExWorks Capital Fund I, L.P. referred to below. Should this occur and should ExWorks elect to accelerate the $16,000,000 principal amount of senior secured indebtedness owed to it and foreclose on all of the assets of the Hightimes Group, the Company and its subsidiaries would have to seek protection under the federal bankruptcy laws.

The High Times Group may not be able to service its indebtedness.

Pursuant to our February 2017 senior loan agreement, as amended, before giving effect to a $3,046,000 reduction in indebtedness through a warrant exercise to be consummated upon the quotation or listing for trading of our Class A Common Stock of the OTC Market or another securities exchange, the High Times Group currently has outstanding an aggregate of $16,000,000 principal amount of senior secured indebtedness owed to ExWorks Capital Fund I, L.P. (“ExWorks”), our senior lender, which indebtedness matures on February 28, 2020. Interest is payable monthly at the rate of 15% per annum. When the loan matures, ExWorks is entitled to an additional fee of $2,800,000. Even after giving effect to the exercise of warrants to reduce such indebtedness, we would still owe ExWorks approximately $15,756,269, plus accrued interest, on the maturity date of the loan. In addition, the loan agreements obligates the borrowers to maintain certain financial covenants including maintaining a debt to equity ratio and, commencing as of February 28, 2019, maintaining a 1:1 ratio of funded debt to average total cash in banks and immediately marketable securities. The Hightimes Group is not currently in compliance with this financial covenant and is seeking a waiver of such covenant default from ExWorks. There is no assurance that such waiver will be provided.

Our senior secured convertible note owed to ExWorks is secured by a first priority lien on all of the assets of Hightimes Holdings and its direct and indirect subsidiaries. We have been unable to pay any portion of the ExWorks debt from the current net proceeds of our Public Offering and we may be unable to maintain our financial covenants to ExWorks. Failure to maintain our financial covenants or our inability to repay or refinance the ExWorks indebtedness on or before the February 28, 2020 maturity date would represent an event of default; at which time ExWorks may foreclose on our all of our assets.

Even if we meet our financial covenants or receive a waiver from ExWorks, the maturity date of the ExWorks senior secured loan is February 28, 2020. We anticipate that such debt will either be converted in whole or in part by ExWorks into shares of our Class A Common Stock, refinanced prior to such maturity date by another senior lender or repaid out of the proceeds of future financings. In the event we are unable to refinance such indebtedness or repay such indebtedness on or before the maturity date or ExWorks elects not to convert its note into Hightimes Holding Class A Common Stock, ExWorks will be in a position to foreclose on all of our assets, in which event all existing stockholders, including all investors in the Public Offering, would likely lose their entire investment.

22

Even after giving effect to the conversion into Class A Common Stock of approximately $25.6 million of Hightimes Holding Purchase Notes payable to the former stockholders of THC, we owe such parties an aggregate of approximately $2.9 million, plus accrued interest at the rate of 12% per annum, under non-convertible notes which are due on October 31, 2019. Although we are obligated to prepay such notes based on 20% of the net proceeds we receive from any future public or private financings that we obtain after November 1, 2018 and prior to the October 31, 2019 maturity dates of such Final Notes as of April 30, 2019, we are late in payment of approximately $1.2 of such mandatory pre-payments. Acceleration of the notes by the holders would also constitute a default to our senior lender under the senior loan and security agreement which could result in a foreclosure on all of the assets of the High Times Group and the loss of 100% of the equity investments made by holders of Hightimes Holding securities.

In addition to our obligations owed to ExWorks and the former THC stockholders, we are also indebted to former owners of Green Rush Daily, Culture Magazine, as well as Gemini Finance LLC, Bio Cup Music and iHeart Media in the aggregate amount of $19,187,717, of which $3,513,649 is currently in default.

The High Times Group will require additional financing.

As of March 31, 2019, we have received gross proceeds of $14,824,149 from our Public Offering. After payment of costs of the Public Offering, including marketing costs, fees to our selling agent, professional fees and fees to our escrow agents, Prime Trust, the net proceeds of our Public Offering as of March 31, 2019 were approximately $9,452,000. The maximum gross proceeds receivable from the sale of 1,312,696 shares of Class A Common Stock in the Public Offering only represent approximately 29.6% of the maximum $50.0 million of gross proceeds that would have been received were we to sell up to the maximum amount of 4,545,455 shares in the Public Offering. Accordingly, in order to ameliorate certain of the risks of defaults under our outstanding indebtedness and obtain additional working capital to achieve our business goals (including raising approximately $5,500,000 to acquire the assets and businesses of BIG Publications and Spannabis), we will need to obtain a substantial amount of additional financings. There can be no assurance that the High Times Group will be able to consummate any such additional financings or raise any meaningful net proceeds from other debt or equity sources in the amounts needed to repay our indebtedness and provide necessary expansion, working capital and acquisition capital. If we are unable to achieve sufficient liquidity we may be forced to cease doing business or seek protection from our creditors under the federal bankruptcy laws, in which event our stockholders would likely lose their entire investment.

As of December 31, 2018, the High Times Group had a significant negative stockholder’s equity. In order for Hightimes Holding to meet the net stockholders’ equity requirements to list its shares of Class A Common Stock on NASDAQ, the Company must have all existing and certain projected debt to equity conversions and acquisitions occur and sufficient Regulation A+ offering net proceeds to comply with certain NASDAQ listing requirements.

While our aim is to ultimately list our Class A Common Stock on NASDAQ, Hightimes Holding will likely initially cause its shares of Class A Common Stock to be quoted for trading on the OTCQX Market. Should we elect to seek to “uplist” to NASDAQ, in order to meet one of the NASDAQ initial listing requirements the Hightimes Group must have a minimum $4,000,000 positive consolidated net worth. The consolidated balance sheet of the High Times Group as of December 31, 2018 reflected a negative stockholders’ equity of approximately ($39,135,000). Even after giving pro-forma effect to an estimated $30,028,000 increase in our consolidated stockholders’ equity resulting from (a) the conversion of approximately $3,046,000 remaining balance of the Purchase Notes into Class A Common Stock at a conversion price of $11.00 per share, (b) the conversion of a $375,000 note issued and $86,000 in accrued interest and derivative value adjustment in the Bio Cup Music Festival transaction, (c) the $3,043,731 reduction in our $16,000,000 senior secured note due ExWorks as of December 31, 2018 by reason of the exercise of the ExWorks Warrants (and an additional increase in stockholders’ equity from the reversal of $12,780,882 in derivative liabilities), our consolidated pro-forma stockholders’ equity as at December 31, 2018 would still be a negative ($9,107,000). Accordingly, in order to meet the initial $4,000,000 consolidated net worth NASDAQ listing requirement, the Hightimes Group would have to either receive net proceeds of in excess of $13,000,000 from the future sale of equity in our pending Regulation A+ Offering and/or other public or private equity financings, or ExWorks would have to elect to convert into Class A Common Stock a significant portion of its outstanding $16,000,000 principal amount of senior secured convertible note.

23

In addition, to the extent that Hightimes Group continues to incur losses subsequent to December 31, 2018, our chances of ever being able to meet the minimum $4,000,000 consolidated net worth requirement to initially list our Class A Common Stock on NASDAQ will further decrease. Accordingly, there can be no assurance that such minimum $4,000,000 consolidated stockholders’ equity will be achieved by the High Times Group, or that we will meet other the NASDAQ initial listing requirements to qualify for listing on NASDAQ in the future.

The High Times Group has a limited operating history in the sale of products associated with the cannabis industry, which makes it difficult to accurately evaluate its business prospects.

The High Times Group has historically engaged in the publication of a monthly print and on-line magazine and the production and sponsorship of trade shows, festivals and events. Although the High Times Group contemplates various e-commerce initiatives and licensing its High Times brand, as well as developing an e-commerce store and licensing and branding initiatives for cannabis-based products, the High Times Group has no operating history in the commercial sale of products offered to users and producers of cannabis and cannabis-related products through wholesale or retail channels. While the High Times Group intends to pursue, acquire and integrate horizontal business lines involving the commercial sale of cannabis-related products, the High Times Group cannot guarantee that it will be successful in these prospective business initiatives and as a result its business prospects are difficult to accurately evaluate.

Customer complaints and negative publicity regarding the products and services of the High Times Group could hurt the business and reputation of the High Times Group.

From time to time, the High Times Group may receive complaints from customers regarding the quality of its media content distributed through its High Times brand and its live-events and productions. Presently as a result of its print and online publications, and in the future in the event the High Times Group furthers its business lines involved in the commercial sale of cannabis-related products, it may be subject to complaints from consumers regarding the nature and quality of goods sold by the High Times Group. Dissatisfied consumers may threaten legal action against the High Times Group if no reimbursement is made. The High Times Group may become subject to product liability lawsuits from customers alleging injury because of a purported defect in its products or services, claiming substantial damages and demanding payments from the High Times Group. The High Times Group is in the chain of ownership when it supplies or distributes products, and therefore is subject to the risk of being held legally responsible for such products. Given the nature of these products (including their relation to cannabis or for other reasons), these claims may not be covered by the High Times Group’s insurance policies. Any resulting litigation could be costly for the High Times Group, divert management attention, result in increased costs of doing business, or otherwise have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. Any negative publicity generated as a result of customer frustration or disagreement with the products or services of the High Times Group, or with its websites or trade shows, could damage its reputation and diminish the value of its brand name, which could have a material adverse effect on its business, results of operations, and financial condition.

The High Times Group may be required to collect sales and other taxes.

New excise taxes may be imposed on the sale and production of products associated with cannabis by federal and state taxing authorities, suppressing sales. New government tax regulations may require that the High Times Group be responsible to collect those excise taxes, increasing its costs and risks. The High Times Group does not expect to collect sales or other similar taxes with respect to goods sold by it via its website, except for buyers from the State of California. The High Times Group expects to file quarterly sales tax returns with the State of California. Other states may, however, seek to impose sales tax collection obligations on out-of-state companies such as the High Times Group which engage in or facilitate online commerce, and a number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of Internet commerce, and could adversely affect the opportunity of the High Times Group to derive financial benefit from such activities. Moreover, a successful assertion by one or more states or any foreign country that the High Times Group should collect sales or other taxes on the exchange of merchandise on the High Times Group’s system could have a material adverse effect on the business, results operations, and financial condition of the High Times Group. Legislation limiting the ability of the states to impose taxes on Internet-based transactions has been proposed in the U.S. Congress. The High Times Group cannot assure that this legislation will ultimately be enacted into law or that the final version of this legislation will not contain a limited time period in which such tax moratorium will apply. In the event that the tax moratorium is imposed for a limited time period, there can be no assurance that the legislation will be renewed at the end of such period. Failure to enact or renew this legislation could allow various states to impose taxes on Internet-based commerce and the imposition of such taxes could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

24

The business of the High Times Group is subject to various government regulations and its inability to comply fully with such regulations could harm its business.

The High Times Group is subject to various federal, state and local laws affecting the possession, consumption, production, supply and sale of cannabis. The Federal Trade Commission, the Federal Food and Drug Administration, the Federal Drug Enforcement Agency and equivalent state agencies regulate all aspects of cannabis and the advertising and representations made by businesses in the sale of cannabis or cannabis-related products. The inability of the High Times Group to fully comply with these regulations, particularly as they evolve and are subject to varying degrees of regulatory oversight and discretion, would have material adverse effects on the business, reputation, results of operations and financial condition of the High Times Group.

In addition, the ongoing and future business plans of the High Times Group rely on its ability to successfully establish and maintain effective controls that follow the United States Treasury Department’s Financial Crimes Enforcement Network (“FinCEN”) Guidance, “BSA Expectations Regarding Marijuana-Related Businesses,” in vetting and monitoring potential and actual customers and clients. Financial transactions involving proceeds generated by cannabis-related conduct can form the basis for prosecution under the federal money laundering statutes, unlicensed money transmitter statutes and the Bank Secrecy Act (“BSA”). While the High Times Group believes that it is not currently subject to the BSA or FinCEN guidelines, the High Times Group may be required institute policies and procedures that mirror the stated goals of the FinCEN guidelines and will provide a framework by which we believe we can comply with the federal government’s stated objectives with respect to the potential conflict of law.

The High Times Group is also subject to government laws and regulations governing health, safety, working conditions, employee relations, wrongful termination, wages, taxes and other matters applicable to businesses in general. The High Times Group is not currently subject to direct federal, state or local regulation, or laws or regulations applicable to access to or commerce on the Internet, other than regulations applicable to businesses generally. It is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of such laws was adopted prior to the advent of the Internet and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. In addition, numerous states, including the State of California in which the headquarters of the High Times Group are located, have regulations regarding the manner in which “wholesalers/retailers” may conduct business and the liability of “wholesalers/retailers” in conducting such business. There is a risk that governmental agencies will attempt to impose additional regulations impacting the High Times Group in the future, and such imposition could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. For example, several states have also proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. Changes to existing laws or the passage of new laws intended to address these issues, as well as laws, rules and regulations related to cannabis, could create uncertainty in the marketplace that could reduce demand for the services of the High Times Group or increase the cost of doing business as a result of litigation costs or increased service delivery costs, or could in some other manner could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. In addition, because the services of the High Times Group are expected to be accessible worldwide, and the High Times Group expects to eventually facilitate sales of goods to users worldwide, other jurisdictions may claim that the High Times Group is required to qualify to do business as a foreign corporation in a particular state or foreign country. The failure of any of the companies within the High Times Group to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject the High Times Group to taxes and penalties for the failure to qualify and could result in the inability of the High Times Group to enforce contracts in such jurisdictions. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to the business of the High Times Group, could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

25

The High Times Group may incur uninsured losses and insurance may be difficult to obtain or maintain.

Although the High Times Group maintains casualty, liability and property insurance coverage, along with workmen’s compensation and related insurance, the High Times Group cannot assure that it will not incur uninsured liabilities and losses as a result of the conduct of its current and future business operations. In particular, the High Times Group may incur liability involving the commercial sale of cannabis-related products or its live-events media business (including the Cannabis Cup) is deemed to have caused a personal injury. Uninsured losses in any significant amount could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

Moreover, because of its involvement in the cannabis industry, insurance policies that are otherwise readily available to business owners, such as workers’ compensation, general liability, and directors’ and officers’ insurance, may be more difficult for the High Times Group to find and more expensive for to obtain. There is a risk that the High Times Group may be unable to find and maintain such insurance policies, or that the cost of these policies will be unaffordable. If the High Times Group is unable to obtain or maintain such insurance policies on desirable terms, or at all, its ability to conduct business may be inhibited and it may be exposed to additional risks and financial liabilities.

The insurance coverage of the High Times Group may be inadequate to cover all significant risk exposures; because it is associated with the cannabis industry, it has a difficult time obtaining the various forms of insurance that are desired to operate its business, which may expose the High Times Group to additional risk and financial liabilities.

The High Times Group will be exposed to liabilities that are particular to the products and services we provide. While the High Times Group intends to maintain insurance for certain risks, the amount of its insurance coverage may not be adequate to cover all claims or liabilities, and it may be forced to bear substantial costs resulting from the risks and uncertainties of its business. It is also not possible to obtain insurance to protect against all operational risks and liabilities. The failure to obtain adequate insurance coverage on terms favorable to the High Times Group, or at all, could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. The High Times Group does not have any business interruption insurance. Any business disruption or natural disaster could result in substantial losses, costs and diversion of resources.

Currently, the High Times Group has very limited insurance coverage in place for its business, personal property or workers’ compensation insurance, directors’ and officers’ liability insurance, and general liability insurance.

Insurance that is otherwise readily available in other industries is more difficult for the High Times Group to obtain, and more expensive, because the High Times Group is involved in, and does business with, individuals or businesses engaged in, the cannabis industry. There are no guarantees that the High Times Group will be able to find such insurances in the future, or that the cost will be affordable to it. If the High Times Group is forced to go without such insurance, it may be unable to enter into certain business sectors, its growth may be inhibited and, as a result, it may be exposed to additional risks and financial liabilities.

26

If the High Times Group is unable to pay for material and services timely, the High Times Group could be subject to liens.

If the High Times Group fails to pay for materials and services for its business on a timely basis, its assets could be subject to material men’s and workmen’s liens. The High Times Group may also be subject to bank or secured liens in the event that it defaults on loans from banks or its secured lenders, if any.

The management of the High Times Group will be subject to conflicts of interest.

Certain members of the management of the High Times Group may in the future become associated with or employed by other companies, which are engaged, or may become engaged, in the cultivation or dispensing of cannabis and cannabis related products or services. Conflicts of interest between the affiliates and/or directors and the High Times Group may arise by reason of such relationships.

The High Times Group may not achieve its goals and objectives.

While the management of the High Times Group believes that its experience and relationships will moderate this risk to some degree, no representation is made that any aspect of the High Times Group’s expansion projects will be successful.

Targeted markets may not develop as expected.

If a market for the contemplated e-commerce store and contemplated licensing of the High Times brand does not develop, or if products associated with cannabis or other products and services that the High Times Group hopes to establish are not developed or commercialized as the High Times Group expects, or if the High Times Group fails to address the needs of this market, its business will be harmed. The High Times Group may not be able to successfully address these risks and difficulties or others, including those described elsewhere in these risk factors. Failure to adequately address these risks and difficulties could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

Security breaches and other disruptions could compromise the information maintained by the High Times Group and expose it to liability, which would cause its business and reputation to suffer.

In the ordinary course of business, the High Times Group may collect and store sensitive data, including intellectual property, its proprietary business information and that of its customers and business partners, and personally identifiable information of the High Times Group’s customers, in its data centers and on its networks. The secure processing, maintenance and transmission of this information is critical to the business strategy of the High Times Group. Despite the High Times Group’s planned security measures, its information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise the High Times Group’s network, services and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, and disruption to the High Times Group’s operations and the services it provides to customers. This often times results in a loss of confidence in a company’s products and services, which could adversely affect its ability to earn revenues and competitive position and could have a material adverse effect on the High Times Group’s business, results of operations, and financial condition.

The products and services that High Times Group hopes to develop will likely result in increased costs.

The High Times Group expects its development costs to increase in future periods as it expands into new areas, and such increased costs could negatively affect its future operating results. The High Times Group expects to continue to expend substantial financial and other resources on its current business operations, including the publication of HIGH TIMES® magazine and related content, and the creation of organized live-event experiences and licensing and branding initiatives. Furthermore, the High Times Group intends to invest in marketing, licensing and product development programs, as well as associated sales and marketing programs, and general administration. These investments may not result in increased revenue or growth in the business. The failure of the High Times Group to materially increase its revenues could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

27

The inability of the High Times Group to effectively control costs and still maintain its business relationships, could have a material adverse effect on its business, results of operations, and financial condition.

It is critical that the High Times Group appropriately align its cost structure with prevailing market conditions to minimize the effect of economic downturns on its operations and, in particular, to build and maintain its user relationships. However, the High Times Group is limited in its ability to reduce expenses due to the ongoing need to continue to invest in research and development. In circumstances of reduced overall demand for the products and services of the High Times Group, its high cost structure could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. The inability of the High Times Group to align its cost structure in response to economic downturns on a timely basis could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. Conversely, adjusting the cost structure to fit economic downturn conditions may have a negative effect on the High Times Group during an economic upturn or periods of increasing demand for products. If the High Times Group too aggressively reduces its costs, it may not have sufficient resources to capture opportunities for expansion and growth and meet customer demand. The inability of High Times Group to effectively manage resources and capacity to capitalize on periods of economic upturn could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

If the High Times Group is unable to accurately predict and respond to market developments or demands, its business, results of operations and financial condition will be adversely affected.

The cannabis industry is characterized by rapidly evolving technology, government regulations and methodologies. This makes it difficult to predict demand and market acceptance for the products and services of the High Times Group. In order to succeed, the High Times Group need to adapt the products it offers in order to keep up with technological developments and changes in consumer needs. The High Times Group cannot guarantee that it will succeed in enhancing its products, services, developing and acquiring new products, or features that adequately address changing technologies, user requirements and market preferences. The High Times Group also cannot assure you that the products and services it offers will be accepted by end users. If the products and services offered by the High Times Group are not accepted by customers, such sources will no long purchase such products and services, which could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. Changes in technologies, industry standards, the regulatory environment and customer requirements, and new product introductions by existing or future competitors, could render the existing products of the High Times Group obsolete and unmarketable, or require the High Times Group to enhance current products or develop new products. This may require it to expend significant amounts of money, time, and other resources to meet these demands. This could strain its personnel and financial resources. Furthermore, many modernization projects deal with customer mission critical applications, and therefore encapsulate risk for the customer.

High Times has made a number of acquisitions since February 2017 and may be unable to integrate, identify or purchase its existing acquisitions or desirable acquisition targets. Future acquisitions may not be successful and we may not realize the anticipated cost savings, revenue enhancements or other synergies from such acquisitions.

Hightimes Holding acquired the business of the Trans-High Group in February 2017, in 2018 consummated the acquisitions of the businesses of CULTURE magazine, DOPE Publications and the Chalice Companies, and intends to acquire BIG Publications and Spannabis in 2019. In addition to its existing acquisitions, the High Times Group plans to investigate and acquire additional strategic businesses with the potential to be accretive to earnings, increase its market penetration, brand strength and its market position or enhancement its existing product offerings. There can be no assurance that the High Times Group be able to successfully integrate is existing acquisitions or will be able to identify or successfully complete transactions with suitable acquisition candidates in the future.

28

Additionally, if the High Times Group were to undertake a substantial acquisition, the acquisition would likely need to be financed in part through additional financing from banks, through public offerings or private placements of debt or equity securities or through other arrangements. There can be no assurance that the necessary acquisition financing would be available to the High Times Group on acceptable terms if and when required.

There also can be no assurance that any or all of the completed acquisitions will be successful. The High Times Group could have difficulty integrating the operations, systems, management and other personnel, technology and internal controls of the Trans-High Group or other existing or future acquired businesses. These difficulties could disrupt the ongoing business of the High Times Group, distract its management and employees, increase its expenses and could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. Matters related to integration may also delay and/or jeopardize strategic initiatives in place to enhance profitability. The High Times Group may also experience an adverse impact on its operations and revenues if acquisition or integration activities disrupt key customer and supplier relationships or if the High Times Group fails to retain, motivate and integrate key management and other employees of acquired businesses. Even if the High Times Group are able to integrate successfully, it may not be able to realize the potential cost savings, synergies and revenue enhancements that may be anticipated from any such acquisition, either in the amount or within the time frame that it expected, and the costs of achieving these benefits may be higher than, and the timing may differ from, what the High Times Group expected. Furthermore, the entities that the High Times Group acquires in the future may not maintain effective systems of internal controls, or the High Times Group may encounter difficulties integrating its system of internal controls with those of acquired entities, which could prevent the High Times Group from meeting their respective reporting obligations.

In connection with any acquisitions, the High Times Group may acquire liabilities that may not adequately be covered by insurance or an enforceable indemnity or similar agreement from a creditworthy counterparty. Additionally, fees and expenses incurred in connection with any acquisitions could be material. As a result, the High Times Group may be responsible for significant out-of-pocket expenditures and these fees and liabilities, if they materialize, could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if the High Times Group’s acquisitions do not yield expected returns, the High Times Group may be required to take charges to its operating results based on this impairment assessment process, which could adversely affect its results of operations.

Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect the High Times Group’s operating results. The High Times Group may also unknowingly inherit liabilities from acquired businesses or assets that arise after the acquisition and that are not adequately covered by indemnities. In addition, if an acquired business fails to meet the High Times Group’s expectations, its operating results, business and financial position may suffer.

The High Times Group has not conducted an evaluation of the effectiveness of its internal control over financial reporting and will not be required to do so until the end of 2018. If the High Times Group is unable to implement and maintain effective internal control over financial reporting investors may lose confidence in the accuracy and completeness of its financial reports and the market price of its common stock may be negatively affected.

As a public company, the High Times Group will be required to maintain internal control over financial reporting for the year ending December 31, 2018 and to report any material weaknesses in such internal control. Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requires that the High Times Group evaluate and determine the effectiveness of its internal control over financial reporting and, beginning with its annual report on for the fiscal year ending December 31, 2018, provide a management report on the internal control over financial reporting, which must be attested to by its independent registered public accounting firm to the extent we decide not to avail ourselves of the exemption provided to an emerging growth company, as defined by The Jumpstart Our Businesses Act of 2012 (the “JOBS Act”). Since the High Times Group has not conducted an evaluation of the effectiveness of its internal control over financial reporting, the High Times Group may have undiscovered material weaknesses. If the High Times Group has a material weakness in its internal control over financial reporting, it may not detect errors on a timely basis and our financial statements may be materially misstated. The High Times Group is in the process of designing and implementing the internal control over financial reporting required to comply with this obligation, which process may be time consuming, costly, and complicated. If the High Times Group identifies material weaknesses in its internal control over financial reporting, if it is unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, if it is unable to assert that our internal control over financial reporting are effective, or if its independent registered public accounting firm is unable to express an opinion as to the effectiveness of its internal control over financial reporting, if and when required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of its common stock could be negatively affected, and the High Times Group could become subject to investigations by the stock exchange on which its securities are listed, the SEC, or other regulatory authorities, which could require additional financial and management resources.

29

We face significant competition across the media landscape, including from magazine publishers, digital publishers, social media platforms, search platforms, portals and digital marketing services, among others, which we expect will continue, and as a result we may not be able to maintain or improve our operating results.

We compete with other magazine publishers for market share and for the time and attention of consumers of print magazine content. The proliferation of choices available to consumers for information and entertainment has resulted in audience fragmentation and has negatively affected overall consumer demand for print magazines and intensified competition with other magazine publishers for share of print magazine readership. We also compete with digital publishers and other forms of media, including, among others, social media platforms, search platforms, portals and digital marketing services. The competition we face has intensified as a result of the growing popularity of mobile devices, such as smartphones and social-media platforms, and the shift in consumer preference from print media to digital media for the delivery and consumption of content, including video content. Social media and other platforms such as Facebook, Twitter, Snapchat, Google and Yahoo! are successful in gathering national, local and entertainment news and information from multiple sources and attracting a broad readership base. News aggregation websites and customized news feeds (often free to users) may reduce our traffic levels by minimizing the need for the audience to visit our websites or use our digital applications directly. Given the ever-growing and rapidly changing number of digital media options available on the Internet, we may not be able to increase our online traffic sufficiently and retain or grow a base of frequent visitors to our websites and applications on mobile devices. In addition, the ever-growing and rapidly changing number of digital media options available on the Internet may lead to technologies and alternatives that we are not able to offer.

These new platforms have reduced the cost of producing and distributing content on a wide scale, allowing new free or low-priced digital content providers to compete with us and other magazine publishers. The ability of our paid print and digital content to compete successfully with free and low-priced digital content, including video content, depends on several factors, including our ability to differentiate and distinguish our content from free or low-priced digital content, as well as our ability to increase the value of paid subscriptions to our customers by offering a different, deeper and richer digital experience. If we are unable to distinguish our content from that of our competitors or adapt to new distribution methods, our business, financial condition and results of operations may be adversely affected. We derive approximately half of our Revenues from advertising. The continuing shift in consumer preference from print media to digital media, as well as growing consumer engagement with digital media and social platforms, has introduced significant new competition for advertising. The proliferation of new platforms available to advertisers, combined with continuing strong competition from print platforms, has affected both the amount of advertising we are able to sell as well as the rates advertisers are willing to pay. Our ability to compete successfully for advertising also depends on our ability to drive scale, engage digital audiences and prove the value of our advertising and the effectiveness of our print and digital platforms, including the value of advertising adjacent to high quality content, and on our ability to use our brands to continue to offer advertisers unique, multi-platform advertising programs and franchises. If we are unable to demonstrate to advertisers the continuing value of our print and digital platforms or offer advertisers unique advertising programs tied to our brands, our business, financial condition and results of operations may be adversely affected.

We are exposed to risks associated with the current challenging conditions in the magazine publishing industry.

High Times Group (excluding the recent acquisitions of DOPE and Culture Magazine) has experienced declines in its print and other advertising revenues and circulation revenues due to challenging conditions in the magazine publishing industry. For the years ended December 31, 2018, 2017, and 2016, its print and advertising revenues declined 55.9%, declined 32.4%, and increased 13.3%, respectively, as compared to the preceding year despite it having maintained or gained market share in advertising revenues in each year, and its circulation revenues (subscription and newsstand) declined 20.4%, 17.9%, and 23.8%, respectively, as compared to the preceding year. The challenging conditions and High Times Group’s declining revenues may limit its ability to invest in our brands and pursue new business strategies, including acquisitions, and make it more difficult to attract and retain talented employees and management. Moreover, while High Times Group has reduced its costs significantly in recent years to address these challenges, it will need to reduce costs further and such reductions are subject to risks.

30

See risk factor entitled, “We may experience financial and strategic difficulties and delays or unexpected costs in completing our various restructuring plans and cost-saving initiatives, including not achieving the anticipated savings and benefits of these plans and initiatives.”

Future profits may be affected by our ability to respond to recent and future changes in technology and consumer behavior.

Technology used in the publishing industry continues to evolve rapidly, and advances in that technology have Jed to alternative methods for the delivery and consumption of content, including via mobile devices such as smartphones. These technological developments have driven changes in consumer behavior, especially among younger demographics. Shifts to digital platforms present several challenges to our historical business model, which is based on the production and distribution of print magazines. In order to remain successful, we must continue to attract readers and advertisers to our print products while also continuing to adapt our business model to address changing consumer demand for digital content across a wide variety of devices and platforms.

This adaptation poses certain risks. First, advertising models and pricing for digital platforms may not be as economically attractive to us as in print magazines, and our ability to continue to package print and digital audiences for advertisers could change in the future. Second, it is unclear whether it will be economically feasible for us to grow paid digital circulation to scale. Further, our practice of offering certain content on our websites for free may reduce demand for our paid content. In addition, the increasing adoption of ad-blocking tools could negatively impact the revenues that we generate on our digital platforms.

The transition from print to digital platforms may also reduce the benefit of important economies of scale we have established in our print production and distribution operations. The scale of our print operations has allowed us to support significant vertical integration in our production, consumer marketing and retail distribution operations, among others, as well as to secure attractive terms with our third-party suppliers, all of which have provided us with significant economic and competitive advantages. As the size of our print operations declines, the advantages of the economies of scale in our print operations may also decline.

Also, the shift to digital distribution platforms, many of which are controlled by third parties, may lead to pricing restrictions, the loss of distribution control, further loss of a direct relationship with advertisers and consumers and greater susceptibility to technological problems or failures in third-party systems as compared to our existing print distribution operations. Further, we may be required to incur significant costs as we continue to acquire new expertise and infrastructure to accommodate the shift to digital platforms, including additional consumer software and digital and mobile content development expertise, and we may not be able to economically adapt existing print production and distribution assets to support our digital operations. If we are unable to successfully manage the transition to a greater emphasis on digital platforms, continue to negotiate mutually agreeable arrangements with digital distributors or otherwise respond to changes in technology and consumer behavior, our business, financial condition and results of operations may be adversely affected.

In addition, the advertising industry continues to experience a shift toward digital advertising. Because rates for digital advertising are generally lower than for traditional print advertising, our digital advertising revenue may not fully replace print advertising revenue lost as a result of the shift. Growing consumer reliance on mobile devices adds additional pressure, as advertising rates are generally lower on mobile devices than on personal computers. If we are unable to effectively grow digital advertising revenues through the development of advertising products that are compelling to both marketers and consumers, our business, financial condition and results of operations may be adversely affected.

If we fail to develop or acquire technologies that adequately serve changing consumer behaviors and support our evolving business needs, our business, financial condition and prospects may be adversely affected.

In order to respond to changing consumer behaviors, we need to invest in new technologies and platforms to deliver content and provide products and services where consumers demand it. If we fail to develop or acquire the necessary consumer-facing technologies or if the technologies we develop or acquire are not received favorably by consumers, our business, financial condition and prospects may be adversely affected. In addition, as our business evolves and we develop new revenue streams, we must develop or invest in new technology and infrastructure that satisfy the needs of the changing business. If we fail to do so, our business, financial condition and prospects may suffer. Further, if we fail to update our current technology and infrastructure to minimize the potential for business disruption, our business, financial condition and prospects may be adversely affected.

31

Consolidation of the competitors of the High Times Group in the markets in which it operates could place the High Times Group at a competitive disadvantage and reduce its profitability.

The High Times Group operates in an industry which is highly fragmented due to the regulatory environment. However, there may be a trend or competitive advantage in consolidation to acquire value-added assets or scale our operations through its brand recognition. At the same time, such consolidation of its competitors may jeopardize the strength of the position of the High Times Group in one or more of the markets in which the High Times Group operates and any operational advantages or assets that it owns. Losing some of those advantages or assets could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

If the High Times Group is unable to continually innovate and increase efficiencies, its ability to attract new customers may be adversely affected.

In the area of innovation, the High Times Group must be able to develop new technologies, content and products that appeal to its customers. This depends, in part, on the technological and creative skills of its personnel and on its ability to protect its intellectual property rights. The High Times Group may not be successful in the development, introduction, marketing, and sourcing of new technologies, content or products, that satisfy customer needs, achieve market acceptance, or generate satisfactory financial returns.

If the High Times Group is unable to adopt or incorporate technological advances into its content and products, its business could become less competitive, uncompetitive, or obsolete and it may not be able to compete effectively with competitors’ products.

The High Times Group expects that technological advances in the processes and procedures for Cannabis cultivation equipment will continue to occur. As a result, there are risks that products that compete with its products could be improved or developed. If the High Times Group is unable to adopt or incorporate technological advances, its products could be less efficient or cost-effective than methods developed and sold by its competitors, which could cause its products to become less competitive, uncompetitive or obsolete, which could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group

Litigation may adversely affect the business, financial condition, and results of operations of the High Times Group.

From time to time in the normal course of its business operations, the High Times Group may become subject to litigation that may result in liability material to its financial statements as a whole or may negatively affect its operating results if changes to its business operations are required. The cost to defend such litigation may be significant and may require a diversion of resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of its business, regardless of whether the allegations are valid or whether the High Times Group is ultimately found liable. Insurance may not be available at all or in sufficient amounts to cover any liabilities with respect to these or other matters. A judgment or other liability in excess of the insurance coverage of the High Times Group for any claims could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

If the High Times Group fails to protect or develop its intellectual property, its business, operations and financial condition could be adversely affected.

Any infringement or misappropriation of intellectual property of the High Times Group could damage its value and limit its ability to compete. The High Times Group may have to engage in litigation to protect the rights to its intellectual property, which could result in significant litigation costs and require a significant amount of management time and attention. In addition, the ability of the High Times Group to enforce and protect its intellectual property rights may be limited in certain countries outside the United States, which could make it easier for competitors to capture market position in such countries by utilizing technologies that are similar to those developed or licensed by the High Times Group.

32

The High Times Group may also find it necessary to bring infringement or other actions against third parties to seek to protect its intellectual property rights. Litigation of this nature, even if successful, is often expensive and time-consuming to prosecute and there can be no assurance that the High Times Group will have the financial or other resources to enforce its rights or prevent other parties from developing similar technology or designing around its intellectual property.

Although the High Times Group believes that its intellectual property does not and will not infringe upon the patents or violate the proprietary rights of others, it is possible such infringement or violation has occurred or will occur in the future, which could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

The High Times Group is not aware of any infringement by it of any person’s or entity’s intellectual property rights. In the event that products or services the High Times Group offers or sells are deemed to infringe upon the patents or proprietary rights of others, the High Times Group could be required to modify its products or services or to obtain a license for the manufacture and/or sale of such products or services or cease selling such products or services. In such event, there can be no assurance that the High Times Group would be able to do so in a timely manner, upon acceptable terms and conditions, or at all, and the failure to do any of the foregoing could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

There can be no assurance that the High Times Group will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action. If products or services, or proposed products or services, are deemed to infringe or likely to infringe upon the patents or proprietary rights of others, the High Times Group could be subject to injunctive relief and, under certain circumstances, become liable for damages, which could also could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

The trade secrets of the High Times Group may be difficult to protect.

The success of the High Times Group depends upon the skills, knowledge, and experience of its scientific and technical personnel, its consultants and advisors, as well as its licensors and contractors. Because the High Times Group operates in several highly competitive industries, it relies in part on trade secrets to protect its proprietary technology and processes. However, trade secrets are difficult to protect. The High Times Group enters into confidentiality or non-disclosure agreements with its corporate partners, employees, consultants, outside scientific collaborators, developers, and other advisors. These agreements generally require that the receiving party keep confidential and not disclose to third parties’ confidential information developed by the receiving party or made known to the receiving party by the High Times Group during the course of the receiving party’s relationship with the High Times Group. These agreements also generally provide that inventions conceived by the receiving party in the course of rendering services to the High Times Group will be the exclusive property of the High Times Group, and the High Times Group enters into assignment agreements to perfect its rights.

These confidentiality, inventions and assignment agreements may be breached and may not effectively assign intellectual property rights to the High Times Group. Its trade secrets also could be independently discovered by competitors, in which case the High Times Group would not be able to prevent the use of such trade secrets by its competitors. The enforcement of a claim alleging that a party illegally obtained and was using our trade secrets could be difficult, expensive and time consuming and the outcome would be unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. The failure to obtain or maintain meaningful trade secret protection could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

33

The High Times Group faces intense competition and many of its competitors have greater resources that may enable them to compete more effectively.

The cannabis information, cultivation and dispensary industry is intensely competitive and the High Times Group expect competition to intensify further in the future. The websites of the High Times Group will be subject to competition for advertisers. The High Times Group will be subject to competition from well-established commercial cannabis information providers, media companies, growers and suppliers that have all necessary government permits. Some of its competitors have greater capital resources, facilities and diversity of product lines, which may enable them to compete more effectively in this market. As a potential supplier of other Cannabis products, the High Times Group competes with several larger and better-known companies that specialize in supplying and distributing a vast array of commercial goods. These competitors may devote their resources to developing and marketing products that will directly compete with the product lines of the High Times Group. Due to this competition, there is no assurance that the High Times Group will not encounter difficulties in obtaining revenues and market share or in the positioning of its products. There are no assurances that competition in the respective industries in which the High Times Group operates will not lead to reduced prices for its products and services. The inability of the High Times Group to successfully compete with existing companies and new entrants to the market could have a material adverse effect on the business, operations and financial condition of the High Times Group.

Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase such competitors’ ability to successfully market their tools and services. The High Times Group also expect that competition may increase as a result of eventual consolidation within the industry. As the High Times Group develops new products and services, it may begin to compete with companies with which it has not previously competed. The High Times Group may be unable to differentiate its products and services from those of its competitors, or successfully develop and introduce new products and services that are less costly than, or superior to, those of its competitors. This could have a material adverse effect on the business, results of operations and financial condition of the High Times Group.

The future success of the High Times Group will depend on its key executive officers and its ability to attract, retain, and motivate qualified personnel.

The future success of the High Times Group largely depends upon the continued services of its executive officers and management team. If one or more of its executive officers are unable or unwilling to continue in their present positions, the High Times Group may not be able to replace them readily, if at all. Additionally, the High Times Group may incur additional expenses to recruit and retain new executive officers. If any of its executive officers joins a competitor or forms a competing company, the High Times Group may lose some of its potential customers. Finally, the High Times Group does not maintain “key person” life insurance on any of its executive officers. Because of these factors, the loss of the services of any of these key persons could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

The continuing ability of the High Times Group to attract and retain highly qualified personnel will also be critical to its success because it will need to hire and retain additional personnel as its business grows. There can be no assurance that the High Times Group will be able to attract or retain highly qualified personnel. The High Times Group faces significant competition for skilled personnel in its industry. This competition may make it more difficult and expensive to attract, hire, and retain qualified managers and employees. Because of these factors, the High Times Group may not be able to effectively manage or grow its business, which could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. As a result, the value of your investment could be significantly reduced or completely lost.

The consideration being paid to certain of the management of the High Times Group was not based on arms-length negotiation.

The compensation and other consideration paid or being paid by the High Times Group to certain of its management team has not been determined based on arm’s length negotiations. While management believes that the consideration is fair for the work being performed, the High Times Group cannot assure that the consideration to management reflects the true market value of its services.

34

The High Times Group depends on its management but has no key man insurance.

The High Times Group’s business, to date, and for the foreseeable future, will be significantly dependent on its management team, directors and key consultants.

The loss of any one of these individuals could have a material adverse effect on the High Times Group. If the High Times Group lost the services of any one or more of its executive officers or key employees, it would need to devote substantial resources to finding replacements, and until replacements were found, the High Times Group would be operating without the skills or leadership of such personnel, any of which could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. As previously discussed, the High Times Group currently does not carry “key-man” life insurance policies covering any of these individuals.

There are risks associated with the proposal expansion of the High Times business.

Any expansion plans undertaken by the High Times Group to increase or expand its operations entail risks, which may negatively impact the profitability of the High Times Group. Consequently, investors must assume the risk that (i) such expansion may ultimately involve expenditures of funds beyond the resources available to the High Times Group at that time, and (ii) management of such expanded operations may divert management’s attention and resources away from its existing operations, any of which factors could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. The High Times Group cannot assure investors that its products, procedures, or controls will be adequate to support the anticipated growth of its operations.

The High Times Group may have difficulty accessing the service of banks, including credit card processing services, which may make it difficult for us to operate.

Since the use of marijuana is illegal under federal law, many banks and credit card processing services will not accept for deposit funds from businesses involved with the marijuana industry. Consequently, businesses involved in the marijuana industry often have difficulty finding a bank willing to accept their business. The inability to open or maintain bank accounts may make it difficult for the High Times Group to operate our marijuana-related businesses. If any of its bank accounts are closed, the High Times Group may have difficulty processing transactions in the ordinary course of business, including paying suppliers, employees and landlords, which could have a significant negative effect on its operations and results of operations.

The High Times Group could become subject to Section 280E of the Code

Section 280E of the Code prohibits marijuana businesses from deducting their ordinary and necessary business expenses, forcing such businesses to pay higher effective federal tax rates than similar companies in other industries. The effective tax rate on a marijuana business depends on how large its ratio of nondeductible expenses is to its total revenues. Although the Hightimes Group does not cultivate, dispense or sell cannabis or any derivatives of the cannabis plant, and therefore does not believe that it is subject to Section 280E of the Code, there is no assurance that the Internal Revenue Services (the “IRS”) may not take a different position, which, if sustained, could materially and adversely affect the future profitability of the High Times Group.

We are an emerging growth company and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make its Common Stock less attractive to investors.

For as long as we continue to be an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our Common Stock less attractive because it will rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for its Common Stock and its stock price may be more volatile.

35

We will remain an emerging growth company until the earliest of (i) the end of the fiscal year in which the market value of its Common Stock that is held by non-affiliates exceeds $700 million as of June 30, (ii) the end of the fiscal year in which it has total annual gross revenue of $1 billion or more during such fiscal year, (iii) the date on which it issues more than $1 billion in non-convertible debt in a three-year period or (iv) five years from the date of this proxy statement.

Data Privacy and Security

Our business activities are subject to laws and regulations governing the collection, use, sharing, protection and retention of personal data, which continue to evolve and have implications for how such data is managed. In addition, the Federal Trade Commission (the “FTC”) continues to expand its application of general consumer protection laws to commercial data practices, including to the use of personal and profiling data from online users to deliver targeted Internet advertisements. Most states have also enacted legislation regulating data privacy and security, including laws requiring businesses to provide notice to state agencies and to individuals whose personally identifiable information has been disclosed as a result of a data breach.

Similar laws and regulations have been implemented in many of the other jurisdictions in which the Company operates, including the European Union. Recently, the European Union adopted the General Data Protection Regulation (“GDPR”), which is intended to provide a uniform set of rules for personal data processing throughout the European Union and to replace the existing Data Protection Directive (Directive 95/46/EC). Fully enforceable as of May 25, 2018, the GDPR expands the regulation of the collection, processing, use and security of personal data, contains stringent conditions for consent from data subjects, strengthens the rights of individuals, including the right to have personal data deleted upon request, continues to restrict the trans-border flow of such data, requires mandatory data breach reporting and notification, increases penalties for non-compliance and increases the enforcement powers of the data protection authorities. Also, in 2015, the European Court of Justice invalidated the U.S.-E.U. Safe Harbor framework, one of the legal mechanisms through which personal data could be transferred from the European Union to the United States, and the mechanism relied upon by the Company with respect to certain personal data transfers among the Company’s businesses, and between the Company and some of its third-party service providers. The Company has been putting into place, and working with its third-party service providers to implement, alternative legal mechanisms for cross-border personal data transfers.

In response to such developments, industry participants in the U.S., and Europe have taken steps to increase compliance with relevant industry-level standards and practices, including the implementation of self-regulatory regimes for online behavioral advertising that impose obligations on participating companies, such as the Company, to give consumers a better understanding of advertisements that are customized based on their online behavior. The Company continues to monitor pending legislation and regulatory initiatives to ascertain relevance, analyze impact and develop strategic direction surrounding regulatory trends and developments, including any changes required in the Company’s data privacy and security compliance programs.

We are an emerging growth company and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Common Stock less attractive to investors.

For as long as we continue to be an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our Common Stock less attractive because we will rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

We will remain an emerging growth company until the earliest of (i) the end of the fiscal year in which the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of June 30, (ii) the end of the fiscal year in which we have total annual gross revenue of $1 billion or more during such fiscal year, (iii) the date on which we issue more than $1 billion in non-convertible debt in a three-year period or (iv) five years from the July 26, 2018 effectiveness date of the Company’s Regulation A+ Offering Circular.

36

ADDITIONAL RISKS RELATED TO THE CANNABIS INDUSTRY

Cannabis is illegal under Federal Law. As Federal Law Prohibits the Use of Cannabis and our Business is Dependent on the Growth of the Cannabis Industry, our Business is at Risk in the Event of Federal Enforcement – Event When our Operations are Legal Under State Law.

Under the federal Controlled Substances Act (“CSA”), Cannabis is deemed to be a Schedule 1 narcotic that has no medical benefit. Therefore, a range of activities including cultivation and the personal use of Cannabis (including Cannabis infused products) is prohibited and is a criminal offense. Unless and until Congress amends the CSA with respect to medical Cannabis, as to the timing or scope of any which amendments there can be no assurance, there is a risk that federal authorities may enforce current federal law. The risk of strict enforcement of the CSA in light of political philosophy, Congressional activity, judicial the Company, and stated federal policy remains uncertain. Although the Company does not cultivate, sell or distribute Cannabis or marijuana infused products, and has no present intention to do so, our business and business prospects depends, in large measure, on the anticipated growth of the Cannabis industry.

If the Trump administration and federal agencies adopt a policy of stricter enforcement of the CSA, it could likely have a material and adverse effect on our planned business growth and prospects.

The Cannabis industry is extremely speculative and its legality is uncertain.

The possession, consumption, production and sale of cannabis has historically been, and continues to be, illegal under federal law and in virtually all state and local jurisdictions that have not passed legislation to the contrary. A number of states have decriminalized cannabis to varying degrees and other states have created exemptions specifically for medical cannabis. Seven states, including California, Delaware, Oregon, Alaska, Washington, Nevada and Massachusetts, have legalized the recreational use of cannabis. Many of these states have adopted or are in the process of adopted regulations which could delay, impede or have a material adverse effect on cannabis revenues to be derived from business engaged in the growing, dispensing or processing cannabis within such states, and indirectly impact the business of the Hightimes Group. Variations exist among states that have legalized, decriminalized, or created medical cannabis exemptions.

In most states, the cultivation of cannabis for personal use continues to be prohibited except for those states that allow small-scale cultivation by the individual in possession of medical cannabis needing care or that person’s caregiver. Active enforcement of state laws that prohibit personal cultivation of cannabis may indirectly and adversely affect our business and our revenue and profits.

While management believes that legalization trends are favorable and create a compelling business opportunity for early movers, there is no assurance that those trends will continue and be realized, that existing limited markets will continue to be available or that any new markets for cannabis and related products will emerge for the Company. Our business plan is based on the premise that cannabis legalization will expand, that consumer demand for cannabis will continue to exceed supply for the foreseeable future, and that consumer demand for cannabis for medical and recreational uses will grow as it becomes legal to possess and consume it. There is no assurance that this premise will prove to be correct or that we will be profitable in the future. Moreover, if cannabis legalization is scaled back or reversed at the state level, or if the federal government increases regulation and prosecution of cannabis-related activities, the ability of the High Times Group to generate revenue and profit could be materially and adversely impacted. In addition, with the rescission of the Ogden and Cole Memorandums (as defined below) by former Attorney General Jeffrey Sessions on January 4, 2018, the risk of potential federal prosecution arising out of the states’ legalization of certain cannabis products has been made even more uncertain, which could also materially and adversely impact the Company’s revenue and profit.

37

Enforcement of federal law under the CSA by the Department of Justice and the Trump administration may negatively impact the ability of the High Times Group to pursue its prospective business operations and/or generate revenues.

Under the federal Controlled Substance Act (“CSA”), the policies and regulations of the federal government and its agencies are that cannabis (marijuana) is a Schedule 1 Controlled Substance that is addictive and has no medical benefit. Enforcement of the CSA, including as it relates to cannabis, is subject to prosecutorial discretion and available resources. In the case of cannabis, and particularly in light of the growing legalization of cannabis at the state level, enforcement of the CSA is uncertain and could change rapidly, leaving businesses such as the High Times Group hard pressed to react and operate their businesses.

In an effort to provide guidance to federal law enforcement, under the Obama Administration, the Department of Justice (“DOJ”) issued Guidance Regarding Cannabis Enforcement to all United States attorneys in a memorandum from Deputy Attorney General David Ogden on October 19, 2009 (the “Ogden Memorandum”), in a memorandum from Deputy Attorney General James Cole on June 29, 2011 and in a memorandum from Deputy Attorney General James Cole on August 29, 2013 (the “Cole Memorandum”). Each memorandum provided that the DOJ was, at the time, committed to the enforcement of the CSA, but the DOJ was also committed to using its limited investigative and prosecutorial resources to address the most significant threats in the most effective, consistent and rational way.

Under the Trump administration, however, there is a risk that the enforcement of Federal laws under CSA may be “stepped up”, and that the guidance in the Ogden Memorandum and the Cole Memorandum may be overruled, thereby reversing course on the former Obama administration policies towards the Federal regulation of cannabis. On January 4, 2018, former Attorney General Jeffrey Sessions rescinded the Ogden Memorandum and the Cole Memorandum, with the result being that any previous DPJ guidance under such memoranda was withdrawn, thus creating an environment where increases in cannabis-related prosecutions could be subject to increase. In addition, pursuant to a Presidential Executive Order signed in February 2017, Mr. Sessions created a Task Force on Crime Reduction and Public Safety to review, and provide recommendations with respect to, strategies to reduce crime, including, in particular, illegal immigration, drug trafficking, and violent crime. According to the Attorney General, one of the mandates of the Task Force is to undertake a review of existing policies in the areas of charging, sentencing, and marijuana to ensure consistency with the Department’s overall strategy on reducing violent crime and with Administration goals and priorities. The Task Force was reviewing policies regarding the CSA and accepting recommendations regarding possible amendments through the end of July 2017. However, to date, the Task Force has yet to release those comments or make formal recommendations to change the laws. Should Congress enact legislation to enhance or expand the enforcement of the CSA provisions relating to marijuana, or if the Trump administration, or any future administration, seeks to enforce Federal laws regulating the production, possession, distribution, dispensation, administration, testing, or delivery of cannabis to the detriment of states that have enacted medical or recreational marijuana laws, the future and potential business prospects of the High Times Group would become more challenging, perhaps significantly so. Any such legislation or enforcement policies could adversely affect the business, results of operations, and financial condition of the High Times Group.

Moreover, Congress enacted an omnibus spending bill for fiscal year 2017 including a provision prohibiting the U.S. Department of Justice (which includes the Drug Enforcement Administration) from using funds appropriated by that bill to prevent states from implementing their cannabis laws. This provision, however, is effective only until December 31, 2017 and must be renewed by Congress in subsequent years. In order to extend the prohibition, it must be specifically included in the fiscal year 2018 Commerce, Justice, and Science (CJS) Appropriations bill. Currently, only the Senate version of the fiscal 2017 CJS Appropriations bill includes the prohibition and the House version does not. In USA vs. McIntosh, the United States Court of Appeals for the Ninth Circuit held that this provision prohibits the U.S. Department of Justice from spending funds from relevant appropriations acts to prosecute individuals who engage in conduct permitted by state cannabis laws and who strictly comply with such laws. However, the Ninth Circuit’s opinion, which only applies to the states of Alaska, Arizona, California, Hawaii, and Idaho, also held that persons who do not strictly comply with all state laws and regulations regarding the distribution, possession and cultivation of cannabis have engaged in conduct that is unauthorized, and in such instances the U.S. Department of Justice may prosecute those individuals. As a result, if Congress fails to include the provision prohibiting the U.S. Department of Justice from using funds appropriated by that bill to prevent states from implementing their cannabis laws, and the federal government decides to strictly enforce federal law with respect to cannabis operations, the High Times Group may have difficulty or may be unable to operate all or aspects of its business.

38

We may become subject to adverse findings by federal or state agencies.

The High Times Group does not cultivate, dispense or sell cannabis or any derivatives of the cannabis plant, such as oils or edible products that have been used and sold at our Cannabis Cup Events since 2010. Notwithstanding our efforts to ensure compliance with all applicable laws, rules and regulations at these events, it is possible that we may be accused by federal or state agencies of violating certain laws or regulations that involve the use of cannabis. An adverse finding could have a material adverse impact on our business and future prospects.

Cannabis is not legal to produce or distribute in the U.S. under federal law and is subject to a “zero tolerance” policy as a controlled substance under the U.S. Controlled Substances Act.

In certain states, the growth and cultivation of cannabis is legal (California, Colorado, Hawaii, Maine, Maryland, Michigan, Montana, New Mexico, Oregon, Rhode Island, Vermont and Washington), although states are resistant to allow the cultivation of Cannabis due to resistance from the U.S. Department of Drug Enforcement Agency and prohibitions of federal law.

While the High Times Group does not engage in the production or distribution of Cannabis or any such other controlled substances governed under the U.S. Controlled Substances Act, the High Times Group has previously been and may continue to be the subject of a federal government investigation or department “matter” into the business and affairs of the High Times Group’s business segments.

For example, on February 16, 2017 the United States Attorney’s Office for the District of Nevada issued a letter to the Moapa Indian Reservation, a third-party venue operator for our March 2017 Las Vegas Cannabis Cup and owner of the land of the Moapa Band of Paiutes (the “2017 DA Letter”). The 2017 DA Letter issued, in part, a warning to the Moapa Indian Reservation that it’s leasing of the venue property for purposes of hosting the High Times Group’s March 2017 Cannabis Cup may be a violation of federal law under Controlled Substances Act. The U.S. Attorney’s office took the position that any reliance on the Cole Offering Circular or such factor test under the Cole Offering Circular does not preclude the U.S. Attorney’s office from conducting a federal investigation of a matter or further prosecution of such a matter pursuant to a violation of federal law. Following the issuance of the 2017 DA Letter, the High Times Group and the venue operator decided to proceed with the production and presentation of the Cannabis Cup event in Nevada on March 4-5, 2017. Further, the High Times Group issued an explicit instruction to all vendors, guests, performers and attendees of the March 2017 Las Vegas Cannabis Cup that the High Times Group does not condone the illegal sale of drugs covered under the Controlled Substance Act and that all parties are required to comply with applicable law concerning the distribution of cannabis in any amount at such an event. These explicit instructions continue to be a basis of our internal policies and rules and continues to be issued to all parties and participants of our Cannabis Cup Events.

We believe that regardless of our Company’s internal policies, rules and enforcement thereof to maintain compliance with federal laws, our Live Production and Events segment may be exposed, from time to time, to the illegal sale of narcotics (including Cannabis) covered under the Controlled Substance Act. We believe that there can be no guarantee that our customers will follow state and/or federal laws as well as the regulations or the internal policies of our business. As a result, violations of our internal policies or applicable laws and regulations of the state and federal governments may occur, from time to time, and may stem from violations committed by our trade vendors and/or audience members attending our Cannabis Cup Events.

Variations in state and local regulation and enforcement in states that have legalized medical Cannabis that may restrict Cannabis-related activities, including activities related to medical Cannabis may negatively impact our revenues and profits.

Individual state laws do not always conform to the federal standard or to other states laws. A number of states have decriminalized Cannabis to varying degrees, other states have created exemptions specifically for medical Cannabis, and several have both decriminalization and medical laws. Six states, Delaware, Oregon, Alaska, Washington, Nevada and Massachusetts have legalized the recreational use of Cannabis and California will permit the recreational use of Cannabis in January 2018. Variations exist among states that have legalized, decriminalized, or created medical Cannabis exemptions. For example, Delaware has limits on the number of Cannabis plants that can be homegrown. In most states, the cultivation of Cannabis for personal use continues to be prohibited except for those states that allow small-scale cultivation by the individual in possession of medical Cannabis needing care or that person’s caregiver. Active enforcement of state laws that prohibit personal cultivation of Cannabis may indirectly and adversely affect our business and our revenue and profits.

39

RISKS RELATED TO OUR CLASS A COMMON STOCK

No Assurance that dividends will be paid by the Company.

Payment of cash distributions on the Class A Common Stock is within the discretion of the Company’s Board of Directors and management and will depend upon the Company’s future earnings, its capital requirements and financial condition, and other relevant factors. At the present time, the Company’s management intends to reinvest earnings in the Company, the purpose of which is to increase the potential for long-term profitability and enterprise value of the Company and increase cash reserves where possible. The Company does not intend to declare any dividends in the foreseeable future and will not declare or pay any dividends unless funds are legally available and the Company’s management has determined, in its sole discretion, that dividends should be paid. There can be no guarantees that dividends will ever be paid by the Company.

Our principal shareholders own voting control of the Company and, indirectly, the THC Group.

After giving effect to our recent stock split, our current officers, directors, founders and principal shareholders (including former holders of Purchase Notes who have converted such notes into Class A Common Stock) currently own a total of 14,583,372 shares of our Class A Common Stock or approximately 59.0% of the total issued and outstanding capital stock of Hightimes Holding. These shareholders are able to exercise significant control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our Common Stock. This concentration of ownership may not be in the best interests of all of our shareholders.

Our failure to maintain effective internal controls over financial reporting could have an adverse impact on us.

Commencing with our annual report for the year ending December 31, 2018, we will be required to establish and maintain appropriate internal controls over financial reporting. Our failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our Class A Common Stock.

Our Class A Common Stock could be subject to the “Penny Stock” rules of the Securities and Exchange Commission if it were publicly traded and may be difficult to sell.

Our shares of Class A Common Stock are considered to be “penny stocks” because they are not registered on a national securities exchange or listed on an automated quotation system sponsored by a registered national securities association, pursuant to Rule 3a51-1(a) under the Exchange Act. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks and that the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market, which sets forth the basis on which the broker or dealer made the suitability determination and that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

40

The market for penny stocks has suffered in recent years from patterns of fraud and abuse.

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

●	control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

●	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

●	boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced salespersons;

●	excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and

●	the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequential investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our shares of common stock. The occurrence of these patterns or practices could increase the volatility of our share price.

External Economic Factors May have a Material Adverse Impact on the Company’s Business Prospects.

Success can also be affected significantly by changes in local, regional and national economic conditions. Factors such as inflation, labor, energy, real estate costs, the availability and cost of suitable employees, fluctuating interest rates, state and local laws and regulations and licensing requirements and increased competition can also adversely affect the Company.

The foregoing risk factors are not to be considered a definitive list of all the risks associated with an investment in our Company. This Annual Report contains forward-looking statements that are based on our current expectations, assumptions, estimates, and projections about our business, our industry, and the industry of our clients. When used in this Annual Report, the words “expects,” anticipates,” “estimates,” “intends,” “believes” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The cautionary statements made in this Annual Report should be read as being applicable to all related forward-looking statements wherever they appear in this Annual Report.

Item 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Annual Report. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements.

41

RESULTS OF OPERATIONS: (all figures in thousands)

For the Year Ending December 31, 2018 Compared with the Year Ending December 31, 2017

Revenues:

(in thousands 000’s)	For The Year Ended December 31, 2018	For The Year Ended December 31, 2017	Net Change $	Net Change %
Revenue by Type
Festivals, events, competitions	$10,184	$11,037	$(853)	-7.7%
Publishing and advertising	$4,180	$3,192	$988	31.0%
Merchandising and branding	$370	$252	$118	46.8%
Total Revenue	$14,734	$14,481	$253	1.7%

Revenue by Geographical Location
US Domestic Revenue	$14,465	$13,973	$492	3.5%
International Revenue	$269	$508	$(239)	-47.0%
Total Revenue	$14,734	$14,481	$167	1.7%

Total Revenue

Total revenues increased by $253, or 1.7%, to $14,734 for the year ended December 31, 2018 from $14,481 for the year ended December 31, 2017. U.S. and international revenues comprised 98% and 2%, respectively, of total revenues for the year ended December 31, 2018, as compared to 96% and 4%, respectively, for the year ended December 31, 2017. Overall results for revenue reported for the year ended December 31, 2018 was affected from lower attendance and booth sales due to not obtaining a recreational permit for the April 2018 San Bernardino Cup event, thus affecting the following Cup Events that lead to lower festivals and event revenue. The increase in adverting, merchandising and ecommerce revenue offset the decrease in revenue from events.

Total festival, events and competition revenues decreased by $853, or 7.7%, to $10,184 for the year ended December 31, 2018 from $11,037 for the year ended December 31, 2017. Total festival revenue represented 69.1% and 76.2% of total revenues for the year ended December 31, 2018 and 2017, respectively. Total festival revenues for the year ended December 31, 2018 were comprised of 98% U.S. revenues and 2% international revenues with just one international event staged during the year ended December 31, 2018, as compared to the year ended December 31, 2017 that had 96% US revenues and 4% international revenues from two staged international event. The one international cup staged for the 2018 fiscal year was held in Amsterdam in July 2018, compared to the two international Cup Events held in 2017 that were also staged in the second half of the fiscal year (Vancouver in August 2017, and Amsterdam in November 2017).

The net decrease in festival revenues was due to the city of San Bernardino not approving the issuance of a recreational permit for the first Cup Event held during 2018 right before the event was held. Our failure to obtain a recreational permit caused several vendors to cancel or ask for credit for a future cannabis Cup Event, thus resulting in an overall reduction in booth and sponsorship Cup Event revenue overall. Nonetheless, the Cup Events held in the second half of fiscal 2018 were stronger in attendance and revenue and thus were able to partially offset the lower than expected revenue from our first Cup Event. In addition to stronger Cup Events after the San Bernardino Cup, the increased number of our smaller sponsored events served to also partially offset the loss in revenue from the San Bernardino Cup Event for the year. In the fiscal year ended December 31, 2018 there was an increase in smaller sponsored events as compared to the prior year.

For the year ended December 31, 2017, we held ten Cup Events (San Bernardino (2), Las Vegas, Michigan (2), Vancouver, Rhode Island, Amsterdam, Vancouver, and San Francisco) and five one-off sponsored events as compared to eight Cup Events (San Bernardino, Sacramento, Sonoma, Amsterdam, Alaska, Reggae on the River, and Michigan (2)) and six one-off sponsored events for the current year ended December 31, 2018

42

Publishing and advertising revenues showed an increase of $988, or 31.0%, to $4,180 for the year ended December 31, 2018, as compared to $3,192 for the year ended December 31, 2017. This increase was primarily the result of additional revenue from the Dope and Culture Magazine advertising sales of $750. We also experienced an increase in publishing and advertising revenue derived from High Times digital advertising and social media service revenue that increased over the prior year and offset the decline in print, newsstand and subscription revenues. Our acquisition of the DOPE Media and Culture Magazine websites in the fourth quarter of 2018 is projected to increase the amount of ad inventory space that can be monetized by the sales staff and, thus, is expected to continue the growth in total digital advertising and social media service revenue in 2019, as compared to the current fiscal year.

Merchandising and branding revenue showed an increase of $118, or 46.8%, to $370 for the year ended December 31, 2018, from $252 in revenue recorded during the year ended December 31, 2017. The increase in merchandising and branding revenue resulted from higher on-line store revenues, which was a direct result of moving the operations in-house in late 2017. The move has allowed us to provide a wider selection of products that better fits the High Times customer while also allowing for more in-house promotion of our products and store on our website. We have also experienced an increase in branding royalty revenue as deals that were signed late in 2017 have come on-line and into production during 2018.

Revenue by Geographical Location

U.S. revenues increased by $492, or 3.5%, to $14,465 for the year ended December 31, 2018 from $13,973 for the year ended December 31, 2017. This increase was due to an increase in digital advertising revenue, social media services revenue, and higher merchandising and branding revenue from an increase in the Company’s online store that offset lower print magazine (newsstand, subscription and print advertising) revenues and lower event revenue.

International revenues decreased by $239, or 47.0%, to $269 for the year ended December 31, 2018 from $508 for the year ended December 31, 2017. This decrease was due to our holding one less event in fiscal 2018 as compared to the prior year. We held only one international event for the 2018 fiscal year, which was held in July 2018 in Amsterdam, as compared to two international events held in Vancouver (Summer 2017) and Amsterdam (November 2017) in the prior year.

Cost of revenues:

Our costs of revenues were composed of the following amounts:

(in thousands 000’s)	For The Year Ended December 31, 2018	For The Year Ended December 31, 2017	Net Change $	Net Change%

Festivals, events, competitions	$12,186	$10,360	$(1,826)	-17.6%
Publishing and advertising	$1,508	$950	$(558)	-58.7%
Total Cost of Revenue	$13,694	$11,310	$(2,384)	-21.1%

The cost of revenues increased by $2,384, or 21.1%, to $13,694 for the year ended December 31, 2018 from $11,310 for the year ended December 31, 2017. Expressed as a percentage of revenues, cost of revenues was 92.9% and 78.1% for the year ended December 31, 2018 and 2017, respectively. The total cost of revenues increased by 21.1% at the same time as overall revenues increased by only 1.7% during the year ended December 31, 2018 as compared to the year ended December 31, 2017, during which time we experienced an increase in the cost of revenue as a percent of revenue and decreased the gross profit margin for the period from 21.9% to 7.1%.

43

The costs of festival, events and competitions as a percentage of related revenues were a 119.7% and 93.9% for the year ended December 31, 2018 and 2017, respectively. The increase in actual festival costs of $1,826, or 17.6%, to $12,186 from $10,360 for the year ended December 31, 2018 and 2017, respectively, was driven by an increase in talent costs (an increase of $434) and related required additional staging costs at each Cup Event (a $489 increase in production costs) along with other increase in temporary staffing (s $411 increase) and ticket processing costs (a $343 increase). The smaller sponsored events cost significantly less to stage and have a higher gross profit as a percentage than the Cup Events and act to partially offset the lower gross profit from the Cup Events held in the year ended December 31, 2018. The actual gross profit for the segment decreased 395.7% from $677 to ($2,002) for the year ended December 31, 2018 and 2017, respectively, due to an increase in talent and production costs in staging the Cup Events produced during the year combined with lower revenue earned compared to the prior year. The gross profit margin on events decreased from 6.1% to (19.7%) for the year ended December 31, 2018 and 2017, respectively.

The combined publishing and advertising as well as merchandising and branding costs as a percentage of related revenues were 33.1% and 27.6% for the year ended December 31, 2018 and 2017, respectively. Overall the actual costs of publishing and merchandising increased $558, or 58.7%, due to higher ecommerce costs from moving the store operation in-house, and higher costs from the printing of DOPE Media and Culture magazines. The proposed consolidation and integration of operations for the three magazines is one cost savings strategy that is projected to bring costs as a percent of print activity down the historic lower percent as in the year ended December 31, 2018. The gross profit for the segment increased 19.1% from $2,242 to $2,672 for the year ended December 31, 2017 and 2018, respectively, due to higher overall revenues. The gross margin decreased from 72.4% to 66.9% for the year ended December 31, 2017 and 2018, respectively, due to the higher increase in print cost as a percentage then the increase in revenue as a percentage.

Operating expenses:

Our Operating expenses are composed of the following marketing and advertising expenses, professional fees, and general and administrative expenses, as detailed below.

(in thousands 000’s)	For The Year Ended December 31, 2018	For The Year Ended December 31, 2017	Net Change $	Net Change %
Marketing and advertising	$7,062	$397	$(6,665)	-1678.8%
Professional fees	$2,698	$8,933	$6,235	69.8%
General and administrative	$10,515	$7,219	$(3,296)	-45.7%
Depreciation, amortization, and impairment	$8,263	$232	$(8,031)	-3461.6%
Total Operating Costs	$28,538	$16,781	$(11,757)	-70.1%

Totals for depreciation and amortization expense include impairment on intangibles of $7,685 and $0 for the year ended December 31, 2018 and 2017, respectively.

Operating expense increased by $11,757, or 70.1%, to $28,538 for the year ended December 31, 2018 from $16,782 for the year ended December 31, 2017. Expressed as a percent of revenues, operating expenses increased to 193.7% for the year ended December 31, 2018 from 115.9% for the year ended December 31, 2017. The major variance in the net increase in total operating costs was a result of an increase in advertising expenses of $6,637 that was related to promoting the company brand during the company’s ongoing Regulation A+ public offering, as well as a one-time booking of impairment on intangibles of $7,685. Additional increases in payroll and rent were related to the additional staff and offices resulting from the DOPE and Culture acquisitions. Partially offsetting these higher costs was lower non-cash equity compensation expense that was booked in 2018. The equity compensation expense booked was $2,963 and $9,330 for the year ended December 31, 2018 and 2017, respectively. Adjusting for these non-cash equity compensation costs, impairment, and the one time increase in advertising expenditure, total operating costs would have been $11,253 for the year ended December 31, 2018, which would have been a $3,802, or 51.0%, increase from the $7,451 adjusted total for the year ended December 31, 2017. The net increase in the adjusted cost totals is mostly due to booking executive deferred compensation that was not booked during the same period for the prior year, as well as additional payroll from staffing increases to expand business and an increase in professional fees to cover the additional legal and audit work for the Company’s ongoing Regulation A+ public offering and costs associated with applying for the Company’s public listing.

44

Marketing and advertising expense for non-event company branding increased by $6.665, or 1,678.8%, to $7,062 for the year ended December 31, 2018 from $397 for the year ended December 31, 2017. The large increase is mostly due to the $6,637 spend from the use of iHeart Media advertising credits and other costs related to the Company’s promotion of the Company’s brand during our Regulation A+ public offering. Adjusting for this one-time advertising expense for the year ended December 31, 2018 would have been $425, representing an increase of $28 or a 7.1%, as compared to the prior year. The ratio of the adjusted advertising costs as compared to revenues was flat. Expressed as a percentage of revenues, the adjusted marketing and advertising expense showed an increase to 2.88% of revenue for the year ended December 31, 2018 as compared to 2.74% of revenue for the year ended December 31, 2017.

Professional fees decreased by $6,235, or 69.8%, to $2,698 for the year ended December 31, 2018 from $8,933 for the year ended December 31, 2017. The overall decrease in professional fees is due to the change in the amount of non-cash stock and option grant compensation booked in each year. Adjusting professional fees for the non-cash equity compensation costs for consultants of $386 and $6,689 for the years ended December 31, 2018 and 2017, respectively, resulted in an increase of $68, or 3.0%, from $2,244 for the year ended December 31, 2017 to $2,312 for the year ended December 31, 2018. The overall increase in professional fees is due to the costs for the various filings related to the Company’s ongoing Regulation A+ public offering and the related public listing process.

General and administrative expenses increased by $3,296, or 45.7%, to $10,515 for the year ended December 31, 2018 from $7,219 for the year ended December 31, 2017. One major contributor to the increase in general and administrative expense resulted from recording employee stock option compensation costs of $2,597 for the year ended December 31, 2018 compared to $1,741 recorded in the year ended December 31, 2017. Adjusting for the non-cash equity compensation costs, the total general and administrative expense for the year ended December 31, 2018 would be $7,918 compared to an adjusted year end December 31, 2018 total of $5,478. The adjusted total variance of $2,440 is from the increase of $1,203 in payroll and benefit costs from High Times and the Dope and Culture acquisitions. Rent also increased by $228 due to the added offices and due to the New York City office lease assumed by the Company from Planetout Inc., which lease expense is offset by the subleasing income that is recorded as other income. The other increase in costs are related to the increase in staff from the prior year with increases in travel costs, office supplies, and initial integration costs from the acquisitions made during the year. Expressed as a percentage of revenues, general and administrative expense increased to 71.4% (53.7% if adjusted for the stock option compensation expense) for the year ended December 31, 2018 from 49.9% (37.8% if adjusted for the stock option compensation expense) for the year ended December 31, 2017. The increase is due to a higher increase in general and administrative costs compared to a lower increase in revenue.

Depreciation, amortization, and impairment expense

As of August 31, 2017, Trans-High entered into an online sales representative agreement with Green Rush Daily Inc. (“Green Rush”), a daily on-line publication providing news and information relating to cannabis, including guides and strain reviews, products and health news. On March 28, 2018, the parties terminated the online sales representative agreement and pursuant to an asset purchase agreement, dated March 28, 2018, Trans-High acquired certain of Green Rush’s assets consisting solely of its websites, intellectual property, advertiser agreements and future revenues from such agreements. No employees or liabilities of Green Rush were acquired or assumed by Trans-High. As consideration for the purchased assets, Green Rush received 577,651 shares of the Company’s Class A Common Stock and Hightimes Holding agreed to pay Green Rush an additional $500,000 in cash on or before September 30, 2018. Under the terms of the asset purchase agreement, if by September 30, 2018 either (a) Green Rush did not receive the $500,000 cash payment or (b) the Company’s Class A Common Stock does not trade on NASDAQ, another national securities exchange or is not quoted for trading on the OTCQX, the OTCQB or the Canadian Stock Exchange (the “Trading Deadline”), Green Rush would have the right to rescind the asset purchase agreement and repurchase the assets in consideration for returning to the Company the 577,651 shares of Class A Common Stock.

Following the acquisition of the Green Rush assets, the revenues from the former Green Rush business materially deteriorated. Trans-High also learned that certain of the assets it anticipated purchasing were previously sold by Green Rush in breach of the asset purchase agreement. Accordingly, the Company has written off the value of the Green Rush assets of $6,750 on its financial statements for the year ended December 31, 2018.

Impairment on intangibles booked for the year ending December 31, 2018 was $7,685 compared to $0 booked for the year ending December 31, 2017. For the year ended December 31, 2018, impairment was recorded for the assets for the Green Rush Daily website (as set forth above) of $6,750, the Legend Valley Music Festival (purchase by the Bio Cup Music Note) of $375, and the Chalice Cup Event assets (purchased by the Gemini Finance Corp note) of $560.

Adjusting out impairment costs depreciation and amortization expense increased by $346, or 149.3% to $578 for the year ended December 31, 2018 from $232 for the year ended December 31, 2017. The increase was due to the amortization of intangibles that were part of the purchase price allocation in the Dope and Culture Magazine asset acquisitions. The amortization related to the acquisitions was $330 for the year ended December 31, 2018, The balance of the increase of $16 was due to an increase in deprecation from additional asset expenditures put into service including assets from the asset acquisitions.

Operating loss from continuing operations

Our net operating loss increased by $13,888, or 102.0%, to $27,498 for the year ended December 31, 2018 as compared to a $13,610 loss for the year ended December 31, 2017. Operating net loss margin increased to 186.6% for the year ended December 31, 2018, from 94.0% for the year ended December 31, 2017. The increase in net operating loss as a percent of revenue on higher revenues was primarily due to the iHeart advertising costs and credits of $6,604 that were expensed promoting the Company’s Regulation A+ public Offering, the increase in equity compensation charge of $1,222 ($2,963 in the current year compared to $1,741 in the prior years), and the one time impairment on intangibles of $7,685. Adjusting for these charges the net operating loss would be $10,246 for the year ending December 31, 2018, a decrease of $1,623 or 13.7% in the adjusted loss reported for the year ended December 31, 2017 of $11,869.

Interest expense, net

Net interest expense decreased $1,585, or 34.8%, to $2,973 for the year ended December 31, 2018 as compared to $4,558 for the year ended December 31, 2017. Gross interest accrued increased for the year ended December 31, 2018 by $1,329 but this was offset by a decrease of $2,914 due to Purchase Note holders forgiving a portion of their interest that was accrued that resulted in the overall decrease in interest expense of $1,585.

Change in fair value in derivative

The Company issued a warrant to our senior loan holder for a line of credit that was used to finance the acquisition of Trans-High Corporation. The warrant is deemed a derivative due to the terms that it exercises into 2.75% of our Class A Common Stock based on the number of deemed issued shares at the time the warrant is exercised. The initial fair value of the warrant was $570. The fair value of the warrant was $3,950 for the year ending December 31, 2017. The change in the fair value of the derivative of $3,380 in expense was recorded as Other Expense. In the year ended December 31, 2018, the Company issued an additional warrant to our senior loan holder under the same terms as the first warrant issued and exercises into 2.25% of Class A Common Stock based on the number of deemed issued shares at the time of its exercise. The combined change in fair value of the two senior loan holder warrants resulted in an expense of $8,815. In addition to loan holder warrants, an additional $1,195 expense was related to warrants issued to the Purchase Note Holders in exchange for forgiveness of interest, and net income of $66 was recorded on a junior note for event lease rights.

Change in fair value of investment securities

The Company received common shares from Cannabis Sativa Inc. in lieu of cash payment for a lock-up event service agreement valued at $1,000. The investment was classified as a Level 1 financial instrument at December 31, 2017. The Company recorded a $1,134 change in fair value of investment securities for the year ended December 31, 2017. For the year ended December 31, 2018, the same shares as mentioned before were returned as part of terminating agreements between the companies resulting in recording a net loss of $1,405 in the change in fair value of investment securities.

45

Change in fair value of convertible notes

The modified terms under the Second Amendment to the Company’s senior secured note were considered substantially different as compared to the terms of the Loan Agreement immediately prior to the Second Amendment, pursuant to ASC 470-50, Modification and Extinguishment. Based on the modification the new note was recorded using the fair value method. The net change in the fair value of the notes resulted in a loss of $1,117, which is included in other non-operating expense for the year ended December 31, 2018. For the current year ended December 31, 2018, the net change in the fair value of the notes resulted in a net gain of $1,826.

(Gain)/loss from settlement of debt

The modified terms under the Second Amendment for the Company’s senior secured note were considered substantially different as compared to the terms of the Loan Agreement immediately prior to the Second Amendment, pursuant to ASC 470-50, Modification and Extinguishment. As such, the Second Amendment was accounted for as a debt extinguishment, resulting in a loss on debt extinguishment of $1,231, which is included in other non-operating expenses for the year ended December 31, 2017. For the year ended December 31, 2018 there was a settlement of a loan that was paid off that resulted in a net gain of $53.

Finance charges

Finance charges of $1,533 were $386, or 20.1%, lower in the year ended December 31, 2018 as compared to the $1,919 recorded for the year ended December 31, 2017. The lower charges were from lower success fees and other costs charged by our senior note holder for the 2018 amendments as compared to the fees and other costs charged in the prior year.

Other net income and expenses

Other net income and expenses resulted in a net income of $207 for the year ended December 31, 2018, as compared to a net loss of $13 for the year ended December 31, 2017. The increase in net income was due to rental income earned from the sublease of the New York office to Pride Media in the New York office after the lease had been assumed by Trans-High Corporation from Planetout Inc. in November 2017. Other income derived from a vendor review of accounts payment for invoices that were no longer due form prior years, which was offset by the closing of customer sales invoices from prior years that were deemed uncollectable or were still open due to prior mismatched payments.

Net loss

Our net loss increased by $16,573, or 67.1%, to a net loss of $41,267 for the year ended December 31, 2018, as compared to a net loss of $24,694 for the year ended December 31, 2017. The increase in net loss was primarily the result of the factors noted above with respect to our loss from continuing operations and increase in non-operating expenses.

Unaudited Pro Forma Balance Sheet Information

The unaudited pro forma balance sheet data as of December 31, 2018 gives effect to a pro-forma estimated $30,028 increase in our consolidated stockholders’ equity, which was a negative ($39,135) at December 31, 2018 resulting from increases in stockholders’ equity primarily resulting from (a) the conversion into Class A Common Stock of approximately $3,046 remaining balance of an aggregate of $22,500 principal amount of convertible notes issued to the former stockholders of THC previously converted into such Class A Common Stock, (b) consummation of the purchase of assets and businesses of Culture Magazine, Dope Media and Chalice Festivals, (c) the exercise by ExWorks’ of their two warrants resulting in the elimination of $12,781 of prior expenses derivative liability and a reduction of $3,044 to the senior note equal to the combined exercise price; which transaction is scheduled to take place simultaneous with a “Liquidity Event,” and (e) the sale through December 31, 2018 of 1,223,855 shares of the Class A Common stock at $11.00 per share in the Hightimes Holding Regulation A+ Public Offering . The unaudited pro forma stockholders’ equity for the fiscal year ended December 31, 2018 gives effect to such transactions as if they had occurred as of the end of the period.

46

The unaudited pro forma balance sheet data does not include the prospective acquisition of BIG Publications or Spannabis which will require (in addition of issuance of Common Stock and notes) cash payments aggregating approximately $5,420,000.

(000 omitted)

	December 31, 2018	Pro Forma Adjustments		Pro-Forma assets, liabilities, and stockholder’s equity
	(Unaudited)			(unaudited)
Assets
Current assets
Cash and cash equivalents	$1,178			$1,178
Accounts receivable, net	3,741			3,741
Income tax receivable	25			25
Employee advances	10			10
Deferred costs and prepaid expense	4,469			4,469
Total current assets	$9,423			$9,423

Other Assets
Fixed assets and technology, net	$689			689
Intangible assets	6,457			6,457
Goodwill	6,895			6,895
Investment in Spectrum King LED	1,500			1,500
Other assets	48			48
Total assets	$25,012			$25,012

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued liabilities	$9,605	(21)	2	9,403
		(176)	5
		(5)	6
Notes payable - non-related party, short term	3,310			3,310
Deferred revenue	4,450			4,450
Deferred tax liability	426			426
Capital lease obligation	8			8
Convertible notes payable	375			375
Convertible share purchase note – related party, short term	5,949	(3,046)	1	2,903
Convertible notes, fair value	24,864	(7,689)	3	9,039
		(8,136)	4
Derivative and warrant liability	13,996	(395)	2	3,041
		(10,000)	5
		(560)	6
Notes payable - related party	45			45
Total current liabilities	$63,028	$(30,028)		33,000

Capital lease obligation – long term	32			32
Notes payable - non-related party, long-term	1,087			1,087
Total liabilities	$64,147	(30,028)		$34,119

Stockholders’ deficit:
Class A common stock, par value $0.0001; 100,000,000 shares authorized; 24,444,277 and 29,415,844 shares issued and outstanding as of December 31, 2018 and Pro Forma December 31, 2018, respectively	2			2

Additional paid in capital	54,976	3,046	1	85,004
		416	2
		7,689	3
		8,136	4
		10,176	5
		560	6
Stock subscription receivable	(904)			(904)
Accumulated deficit	(93,209)			(93,209)
Total stockholders’ (deficit) equity	(39,135)	30,028		(9,107)
Total liabilities and stockholders’ (deficit) equity	$25,012	$-		$25,012

The accompanying notes are an integral part of these consolidated pro forma financial statements.

47

Footnotes to the December 31, 2018 Pro-Forma Balance Sheet:

The pro forma adjustments to stockholders’ equity and increase in the outstanding shares of Class A Common Stock:

(1) Gives pro-forma effect to (a) a $3,046,000 increase in stockholders’ equity resulting from the conversion in November 2018 of $3,046,000 of principal and accrued interest in the remaining balance of $ purchase notes that were issued in 2017 to the former THC stockholders and outstanding at September 30, 2018 which were subsequently converted into Class A Common Stock prior to December 31, 2018, (b) the payment in cash of $1,500,000 to such purchase noteholders, and (c) the reclassification of $2,903,000 of principal and accrued interest on such purchase notes into a $2,903,000 principal amount non-convertible note due October 31, 2019 and subject to prepayment at the rate of 20% of all net proceeds received from any financings proceeds received by the Company between November 1, 2018 and October 31, 2019. On November 13, 2018 of the remaining balance of the purchase notes ($22,500,000 discounted by 25% to $16,875,000) were converted into 1,534,000 additional shares of Company Class A Common Stock at a price of $11.00 per share.

(2) Gives pro-forma effect to an increase in stockholders’ equity resulting from the automatic conversion into Class A Common Stock upon consummation of the Regulation A+ Public Offering of a $375,000 principal amount convertible note, plus accrued interest of $21,208, issued in August 2017 to Bio Cup Music Festival Ltd. in connection with the acquisition of the right to conduct Cannabis Cup Events at a designated venue in Vancouver, British Columbia. Such note plus any accrued and unpaid interest will convert into 36,019 shares of Class A Common Stock at a price of $11.00 per share.

(3) and (4) Gives pro-forma effect to increases in stockholders equity resulting from (a) the agreement in November 2018 by ExWorks Capital Fund I, L.P., that upon consummation of the Regulation A+ Public Offering , it shall exercise both a February 2017 warrant issued to ExWorks to purchase shares of Hightimes Holding Class A Common Stock at an exercise price of $0.01 per share, and a February 2018 warrant issued to ExWorks to purchase shares of Class A Common Stock at an exercise price of $5.31 per share, and the application of the weighted average exercise prices of $2.39 to reduce by $3,043,731 the $16,000,000 outstanding principal amount of the senior secured convertible note issued to ExWorks, and (b) the elimination of derivative liabilities aggregating $12,780,882 as a result of the exercise of both ExWorks warrants.

(5) Gives pro-forma effect to the conversion into 925,051 shares Class A Common Stock of a $10,000,000 convertible note plus $175,000 of accrued interest issued to an affiliate of iHeart Media in exchange for advertising services.

(6) Gives pro-forma effect to the issuance of 51,362 shares of Class A Common Stock upon conversion of a $560,000 convertible note plus accrued interest of $21,208 issued to Gemini Finance LLC in connection with the acquisition of the assets of Chalice Festivals USA.

48

Item 3.	DIRECTORS AND EXECUTIVE OFFICERS

Our executive officers and directors and their business experience follows:

Name	Age	Position	Length of Service

Adam E. Levin	39	Executive Chairman of the Board	Inception to Present
Kraig G. Fox	50	President, Chief Executive Officer and Director	Since March 15, 2019
David Peck	37	Vice President of Business Development	Since March 15, 2017
Neil T. Watanabe	65	Chief Operating Officer and Chief Financial Officer	Since April 8, 2019
Colin Conway	34	Secretary and Director	Since January 2017
Colleen Manley	60	Director	Since March 3, 2017
Eleanora Kennedy	77	Director	Since March 3, 2017
Justin Ehrlich	41	Director	Since October 2017
Stormy Simon	49	Director	Since November 2017
Vicente Fox Quesada	76	Director	Since May 2018

During the past five years, none of the persons identified above has been involved in any bankruptcy or insolvency proceeding or convicted in a criminal proceeding, excluding traffic violations and other minor offenses. There is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

Adam Levin, Executive Chairman of the Board. Adam Levin is the founder of Hightimes Holding and has served as its Chairman and Chief Executive Officer, from its inception in December 2016 until March 15, 2019, when he assumed the role of Executive Chairman of the Board. Mr. Levin brings over 15 years of leadership experience running Internet-based technology and e-commerce companies to his role as Chairman and Chief Executive Officer. Mr. Levin has been Managing Director of Oreva Capital Corp, since September 2016 and for five years prior to that was the Managing Director of Vert Capital Corp where he oversaw the day to day operations of the firm and led the acquisition of a number of companies. He has extensive experience in the fields of mobile, social networking, entertainment as well as venture capital and merger and acquisition strategies. Mr. Levin has been a featured speaker at CES, MIPTV, MONY Conference, CTIA, Wireless Influencers, and has been featured in The Wall Street Journal, The NY Times, Fortune, Bloomberg and Entrepreneur Magazine. He has appeared on CNN, NPR, MSNBC, HBO and Fox News. Mr. Levin also served as Chief Executive Officer and a director of Bebo.com, Inc., a social networking and content website, from 2010 to 2012. Bebo.com, Inc., filed for protection under Chapter 11 of the United States Bankruptcy Code in May 2013. Mr. Levin was an officer of Bebo within the two-year period prior to the filing of the Chapter 11 petition but had resigned as an officer and director prior to such filing. Mr. Levin currently serves as a member of the board of directors of Pride Media, Inc., and previously served as the Chairman of the Board of Directors of Pixelmags until its sale in 2016. Mr. Levin earned a BA from Thomas Edison State College. We believe Mr. Levin’s extensive leadership experience in social media; e-commerce companies and venture capital will benefit the Company’s development.

Kraig G. Fox, Chief Executive Officer, President and Director. Mr. Fox became Chief Executive Officer and President of the Hightimes Group and a member of its Board of Directors as of March 15, 2019. Mr. Fox has more than 20 years’ experience as an investor and operator in the media and entertainment industries. From January 2016 through March 2019, Mr. Fox was a senior managing director at Elridge Industries, a private investment firm headquartered in Greenwich, Connecticut. From June 2012 through December 2015, Mr. Fox was a senior managing director of Guggenheim Partners where he focused on Guggenheim’s overall strategy in the media and entertainment spaces, as well as the management of its media and entertainment investments. Prior to joining Guggenheim, Mr. Fox was a founder and Chief Operating Officer of Core Media (previously CKX, Inc.) where he oversaw all operations of the publicly traded company, including Core Media’s interests in the estate of Elvis Presley and the intellectual property rights of Muhammad Ali, as well as oversight of its wholly owned subsidiary, 19 Entertainment, which included shows such as American Idol (including television, recordings, live tours, artist management and sponsorships) and So You Think You Can Dance. Mr. Fox graduated in 1990 with a Bachelor of Arts degree from the Newhouse School of Public Communications at Syracuse University. We believe Mr. Fox’s extensive business and leadership experience in social media; e-commerce companies and finance will benefit the Company’s development.

49

Neil T. Watanabe, Chief Operating Officer and Chief Financial Officer. Prior to joining the Hightimes Group on April 8, 2019, Mr. Watanabe has more than 30 years’ experience in retail finance, accounting and operations, having served as chief financial officer for both public and private national retail companies. Most recently, Mr. Watanabe served as chief financial officer at U.S. Autoparts Network, Inc. from March 2015 until joining the Company. Previously, from 2006 through 2014, Mr. Watanabe served as chief financial officer and executive vice president at Anna’s Linens. In addition, Mr. Watanabe has served as chief financial officer for Petsmart, Mac Frugal’s Bargain Closeout, Kay Bee Toys, and Elizabeth Arden Red Door Spas, and as chief operating officer of Sears Health and Nutrition, Motherhood Maternity and Natural Stores. Mr. Watanabe is a graduate of the University of California Los Angeles, where he received a Bachelor of Arts, and obtained certification as a public accountant through the University of Illinois at Urbana-Champaign – College of Business.With more than 30 years of finance, accounting and operational experience, we believe that Mr. Watanabe will make a significant addition to the Company’s senior management.

David Peck, Vice President, Business Development. Mr. Peck is the Vice President of Business Development for the Company and is responsible for international and domestic licensing and partnerships. He also oversees the company’s e-commerce and online education strategy. Prior to High Times David ran business operations at Sock Panda, a global e-commerce company. At SockPanda he negotiated partnerships with Amazon, Facebook, and Girl Scouts of America. Ultimately, he oversaw the sale of the company to a private equity firm. Prior to Sock Panda Mr. Peck served as a business development executive at Sony where he developed seven-figure revenue generating partnerships with Roku, TiVo, and other technology companies. Mr. Peck earned a BA from Brown University and holds an MBA from the University of Southern California. We believe Mr. Peck’s experience in business development and partnerships will benefit the Company’s growth.

Colin Conway, Secretary and Director. Since October 2016, Mr. Conway has been a managing director of Oreva Capital Corp., a Los Angeles based merchant bank focused on making direct investments in diversified, private operating companies. Mr. Conway participated in the acquisition of Trans High Corporation in March 2017. For four years prior to Oreva Capital Mr. Conway served as a managing director at Vert Capital Corp., where he led the business development team and participated in the acquisition and restructuring of private operating companies in various industries including digital media, Internet, software, and apparel. From 2010 to 2012, Mr. Conway was previously an associate director at Weston Capital Management, LLC, a Connecticut based Hedge Fund and Fund of Funds. We believe Mr. Conway’s banking, investment and marketing, as well as his experience with companies operating in the media and internet industries, will be an asset to our Board of Directors.

Colleen Manley, Director. Ms. Colleen Manley has served as a director of High Times Holding Corp. since March 2017 and for the past 18 years she has served as a director of Trans-High Corporation. Ms. Manley is an attorney, a member of the Arizona State Bar since 1985 of preeminent status. She is the Managing Partner and owner of Goodson Manley Law & Legacies PLLC, one of Arizona’s oldest family law practices which has been in business for over 50 years. She specializes in working with and representing multi-family and single-family and serves as General Counsel for families and businesses in Arizona as well as in other jurisdictions. Ms. Manley has also been a Director at American Green, Inc. since April 25, 2011. She is actively involved in issues involving children and the environment and in various charities in Arizona. In 1986, Ms. Manley was admitted to US Court of Appeals for the Ninth Circuit. As an Attorney, Ms. Manley and has earned the coveted “AV” rating, and her law firm has been awarded “pre-eminent” status. Colleen also received her Executive MBA from the Thunderbird School of Global Management. We believe Ms. Manley’s legal and leadership experience will be an asset to our Company and the Board of Directors.

Eleanora Kennedy, Director. Ms. Eleanora Kennedy is an accomplished interior designer and published writer. She is known for her charitable causes and is a board member of the Society of Memorial Sloan Kettering Cancer Center, a co-director of the Shana Alexander Charitable Foundation and a member of the women’s board of the Central Park Conservatory in New York City. Ms. Kennedy’s lifelong interest in issues regarding women and children’s rights include her work at the United Nations which allowed her to open the General Assembly to screen the impactful movie Trade starring Kevin Kline. She served as a special advisor to the President of the UN General Assembly from 2008 to 2009. A graduate of the Fashion Institute of Technology and the New York School of Interior Design, Ms. Kennedy began her career in merchandising at Saks Fifth Avenue in New York and later became an executive at the Associated Merchandising Corporation and a director of Creative Merchandising at Joseph Magnins. We believe Ms. Kennedy’s publishing and leadership experience will be an asset to our Company and the Board of Directors.

50

Justin Ehrlich, Director. Mr. Ehrlich is a partner in VE Equities LLC, a full-service real estate company with capabilities in investment, finance, asset management and construction. Justin is responsible for managing the firm’s real estate investment and finance activities and handling the company’s overall operations and asset management. He has completed over $10 billion of luxury mixed-use and condominium projects in Manhattan and is currently developing several mixed-use projects in California. In addition, Justin is a partner in Churchill Real Estate Holdings LLC, an alternative investment platform offering short term debt products to institutional and private clients. Mr. Ehrlich holds a BA in Business Administration from Boston University’s School of Management and earned a MS in Real Estate Finance and Investment from New York University. He served as the Secretary of the 125th Street Business Improvement District from 2008 to 2009. He has received numerous awards and honors from multiple industry organizations including the 2011 Developer of The Year Award from Young Jewish Professionals and was the Guest of Honor at the YJP 2014 Founders Gala at Cipriani Downtown. Mr. Ehrlich is currently on the Board of Directors for A Caring Hand and BDS Analytics. We believe Mr. Ehrlich’s experience in investment and real estate will be an asset to our Company’s Board of Directors.

Stormy Simon, Director. Ms. Stormy D. Simon held a number of senior roles at Overstock.com during her fifteen-year tenure with that company. She headed Overstock.com’s Books Music & Video category and was responsible for all offline marketing including television, radio and print. She was also a Director of Overstock.com Inc. from 2011 to 2016. Ms. Simon’s extensive experience at Overstock.com, as well as her interest in the cannabis industry, will be an asset to our Company’s Board of Directors. We believe Ms. Simon’s experience in large scale e-commerce and marketing will be an asset to our Company’s Board of Directors.

Vicente Fox Quesada, Director. Mr. Vicente Fox Quesada became a member of the Hightimes Holding Board of Directors effective as of May 1, 2018. A businessman and politician, Mr. Fox started his business career in 1963 with the Coca Cola Company in Mexico and ultimately became president of the company for Mexico and Latin America. Mr. Fox served as the 55th President of Mexico from December 1, 2000 to November 30, 2006. His election as President of Mexico in the 2000 presidential election was a historically significant election since it made him the first president elected from an opposition party since 1910. During his term in office, Mr. Fox was credited with maintaining economic growth and reducing the poverty rate from 43.7% in 2000 to 35.6% in 2006. After serving as president of Mexico for six years, Mr. Fox returned to his home state of Guanajuato, where he now resides with his wife and family. Since leaving the presidency, Mr. Fox has been involved in public speaking and the development of the Vicente Fox Center of Studies, Library and Museum. Mr. Fox is currently the Co-President of the Centrist Democrat International, an international organization of political parties. Mr. Fox studied Business Administration at the Universidad Iberoamericana and later received a Top Management diploma from Harvard Business School. We believe that Mr. Fox’s business and political experience, as well as his stature in the international community, will be an asset to our Company’s Board of Directors.

Board of Directors Structure and Risk Oversight

Our Certificate of Incorporation authorizes three classes of directors. The Class I directors have a term of office for one year or until their successors are elected and qualified; the Class II directors have a term of office of two years or until their successors are elected and qualified; and the Class III directors have a term of office of three years or until their successors are elected and qualified.

Ms. Manley and Ms. Kennedy will be elected to serve until the annual meeting of stockholders of Hightimes Holding to be held in 2018; Ms. Simon and Mr. Conway will be elected to serve until the annual meeting of stockholders of the Successor to be held in 2019; and Messrs. Levin, Ehrlich and Fox will be elected to serve until the annual meeting of stockholders of the Successor to be held in 2020. In addition, it is anticipated that Mr. Levin will continue to be designated Executive Chairman of the Board.

51

Audit Committee

We have established an audit committee consisting of Justin Ehrlich, Stormy Simon and Colleen Manley. Mr. Ehrlich is the chairman of the audit committee. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

●	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

●	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

●	discussing with management major risk assessment and risk management policies;

●	monitoring the independence of the independent auditor;

●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

●	reviewing and approving all related-party transactions;

●	inquiring and discussing with management our compliance with applicable laws and regulations;

●	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

●	appointing or replacing the independent auditor;

●	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

●	approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Financial Experts on Audit Committee

The audit committee is composed exclusively of “independent directors” who are “financially literate” as defined under the NASDAQ listing standards. The NASDAQ listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, the Company intends to certify to NASDAQ that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that Mr. Ehrlich qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

52

Nominating Committee

We have established a nominating committee of the board of directors to consist of Justin Ehrlich, Stormy Simon and Eleanor Kennedy. The nominating committee considers persons identified by its members, management, stockholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in our Nominating Committee Charter, generally provide that persons to be nominated:

●	should have demonstrated notable or significant achievements in business, education or public service;

●	should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

●	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of our stockholders.

The Nominating Committee will consider a number of qualifications relating to management and leadership experience, background, integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.

Compensation Committee

We have established a compensation committee of the board of directors to consist of Justin Ehrlich, Stormy Simon and Vicente Fox, each of whom is an independent director. Mr. Ehrlich is the chairman of the compensation committee. The compensation committee will determine the salary, fees or other compensation (including any cash-based and equity-based compensation plans and arrangements) to be paid to our officers or directors. No salary, fees or other compensation will be paid to any officers and directors until the Company consummates its initial business combination. Therefore, the compensation committee will not conduct any meetings until after the Company consummates its initial business combination.

Director Independence

We use the definition of “independence” of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship with the Company which, in the opinion of the Company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three (3) years was, an employee of the company;

●	the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of twelve (12) consecutive months within the three (3) years preceding the independence determination (subject to certain exemptions, including, among other things, compensation for board or board committee service);

●	the director or a family member of the director is a partner in, controlling shareholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exemptions;

●	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three (3) years, any of the executive officers of the company served on the compensation committee of such other entity.

Under such definitions, Messrs. Conway, Ehrlich and Fox Quesada, and Ms. Simon are independent directors.

53

Family Relationships

There are no family relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

Except as disclosed above, to our knowledge, none of our current directors or executive officers has, during the past ten (10) years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two (2) years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Compensation of Executive Officers

This section discusses the material components of the executive compensation program for our executive officers who are named in the “2018 Summary Compensation Table” below. Prior to January 1, 2017, no executive officer or director of Hightimes Holding received any compensation or other remuneration. In fiscal 2018, our “named executive officers” and their positions were as follows: (i) Adam E. Levin, Chief Executive Officer; (ii) David Newberg, Chief Financial Officer; (iii) Matt Stang, Chief Revenue Officer; (iv) David Peck, Vice President of Business Operations, and (v) Scott McGovern, Senior Vice President of Publishing.

54

2018 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Adam Levin - CEO	2018	500,000	-	-	1,341,873	-	-	-	1,841,873
	2017	230,769	-	-	28,947	-	-	-	259,716
	2016	-	-	-	-	-	-	-	-
David Newberg - CFO	2018	166,539	-	-	171,674	-	-	-	338,213
	2017	75,288	-	-	4,571	-	-	-	79,859
	2016	-	-	-	-	-	-	-	-
Matt Stang - Chief Revenue Officer	2018	304,898	-	-	-	-	-	-	304,898
	2017	607,075	-	-	1,650,891	-	-	-	2,257,966
	2016	556,314	-	-	-	-	-	-	556,314
David Peck - VP Business Development	2018	140,010	-	-	275,465	-	-	-	415,475
	2017	102,315	-	-	4,571	-	-	-	106,886
	2016	-	-	-	-	-	-	-	-
Scott McGovern- SVP of Publishing	2018	144,231	-	-	(22,853)	-	-	-	121,378
	2017	77,885	-	-	22,853	-	-	-	100,738
	2016	-	-	-	-	-	-	-	-

2018 Director Compensation

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option awards ($)	Non-equity incentive plan Compensation ($)	Nonqualified deferred Compensation earnings ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Adam Levin	-		-	-	-	-	-	-
Colin Conway	-		-	-	-	-	-	-
Colleen Manley	-	-	-	-	-	-	-	-
Eleanora Kennedy	-	-	-	-	-	-	-	-
Vincent Fox	80,000	-	-	-	-	-	-	80,000
Justin Ehrlich	-	-	272,930	-	-	-	-	272,930
Stormy Simon	-	-	272,930	-	-	-	-	272,930

55

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units that have not vested($)	Market value or shares of units of stock that have not vested($)	Equity incentive plan awards Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Adam Levin - CEO	193,086	-	386,173	$5.59	12/17/2027	-	-	-	-
Matt Stang	579,260	-	-	$5.54	3/4/2027	-	-	-	-
Scott McGovern	-	289,630		$5.54	12/17/2027	-	-	-	-
Ellie Green	32,181	-	64,362	$5.54	12/17/2027	-	-	-	-
David Newberg	25,748	-	51,495	$5.57	12/17/2027	-	-	-	-
David Peck	37,986	-	75,970	$5.60	12/17/2017

(1)	Mr. Levin was Chief Executive Officer until March 15, 2019, at which time he was appointed Executive Chairman of the Board. Mr. Levin’s salary has been accrued and deferred since July 17, 2018.
(2)	Represents value of shares of Class A Common Stock issued to Mr. Levin prior to February 28, 2017.
(3)	Mr. Stang was employed as Chief Revenue Officer for THC in 2016.

Prior to December 31, 2016, no executive officer or director of Hightimes Holding received any compensation or other remuneration. Pursuant to his independent director agreement, effective as of May 1, 2018, Mr. Fox shall receive a fee of $10,000 per month for serving on the Board of Directors of Hightimes Holding.

56

Employment and Consulting Agreements

Adam E. Levin. Hightimes Holding has entered into an employment agreement with Adam E. Levin, effective as of July 17, 2017 and expiring December 31, 2020, under which he was to serve as Chairman and Chief Executive officer of the Company and its subsidiaries. Under the terms of the agreement, Mr. Levin receives a base salary of $500,000 per annum and an annual bonus of $500,000 payable following the end of each of the three calendar years commencing with the year ending December 31, 2018 in the event that either (i) the consolidated revenues of the High Times Group exceeds 120% of the consolidated revenues for the immediately preceding year, or (ii) the closing price of the Company common stock as traded on any securities exchange at the end of any of the three calendar years exceeds 120% of the closing price of such common stock at the end of the prior calendar year. The employment agreement contains change of control provisions, severance payments upon termination without cause, and permits Mr. Levin to work from his office in Puerto Rico. As of March 31, 2019, a total of $836,538 of compensation has accrued and is owing to Mr. Levin under such employment agreement. Mr. Levin resigned from the position of Chief Executive Officer in March 2019, at which time the Company’s board of directors appointed him to the newly-created position of Executive Chairman of the Board.

57

Kraig G. Fox. Hightimes Holding entered into an employment agreement with Kraig G. Fox, dated as of March 15, 2019 (the “Effective Date”). Pursuant to the terms of the employment agreement, Mr. Fox will receive a base salary of $460,000 per year (the “Base Salary”), payable in equal monthly installments, provided that the Base Salary shall initially be fixed at $1.00 and the remainder of the Base Salary shall accrue until such time as the Company shall have raised an additional $10,000,000 following the Effective Date. In addition to the Base Salary, Mr. Fox shall be entitled to (i) an annual bonus of up to $250,000 depending on the Company’s achievement of certain performance goals, (ii) an option to purchase 650,000 shares of the Company’s Class A Common Stock at an exercise price of $11.00 per share, which stock options shall be issued under the Company’s 2019 Equity Incentive Plan, with one-third of such options shares vesting on March 15, 2020 and the balance of such option shares in equal monthly increments over the remaining two year period, and (iii) the right to participate in other equity grants or incentive bonus plans, as may be determined by the Board. In addition, Mr. Fox received a restricted stock unit award with respect to 500,000 shares of the Company’s common stock (to be adjusted from time to time to take into account any stock dividends, forward stock splits and reverse stock splits) which shall vest over the initial three-year term of the employment agreement, as follows: the right to purchase 33.333% of such shares of Common Stock shall vest on March 15, 2020, 33.333% of such shares of Common Stock shall vest on March 15, 2021, and 33.334% of such shares of Common Stock shall vest on March 15, 2022. The Fox employment agreement has an initial term of 36 months and will thereafter be renewable in successive two-year terms, subject to the mutual agreement of the parties.

Neil T. Watanabe. In conjunction with the appointment of Mr. Watanabe to the position of Chief Financial Officer, the Company entered into a five year employment agreement with Mr. Watanabe, dated as of April 8, 2019. Pursuant to the terms of the Employment Agreement, Mr. Watanabe will receive a base salary of $300,000 per year (the “Base Salary”), payable in equal monthly installments. Notwithstanding the foregoing, until such time as after March 15, 2019 that the Company shall have raised an aggregate of no less than $10,000,000 through the sale of equity securities, Mr. Watanabe’s base salary shall be fixed at $215,000,000 annually. In addition to the Base Compensation, Mr. Watanabe shall be entitled to (i) an annual bonus equal to up to 50% of the Base Salary depending on the Company’s achievement of certain performance goals, (ii) an option to purchase 335,000 shares of the Company’s common stock at an exercise price of $11.00 per share, which stock options shall be issued under the Company’s 2019 Equity Incentive Plan and shall vest to the extent of one-third of the option shares on April 8, 2020 and the balance of such option shares shall vest in equal monthly increments over the remaining two years, and (iii) the right to participate in other equity grants or incentive bonus plans, as may be determined by the Board. In addition, as of the close of business on the date of his first day of employment, Mr. Watanabe received a restricted stock unit award with respect to 75,000 shares of the Company’s common stock (which number of shares of the Company’s common stock to be adjusted from time to time to take into account any stock dividends, forward stock splits and reverse stock splits) which shall vest 50% on April 8, 2020 and 50% on April 8, 2021, subject to Mr. Watanabe’s employment through each of those periods.

David Peck. In March 2017, THC entered into a one-year employment agreement with David Peck under which Mr. Peck would serve as Vice President, Business Development of THC and subsidiaries. Mr. Peck receives a salary of $140,000 per year and options to purchase 57,926 shares of Class A Common Stock. Mr. Peck’s employment is “at will” and he may be terminated by THC at any time during the term of the agreement with or without cause.

Matthew Stang. Pursuant to the THC Purchase Agreement, THC and Matthew Stang, entered into an employment agreement, dated March 1, 2017, whereby Mr. Stang agreed to undertake the title of Chief Revenue Officer of THC for a period expiring on December 31, 2020 and subject to further extension (the “Stang Employment Agreement”). Under the terms of the Stang Employment Agreement, Mr. Stang receives an initial base salary of $300,000 USD as well as an initial signing bonus in the amount of $43,333. Mr. Stang is also be entitled to an annual bonus not to exceed $250,000 in each anniversary year, subject to Mr. Stang being directly responsible for THC achieving certain revenue targets or milestones. In addition, Mr. Stang received options to purchase 579,260 shares of Class A Common Stock in the Hightimes Holding Stock Incentive Plan.

Scott McGovern. On August 31, 2017, THC entered into a three-year employment agreement with Scott McGovern, under which Mr. McGovern will be Senior Vice President of Publishing of THC and its subsidiaries. Under the terms of the agreement, Mr. McGovern will receive an annual salary of $250,000 plus an annual bonus (payable in cash or shares of Company common stock) based on THC and subsidiaries meeting certain revenue targets established by the board of directors of the Company. Mr. McGovern also receive stock options vesting in equal one-third installments at the end of each anniversary year of employment to purchase up to 289,630 shares of Company Class A Common Stock.

58

The 2019 Stock Incentive Plan

The following is a summary description of the Hightimes Holding 2019 Equity Incentive Plan that superseded its 2017 Equity Incentive Plan. This summary is not a complete statement of the Equity Incentive Plan and is qualified in its entirety by reference to the complete text of the Equity Incentive Plan, a copy of which is attached as an exhibit for the Form 10 Annual Report.

Purpose. The purpose of the Equity Incentive Plan is to advance our interests and the interests of our shareholders by providing incentives to certain employees, directors, consultants and other individuals who contribute significantly to our strategic and long-term performance objectives and growth.

Administration. The Equity Incentive Plan will be administered by our Compensation Committee or such other committee as determined by our Board, or by the Board itself (“Committee”). The Committee will have the authority to select Equity Incentive Plan participants, grant awards, determine the type, size, terms and conditions of awards and adopt rules for the administration, interpretation and application of the plan.

Types of Awards under the Incentive Plan. The Equity Incentive Plan provides for the following types of awards: stock options, stock appreciation rights, restricted stock, restricted stock units, performance grants (cash and equity), and other share-based awards, or other awards consistent with the purposes of the Equity Incentive Plan.

Grant of Awards; Shares Available for Awards. Certain employees, directors, consultants and independent contractors will be eligible to receive grants of awards under the Equity Incentive Plan. The total number of shares of Class A Common Stock available for issuance under the plan will be 6,000,000 shares.

If any Common Stock issued pursuant to an award are forfeited or cancelled, then such shares that are forfeited or cancelled will be or become available for issuance under the Equity Incentive Plan. Common Stock (i) delivered in payment of the exercise price of a stock option, (ii) not issued upon settlement of a stock appreciation right or (iii) delivered to or withheld by the Company to pay withholding taxes, shall not become available for issuance under the Equity Incentive Plan. The number of Common Stock issued or reserved pursuant to the Equity Incentive Plan will be subject to adjustment for stock splits, stock dividends and similar changes in Common Stock.

Stock Options. Stock options may be qualified as an incentive stock option (an “Incentive Stock Option”) under the Internal Revenue Code of 1986 (the “Code”), and the regulations thereunder, or a stock option not qualified as such under the Code (collectively, an “option”). The exercise price of an option will be equal to or greater than the fair market value of the Common Stock on the date of grant; provided, however, Incentive Stock Options granted to an employee who owns more than 10% of the voting power of our stock (a “ten-percent employee”) will have an exercise price of not less than 110% of the fair market value at the time of grant. An option may be exercised within such period or periods as may be determined by the Committee; provided, however, any Incentive Stock Option granted to a ten-percent employee will not be exercisable after the expiration of five (5) years from the date of grant and any other option will expire ten (10) years from the date of grant. No stock option will vest sooner than one (1) year from grant.

Termination of Employment; Disability; Death; Retirement. Upon termination of employment, or cessation of a non-employee director’s service on our Board, an award previously granted, unless otherwise specified in the award agreement, will, to the extent not exercised with respect to any option or stock appreciation right, or to the extent that any of the designated goals (including any service period) with respect to any other award have not been achieved prior to the lapse of any such restrictions and/or to the extent that, for whatever reason, such award has not vested, become null and void and be forfeited, provided that:

(i)	if the employee or non-employee director dies during employment or service or during the three (3) month period following the termination of employment or service by reason of retirement or dismissal other than for cause, or during the one (1) year period following termination by reason of disability, a stock option or stock appreciation right may be exercised (to the extent otherwise exercisable) for a one-year period following the date of death;

59

(ii)	if the employee or non-employee director retires or becomes disabled, a stock option or stock appreciation right may be exercised (to the extent otherwise exercisable) at any time up to three (3) months after retirement or termination other than for cause and one (1) year after termination for disability; and

(iii)	if the employee or non-employee director to whom an award of restricted stock or restricted stock units, performance grant or any other share-based award will have been granted terminates by reason of such person’s death, retirement or disability, then to the extent such award has not otherwise been forfeited, the award will vest and all restrictions will lapse as of the date of such person’s death, retirement or disability.

If an employee voluntarily terminates employment, or if a non-employee director terminates service on our Board, or is discharged for cause, any award granted under the Equity Incentive Plan will, unless otherwise specified by our Committee, terminate and be forfeited.

Dilution and Other Adjustments. In the event a dividend (other than a regular cash dividend) or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other of our securities, issuance of warrants or other rights to purchase Common Stock or other of our securities, or other similar corporate transaction or event that affects the Common Stock such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits under the Equity Incentive Plan, the Committee will, in an equitable manner, adjust the terms of an award or, if deemed appropriate, provide for an equivalent award or substitute award or make provision for a cash payment to the holder of an outstanding award.

Stock Options Issued.

Under the 2019 Hightimes Holding Incentive Stock Option Plan an aggregate of 6,000,000 shares of Class A Common Stock are authorized for issuance. On December 18, 2017, the board of directors of Hightimes Holding approved and granted a total of 1,737,779 stock options. In addition the on April 9, 2019 the board of directors of Hightimes Holding approved and granted a total of 249,018, of which a total of 579,259 options were granted to Adam E. Levin and an aggregate of 1,639,344, less 437,363 that were forfeited, stock options were granted to other executive officers, directors and consultants. On March 28, 2019, an aggregate of 1,416,136 additional Options were granted. Options issued on December 18, 2017 are exercisable at $5.54 per share, options granted on April 9, 2019 are exercisable at $5,67 per share, and options issued on March 28, 2019 are exercisable at $11.00 per share, the then fair value of the common stock as of the date of grant. So long as the holder of the options remain as an officer, employee, or director of Hightimes Holding, (other than with respect to options granted to Messrs. Kraig G. Fox and Neil Watanabe) the options vest over a period of three years, to the extent of one-third of all granted options as of the first anniversary of the date of grant and thereafter on a quarterly basis over the remaining eight quarters. At such time as the option holder ceases to be an officer, employee, or director of Hightimes Holding, such person must exercise his or her option within 90 days following termination of employment or services as a director or employee.

Hightimes Holding issued the following stock options to its officers and directors and Matt Stang, a key employee of THC:

Name of Officer or Director	Date of Grant	No. of Stock Options

Adam E. Levin	Various	579,259
Kraig G. Fox	March 28, 2019	650,000
Neil T. Watanabe	March 28, 2019	335,000
David Peck	Various	113,956
Scott McGovern	December 18, 2017	289,630
David Newberg	Various	77,243
Justin Ehrlich	April 9, 2019	96,543
Stormy Simon	April 9, 2019	96,543
Matt Stang	December 18, 2017	579,260

60

Total options vested in the company as of March 31, 2018 is 1,008,572 which includes 900,442 of the above listed options are vested. Pursuant to Matt Stang Employment Agreement his option vesting date was March 4, 2017 and all his options vest when options were approved and granted. In the Board meeting on December 18, 2017, the Board approved and granted all options.

Item 4.	SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table shows the beneficial ownership of our Common Stock (including both our Class A Common Stock and shares of Class B shares of Common Stock held by (i) each director; (ii) each executive officer; (iii) all directors and executive officers as a group and (iv) each person (giving pro-forma effect to the acquisition of the High Times Group) known to us to be the beneficial owner of more than 5% of any class of our shares.

As of April 30, 2019, there were 24,582,774 shares of our Class A Common Stock and no shares of our Class B Common Stock issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the Commission, and generally includes voting power and/or investment power with respect to the securities held. Shares of Common Stock subject to options and warrants currently exercisable or which may become exercisable within sixty (60) days of the date of this Annual Report, are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

Name and Address (1)	Common Stock	Percent Owned
Officers and Directors:
Adam E. Levin (2)	3,380,908	13.75%
Kraig G. Fox (3)	0	0%
Neil T. Watanabe (4)	0	0%
Stormy Simon (5)	32,181	0.13-%
Justin Ehrlich (6)	804,528	3.27%
Colleen Manley (7)	894,069	3.64%
Eleanora Kennedy (8)	2,849,178	11.59%
Dr. Vicente Fox Quesada	0	0%
Colin Conway	524,141	2.13%
All Directors and names executive officers as a group	8,485,005	34.52%

Greater than 5% Beneficial Owners (Non-Officers and Directors):
Judith Baker (9)	3,296,108	13.41%
Matt Stang (10)	1,473,119	5.99%
ExWorks Capital Fund I, L.P. (11)	1,329,140	5.41%

Total owned by Principal Stockholders	14,583,372	59.32%
Total Issued	24,582,774

(*)

(1)	The officers and directors provide services at the business address of the Company. Address is c/o Hightimes Holding Corp., 10990 Wilshire Blvd, Penthouse, Los Angeles, CA 90024

(2)	Consists of (i) all shares of Class A Common Stock owned by the AEL Irrevocable Trust and Adam Levin Living Trust. Mr. Levin disclaims beneficial interest in all 2,703,212 of the shares owned by the AEL Irrevocable Trust over which Edwin Hur, Trustee, has sole voting and dispositive power; (ii) 484,610 shares of Class A Common Stock owned by Mr. Levin; and (iii) 193,086 shares of Class A Common Stock issuable upon the exercise of fully vested stock options held by Mr. Levin.

61

(3)	Does not include (1) options to purchase 650,000 shares of Class A Common Stock, which will vest 33.33% on March 15, 2020, with the remainder vesting in equal monthly installments over the next two years; and (2) 500,000 RSUs which will vest in one-third increments on March 15, 2020, March 15, 2021 and March 15, 2022.

(4)	Does not include (1) options to purchase 335,000 shares of Class A Common Stock which will vest 33.33% on April 8, 2020, with the remainder vesting in equal monthly installments over the following two years; and (2) 75,000 Restricted Stock Units which will vest 50% on April 8, 2020 and 50% on April 8, 2021.

(5)	Consists of 32,181 shares of Class A Common Stock issuable under stock options granted to Ms. Simon that are fully vested.

(6)	Consists of (i) 465,673 shares of Class A Common Stock owned by Red Investments, LLC in which Justin Ehrlich is the managing member; and (ii) 338,855 shares of Class A Common Stock issuable under stock options granted to Justin Ehrlich that are fully vested.

(7)	Consists of (i) 558,661 shares of Class A Common Stock held by the Trans-High Family Trust (formerly the Eggluftstein Sub Trust) in which Ms. Manley is sole trustee and (ii) 335,198 shares of Class A Common Stock held by Approved Trust 1 in which Ms. Manley is sole trustee.

(8)	Consists of (i) 413,985 shares of Class A Common Stock held by the Michael Kennedy Family Trust Under Section 2.4 of the Michael Kennedy Revocable Trust, (ii) 2,331,482 shares of Class A Common Stock held by the Non-Exempt Marital Trust Section 2.3 of the Michael Kennedy Revocable Trust, and (iii) 103,711 shares of Class A Common Stock held by the Exempt Marital Trust Section 2.3 of the Michael Kennedy Revocable Trust. Ms. Kennedy is the sole trustee for each of the aforementioned trusts.

(9)	Consists of (i) 2,067,051 shares of Class A Common Stock owned individually by Ms. Baker; and (ii) 1,229,057 shares of Class A Common Stock held by Candlelight Trust, for which Ms. Baker is sole trustee.

(10)	Consists of 579,260 shares of Class A Common Stock issuable under stock options granted to Mr. Stang that are fully vested.

(11)	Consists of 1,289,789 shares of Class A Common Stock issuable under two warrants granted and held by ExWorks Capital Fund I, L.P, both of which are presently exercisable.

Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise. Unless otherwise indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned, subject to applicable community property laws.

62

Item 5.	INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Related Person Policy

Any transaction between Hightimes Holding and/or its subsidiaries with any executive officer, director or affiliate of such individual must be (a) on terms no less favorable to the High Time Group than it could obtain from unrelated third parties, and (b) approved or ratified by a majority of the disinterested directors.

Related Party Transactions

Effective March 1, 2017, the Company entered into a three-year management services agreement with Oreva Capital Corp., an affiliate of Adam E. Levin. Under the terms of such agreement, Oreva will provide the Hightimes Group with general administrative and financial services, including dealings with bankers, lenders, investors and assisting the Company’s board of directors in connection with capital transactions. For such services, Oreva was to receive a monthly fee of $35,000 for so long as no default or event of default to ExWorks under the Senior Loan Agreement shall occur and be continuing. As at March 31, 2019, approximately $235,000 of consulting fees have accrued.

In connection with the funding of the $7,500,000 senior loan by ExWorks, the AEL Irrevocable Trust, a trust established for the benefit of Adam E. Levin, our Chairman and Chief Executive Officer, and members of his family, entered into a limited guaranty with the Senior Lender, pursuant to which the AEL Trust agreed to guaranty an aggregate of $5,300,000 of the senior indebtedness, which guaranty terminates if the ExWorks indebtedness is reduced to $3,000,000 or below. As collateral to secure the guaranty, the AEL Trust agreed to pledge or grant to the senior lender a first priority lien on all 3,675,717 shares of Class A Common Stock owned by the AEL Trust in Boxlight Corporation, a public corporation that has applied to list its shares on NASDAQ under the symbol “BOXL”, and all proceeds that the AEL Trust may receive from the sale of such shares.

In 2016 and in January and February 2017, the Company issued $780,650 in notes to 10 investors that converted into 598,149 shares of Class A Common Stock in March 2017 following consummation of the acquisition of Trans-High, or 2.89% of our 20,717,496 outstanding shares of Class A Common Stock as of June 14, 2018.

In February 2017 Adam E. Levin borrowed $1,300,000 from Justin Ehrlich, one of the directors of Hightimes Holdings, the proceeds of which were advanced to Hightimes Holding to help finance the acquisition of Trans-High and subsidiaries. Hightimes Holding repaid this loan in 2017.

In addition, in 2017 Adam E. Levin advanced a total of $150,000 to Hightimes Holding, of which $100,000 was used to partially repay Justin Ehrlich on his $1,300,000 loan, and $50,000 was used to provide working capital to the High-Times Group. On August 23, 2017, Hightimes Holding borrowed $200,000 from an affiliate of Adam E. Levin and $300,000 from Mr. Ehrlich. On October 12, 2017, Hightimes Holding borrowed $40,000 from an affiliate of Adam E. Levin and on October 24, 2017 borrowed an additional $95,000 from another affiliate of Adam E. Levin, of which $23,410 was repaid. On May 1, 2018, Hightimes Holding borrowed an $300,000 from Mr. Ehrlich and on May 29, 2018, borrowed another $500,000 from an affiliate of Mr. Ehrlich. On May 29, 2018, Hightimes Holding also borrowed $150,000 from David Peck, Senior Vice President of Business Development.

All of these loans were used to provide working capital for the Hightimes Group. Other than the $111,590 balance owed to affiliates of Mr. Levin, the May 29, 2018 loans from Mr. Ehrlich’s affiliate and Mr. Peck, aggregating $650,000, all of the above loans have been repaid in full. The current outstanding loans from affiliates of Mr. Levin are evidenced by two notes bearing interest at the rate of 6% and 12%, respectively, and due on the earlier of completion of the Public Offering or September 12, 2018. The $500,000 loan from Mr. Ehrlich’s affiliate and the $150,000 loan from David Peck are each evidenced by a 12% promissory note due on or about June 15, 2018. On June 14, 2018 a payment of $160,000 was made to David Peck to with $150,000 to pay off the loan plus $10,000 of interest and finance costs.

Effective December 1, 2017, the Company entered into a sublease with the term ending December 2, 2021 of approximately 10,000 square feet of office space at 10990 Wilshire Boulevard, Los Angeles, CA 90024 at a monthly rental of $10,000 plus allocated shared costs. Effective January 1, 2018 the prior agreement with Here Publishing Inc. (Pride Media Inc.) was superseded with a new cost sharing agreement for the office space. The monthly base rent of $49,603and other common costs are to be allocated based on the month end headcount of the two companies. The current allocation for Trans-High Corporation is 38.6%. Parking costs are based on actual costs of spaces used by the Trans-High Corporation employees. The use of the office and cost sharing agreement continues on a month to month basis per Pride Media Inc.’s option. The lessor is Here Publishing, Inc. (Pride Media, Inc.), a corporation controlled by Adam E. Levin, the Executive Chairman of the Company

63

In November 2017, Trans-High Corporation assumed the lease at 120 West 45th street, Unit #15.10 (approximately 2,550 sq. ft.), New York, New York 10036 from PlanetOut Inc. that terminates on February 29, 2024. This transfer of the lease to Trans-High Corporation was part of Oreva Capital’s (a corporation controlled by Adam E. Levin, the Executive Chairman of the Board of Directors of the Company) purchase of Pride Media Inc. The monthly base rent is $15,787 and escalates at a rate of 3% per annual term each April 1st plus an additional $744 monthly charge for utilities. In addition, as part of the lease the Company assumed the balance of the leasehold improvement loan of $130,500 that is paid at a rate of $1,740 over the life of the lease.

On June 26, 2018, Mr. Levin advanced a total of $850,000 to the Hightimes Holding, of which $350,000 was paid directly to Hightimes Holding and $500,000 was paid to Justin Ehrlich to pay off an outstanding loan Mr. Ehrlich had with the Company.

Dream Media Corporation, a corporation controlled by Mr. Levin, loaned to the Company $250,000 on August 31, 2018, $400,000 on September 5, 2018, and $200,000 on September 6, 2018. The Company paid back Dream Media Corporation $305,000 on September 10, 2018. $300,000 on September 17, 2018, and $200,000 on December 21, 2018, leaving a balance of $45,000 which was to be paid back as of March 31, 2019.

On July 20, 2018, Oreva Capital made a loan to the Company of $85,000 that was paid back in full on August 2, 2018. Oreva had also made a loan to the Company in December 2017 of $95,000 that was paid back in August 2018.

Agreements with Holders of Purchase Notes.

Under the terms of a November 2017 amendment to the stock purchase agreement, the holders of the Purchase Notes agreed that, upon the automatic conversion of the remaining outstanding balance of the Purchase Notes at the time of completion of the Public Offering and listing of the Company’s shares on a Qualified Stock Exchange, such Purchase Noteholders will discount the then-outstanding principal amount of the Purchase Notes (estimated at $24,000,000 assuming payment of principal installments were made when due) by 25% to an estimated $18,000,000 and receive at the time of completion of the Offering, an aggregate of 1,636,364 shares of Class A voting Common Stock of the Company, in lieu of non-voting Class B shares of the Company contemplated by the original stock purchase agreement. The 1,636,364 shares of Class A Common Stock issued is calculated by dividing the then outstanding $18,000,000 discounted principal amounts of the Purchase Notes by the $11.00 Offering Price per share of Class A Common Stock sold in the Offering.

As part of the agreement, Hightimes Holding agreed to amend the original stock purchase agreement to provide the holders of Purchase Notes with shares of Class A voting Common Stock (as opposed to Class B non-voting Common Stock). In addition, the holders of the Purchase Notes agreed to grant to Mr. Levin, then the Company’s Chief Executive Officer, a three-year irrevocable proxy coupled with an interest to vote all shares of Hightimes Holding Class A Common Stock in favor of the election of a slate of directors proposed by management at any regular or special meeting of stockholders at which directors are to be elected.

64

On November 3, 2017, an aggregate payment of $2,754,000 of principal ($1,500,000) and accrued interest ($1,254,000) was made on the Purchase Notes installment that was due on August 28, 2017, thereby reducing the outstanding principal amount to $28,500,000. There were no payments made on the November 28, 2017, February 28, 2018 or May 28, 2018 installments of principal and accrued interest, as a result of which the Purchase Notes were in default. On May 15, 2018 and May 24, 2018, the holders of the Purchase Notes agreed to waive the defaults and defer until September 12, 2018 payment of the November 28, 2017, February 28, 2018 and May 28, 2018 installments; provided that all $4,500,000 of deferred principal payments and accrued and unpaid interest at the rate of 12% per annum compounded monthly (the default interest rate) from August 29, 2017 to the date of payment is paid either out of the net proceeds of the Hightimes Holding Regulation A+ Public Offering, and in any event by no later than September 12, 2018. The May 2018 agreements with the holders of the Purchase Notes also provided that in the event for any reason, the net proceeds from the Public Offering were insufficient to pay in cash the entire foregoing amounts due, the Company may pay any remaining balance out of available working capital as and when it becomes available.

Although Hightimes Holding intended to apply approximately $8,191,000 of the net proceeds of its Public Offering to pay the three deferred and unpaid principal installments aggregating $4,500,000, plus accrued interest estimated at approximately $3,691,000 to satisfy its obligations under the Purchase Notes, as of October 31, 2018, the Company had not received sufficient net proceeds to make such payments. In addition, the $1,500,000 principal installment on the Purchase Notes that was due on August 28, 2018 was not made.

On September 7, 2018, Hightimes Holding entered into a payment waiver letter with the holders of the Purchase Notes in which the note holders agreed to waive prior defaults resulting from our failure to make the four installment payments owed through August 28, 2018, and the majority of the note holders agreed to convert 35% of the Purchase Note accrued interest on unpaid installments owed of August 31, 2018 into shares of Class A voting Common Stock of Hightimes Holding at a conversion price of $11.00 per share.

In addition, Hightimes Holding and the holders of the Purchase Notes entered into an agreement dated as of November 13, 2018, under which:

●	Hightimes Holding acknowledged that as of October 31, 2018, it owed a total of $6,000,000 in past due principal and $1,448,930 of accrued interest on all Purchase Notes.

●	Each of the Purchase Noteholders agreed to waive any prior defaults in payments under the Purchase Notes, or any failure by Hightimes Holding to comply with any terms and conditions contained in the prior waiver agreements.

●	Each of the Purchase Noteholders agreed to waive their rights under the prior waiver agreements to receive accrued interest or defaulted principal installments on the Note payable out of the proceeds received by Hightimes Holding from the Public Offering through and including October 31, 2018.

●	Each of the Purchase Noteholders acknowledged and confirmed that, pursuant to the agreement dated September 7, 2018, a total of $2,914,395 of the accrued but unpaid interest that was due as of August 31, 2018 was converted into a total of 264,945 shares of Class A voting Common Stock of Hightimes Holding at a conversion price of $11.00 per share.

●	Hightimes Holding covenanted and agreed to pay to each of the Purchase Noteholders the aggregate sum, payable in cash, of $1,500,000 (the “Cash Payment”); which Cash Payment was payable as follows: $1,000,000 by November 15, 2018 and $500,000 by November 30, 2018. As all Purchase Noteholders had not signed the November 13, 2018 agreement until November 30, 2018, the $1,000,000 portion of the Cash Payment was made on November 30, 2018 and the $500,000 balance was paid on December 10, 2018.

●	The parties agreed that, subject to the exercise by ExWorks Capital Fund I, L.P. (“ExWorks”) of two warrants to purchase Hightimes Holding Class A common stock (the “ExWorks Warrants”), and its application of 100% of the estimated total $3,042,000 exercise price of the ExWorks Warrants toward the reduction of the current $16,000,000 outstanding senior secured convertible note issued by Hightimes Holding, THC and its subsidiaries to ExWorks (the “ExWorks Note”), each of the Purchase Noteholders would convert their proportionate share of $3,046,000 of Purchase Notes into 276,909 additional shares of Hightimes Holding Class A common stock at a conversion price of $11.00 per share. On November 15, 2018, ExWorks agreed to exercise the ExWorks Warrants and apply the total exercise price toward the reduction of the ExWorks Note. The ExWorks Warrants have not been exercised as of this date.

65

●	The parties agreed that the total unpaid balance of $2,902,930 of principal installments and accrued interest due and payable to the Purchase Noteholders under the prior agreements would be evidenced by 12% Hightimes Holding non-convertible notes, each dated as of November 1, 2018 (the “Final Notes”) that will mature on October 31, 2019 (the “Maturity Date”), but which shall be subject to mandatory prepayment (applied first to accrued interest and then to outstanding principal) at the rate of twenty percent (20%) of all net proceeds (defined as gross proceeds, less selling commissions and expenses) received in cash by Hightimes Holding from all public and private financings (including the Regulation A+ Public Offering) that may occur from November 1, 2018 through and including the October 31, 2019 Maturity Date of the Final Notes. As of April 30, 2019, based on sales of Class A Common Stock in our Regulation A+ Public Offering, since November 1, 2019, we owe approximately $1,206,000 in mandatory prepayments under the Final Notes.

●	The parties agreed that, after giving effect to the above conversions, (a) the total remaining outstanding principal amount of Purchase Notes owed to all Purchase Noteholders is $22,500,000 in principal amount (the “Purchase Note Balance”), and (b) in anticipation of Hightimes Holding Class A common stock being approved, for listing or quotation on any one of NASDAQ, the OTCQX or the Canadian Securities Exchange, as an approved public listing (an “Approved Public Listing”), each of the Purchase Noteholders agreed to immediately convert their proportionate share of 75% of the $22,500,000 Principal Note Balance, or $16,875,000, into an aggregate of 1,534,909 additional shares of Hightimes Holding Class A common stock (the “Purchase Note Balance Conversion Shares”).

On November 30, 2018, Hightimes paid the holders of the Purchase Notes the sum of $1,000,000 as partial payment of the $1,500,000 Cash Payment owed and agreed to pay the $500,000 balance by not later than December 10, 2018, which amount was paid. In addition, the Purchase Noteholders representing 90.47% of the outstanding Purchase Notes agreed to immediately grant to Adam E. Levin a three year voting proxy on all of their Hightimes shares and further agreed that in the event that an Approved Public Listing does not occur by January 7, 2019, each of the Purchase Noteholders may rescind the immediate conversion of the Purchase Note Balance and retain their proportionate interest in such Purchase Note Balance. On December 10, the holders of the Purchase Notes agreed to waive any right to rescind the immediate conversion of the Purchase Note Balance if the Approved Public Listing did not occur by January 7, 2019.

As a result of the above agreements, an aggregate of approximately $25.6 million of principal and accrued interest on the Purchase Notes were converted or will be converted into approximately 2.3 million shares of Hightimes Holding Class A Common Stock at a conversion price of $11.00 per share, and Hightimes Holding delivered the 12% $2,902,930 principal amount of Final Notes to the former Purchase Noteholders to evidence the remaining total unpaid balance under the original Purchase Notes.

Effective as of December 31, 2018, the holders of the Purchase Notes agreed to waive and forgive an aggregate of $2,914,395 of accrued and unpaid interest due on the Purchase Notes, in consideration for which Hightimes Holding agreed to issue to such Purchase Noteholders a warrant expiring one year following the date on which the Class A Common Stock becomes listed or otherwise quoted on a qualified stock exchange, including NASDAQ, the NYSE or the OTCQX, to purchase up to 264,945 shares of Class A Common Stock at an exercise price of $11.00 per share. The warrants, according to their terms, are exercisable on a cashless basis.

To the best of our knowledge, other than as set forth above, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which any director or executive officer, or any security holder who is known by us to own of record or beneficially own more than five percent (5%) of any class of our Common Stock, or any member of the immediate family of any of the foregoing persons, has an interest (other than compensation to our officers and directors in the ordinary course of business).

Item 6.	OTHER INFORMATION

Not applicable.

66

HIGHTIMES HOLDING CORP.

CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

67

Item 7.	FINANCIAL STATEMENTS

HIGHTIMES HOLDING CORP.

December 31, 2018 and 2017

68

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Hightimes Holding Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Hightimes Holding Corp. (the “Company”), as of December 31, 2018 and 2017, and the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2018 and 2017 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the accompanying consolidated financial statements, the Company has suffered recurring losses from operations, generated negative cash flows from operating activities, and has an accumulated deficit that raises substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans in regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The company is not required to have, nor were we engaged to perform, an audit of the Company’s internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RBSM LLP
RBSM LLP
We have served as the Company’s auditor since 2017
Larkspur, CA May 20, 2019

F-1

Hightimes Holding Corp.

Consolidated Statements of Balance Sheets

(in thousands except share, per share, and stated value per share)

	December 31, 2018	December 31, 2017
Assets
Current assets
Cash	$1,178	$118
Accounts receivable, net	3,741	369
Income tax receivable	25	25
Investment securities at fair value	-	2,134
Employee advances	10	4
Deferred costs and prepaid expense	4,469	358
Total current assets	9,423	3,008

Fixed assets and technology, net	689	671
Intangible assets	6,457	375
Goodwill	6,895	-
Investment in Spectrum Kind LED	1,500	-
Other assets	48	15
Total assets	$25,012	$4,069

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued liabilities	$9,605	$5,159
Derivative and warrant liability	13,996	4,052
Deferred revenue	4,450	1,461
Deferred tax liability	426	-
Capital lease obligation	8	25
Notes payable - non-related party, short term	3,310	125
Notes payable - related party	45	267
Convertible notes, fair value	24,864	13,631
Convertible notes payable	375	304
Convertible share purchase note - related party, short-term	5,949	7,500
Total current liabilities	63,028	32,524

Capital lease obligation - long term	32	-
Notes payable - non-related party, long-term	1,087	-
Convertible share purchase note - related party, long term	-	21,000
Total liabilities	64,147	53,524

Stockholders’ deficit:
Class A common stock, par value $0.0001; 100,000,000 shares authorized; 24,384,571 and 19,876,903 shares issued and outstanding as of December 31, 2018 and 2017, respectively	2	2
Stock subscription receivable	(904)	-
Additional paid in capital	54,976	2,485
Accumulated deficit	(93,209)	(51,942)
Total stockholders’ deficit	(39,135)	(49,455)
Total liabilities and stockholders’ deficit	$25,012	$4,069

The accompanying notes are an integral part of these consolidated financial statements.

F-2

Hightimes Holding Corp.

Consolidated Statements of Operations

(in thousands except share, per share, and stated value per share)

	Years Ended December 31,
	2018	2017
Revenue
Festivals, events and competitions	$10,184	$11,037
Publishing and advertising	4,180	3,192
Merchandise and branding	370	252
Total revenue	14,734	14,481

Cost of goods sold
Festivals, events and competitions	12,186	10,360
Publishing and advertising	1,391	937
Merchandise and branding	117	13
Total cost of goods sold	13,694	11,310
Gross profit	1,040	3,171

Operating expenses:
Sales and marketing	7,062	397
General and administrative	10,515	7,219
Professional fees	2,698	8,933
Impairment on intangibles	7,685	-
Depreciation and amortization	578	232
Total operating expenses	28,538	16,781
Loss from operations	(27,498)	(13,610)

Other income (expense):
Interest expense, net	(2,973)	(4,558)
Change in fair value of derivative and warrant liability	(9,944)	(3,380)
Change in fair value of investment securities	(1,405)	1,134
Change in fair value of convertible notes	1,826	(1,117)
(Gain) / loss from settlement of debt	53	(1,231)
Finance charges	(1,533)	(1,919)
Other income	207	(13)
Total non-operating expenses	(13,769)	(11,084)

Net loss	(41,267)	(24,694)

Deemed dividend on repurchase of THC shares	-	(24,231)
Loss attributable to common shareholders	$(41,267)	$(48,925)

Net loss per shares, basic and diluted	$(1.97)	$(2.51)
Weighted average common shares outstanding, basic and diluted	20,951,599	19,516,861

The accompanying notes are an integral part of these consolidated financial statements.

F-3

Hightimes Holding Corp.

Consolidated Statements of Stockholders’ Deficit

(in thousands except share, per share, and stated value per share)

	Common Stock Class A		Stock Subscription	Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Receivable	Capital	Deficit	Deficit
Balance as of December 31, 2016	19,047,990	$2	$-	$80	$(3,017)	$(2,935)
Issuance of common shares for cash	5,508,419	-	-	9,044	-	9,044
Issuance of common shares for conversion of promissory notes	598,149	-	-	781	-	781
Issuance of common shares for service	6,007,523	1	-	6,688	-	6,689
Issuance of common shares for interest	260,667	-	-	650	-	650
Issuance of common shares for convertible notes, fair value	39,351	-	-	217	-	217
Repurchase of THC shares	(11,585,196)	(1)	-	(16,705)	-	(16,706)
Deemed dividend on repurchase of THC shares	-	-	-	-	(24,231)	(24,231)
Net value of Hightimes Holding Corp.	-	-	-	(11)	-	(11)
Stock-based compensation	-	-	-	1,741	-	1,741
Net loss	-	-	-	-	(24,694)	(24,694)
Balance as of December 31, 2017	19,876,903	$2	$-	$2,485	$(51,942)	$(49,455)
Issuance of common shares for cash	262,942	-	-	1,807	-	1,807
Issuance of common shares for conversion of promissory notes	1,534,090	-	-	22,500		22,500
Issuance of common shares for intangible asset purchase	577,651	-	-	6,250	-	6,250
Issuance of common shares for the purchase of Dope Media	909,130			10,000		10,000
Public offering, net	1,223,855	-	(904)	8,952	-	8,048
Stock-based compensation	-	-	-	2,982	-	2,982
Net loss	-	-	-	-	(41,267)	(41,267)
Balance as of December 31, 2018	24,384,571	$2	$(904)	$54,976	$(93,209)	$(39,135)

The accompanying notes are an integral part of these consolidated financial statements.

F-4

Hightimes Holding Corp.

Consolidated Statements of Cash Flows

(in thousands except share, per share, and stated value per share)

	For the Years ended December 31,
	2018	2017
Cash flows from operating activities
Net loss	$(41,267)	$(24,694)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	578	232
Allowance for doubtful accounts	150	150
Issuance of common shares for service	-	6,689
Issuance of common shares for interest	-	650
Stock-based compensation	2,982	1,741
Financing fee on ExWork note	152	300
Amortization of debt discount	71	1,950
Change in fair value of derivative and warrant liability	9,944	3,380
Change in fair value of investment securities	1,405	(1,134)
Change in fair value of convertible notes	(1,827)	1,117
Impairment on intangibles	7,685	-
(Gain) / loss from settlement of debt	(53)	1,231
Net value of Hightimes Holding Corp.	-	(11)
Changes in operating assets and liabilities:
Accounts receivable	(3,861)	118
Employee advances	(6)	(4)
Prepaid expenses and other current assets	5,893	24
Accounts payable and accrued liabilities	4,042	1,712
Deferred revenue	3,616	(1,121)
Net cash used in operating activities	(10,495)	(7,670)

Cash flows from investing activities:
Advances on notes receivable	(86)	-
Purchases of fixed assets	(6)	(16)
Net cash used in investing activities	(92)	(16)

Cash flows from financing activities
Payment for capitalized lease obligations	(27)	(27)
Proceeds from line of credit	2,700	11,895
Payment of line of credit	(1,200)	(1,595)
Payments for debt issuance cost	(83)	(149)
Proceeds from notes payable	-	1,525
Payment of notes payable	(219)	(1,400)
Proceeds from notes payable related parties	2,832	1,435
Payment of notes payable related parties	(2,112)	(1,723)
Proceeds from convertible notes, fair value	1,470	1,030
Payment of convertible notes, fair value	(69)	(1,250)
Payments of purchase note	(1,500)	(1,500)
Cash payment to shareholders	-	(10,904)
Proceeds from public offering, net	8,048	-
Proceeds from issuance of common stock	1,807	9,011
Net cash provided by financing activities	11,647	6,348

Net change in cash	1,060	(1,338)

Cash, beginning of period	118	1,456
Cash, end of period	$1,178	$118

The accompanying notes are an integral part of these consolidated financial statements.

F-5

Hightimes Holding Corp.

Consolidated Statements of Cash Flows (Continued)

(in thousands except share, per share, and stated value per share)

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,130	$2,155
Cash paid for employee deferred compensation	$-	$677

Non-cash investing and financing activities:
Conversion of convertible promissory notes	$-	$781
Assumed convertible note for event lease and rights	$-	$375
Assumed Note Payable on Merger of Hightimes Holding Corp	$-	$101
Initial derivative liability and debt discount of warrants issued for convertible notes, fair value	$-	$570
Unpaid success fee relates to convertible notes, fair value	$-	$1,500
Issuance of common shares for convertible notes, fair value	$-	$217
Issuance of common shares for purchase notes, fair value	$22,500	$-
Issuance of notes for THC Acquisition	$-	$30,000
Investment shares received as advance payment on advertising agreement	$-	$1,000
Investment in Spectrum Kind LED by advertising credits	$1,500	$-
Assumed leasehold improvements by debt	$131	$-
Unpaid intangible asset purchase	$500	$-
Issuance of common shares for intangible asset purchase	$6,250	$-
Issuance of common shares for conversion of accrued interest	$-	$-
iHeart advertising credit paid with convertible note	$10,000	$-
Cannabis Sativa agreement termination - reverse balance of deferred revenue	$729	$-
Stock subscription receivable - public offering	$904	$-
Reclassification of notes payable related parties to notes payable	$4,500	$-
Reclassification of purchase notes from long term to short term	$890	$-
New capital lease	$42	$-
Issuance of purchase notes for accrued interest	$1,449	$-
Dope Media Inc asset purchase	$11,000	$-
Dope Media Inc asset purchase payable	$200
Southland acquisition	$2,000	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-6

Hightimes Holding Corp.

Notes to Consolidated Financial Statements

(in thousands except share, per share, and stated value per share)

Note 1 – Nature of Business

Hightimes Holding Corp. (“Holding” or the “Company”) was incorporated in Delaware Corporation in December 2016 for purposes of acquiring 100% of the capital stock of Trans-High and its subsidiaries comprising the THC Group. Founded in 1974, the THC Group has historically engaged in the publication of a monthly print and on-line magazine and the production and sponsorship of trade shows and events. Our strategic goal is to monetize the intellectual property and “High Times®” brand. The THC Group also contemplates various other e-commerce initiatives and licensing opportunities for the “High Times®” brand, including the development of an e-commerce store offering clothing and other products associated with cannabis.

The Company and its direct and indirect subsidiaries do not currently cultivate, manufacture or sell cannabis or any derivatives of the cannabis plant, such as oils or edible products, although cannabis and products utilizing or relating to cannabis have been used and sold at the trade shows and festival events operated by the THC Group since 2010 in states that permit the medical and/or recreational use of cannabis.

The Company and the THC Group believes that it has become the highest regarded information source for the cannabis industry. Due to its unique positioning in the cannabis space, the Company and the THC Group believes that considerable monetization opportunities present themselves in brand licensing and ecommerce. According to a 2017 survey conducted by Marist College and Yahoo, some 35 million Americans are “regular” cannabis users. The Company intends to leverage its brand and platform to showcase promotions of quality products associated with cannabis to the more than 30 million Americans cannabis enthusiasts, as well as to companies who wish to grow and sell cannabis in states where the growing and dispensing of medical and/or recreational cannabis is permitted. The Company and the THC Group have expanded our Cannabis Cup™ events into jurisdictions where the use of cannabis for both medical and recreational purposes is expressly permitted.

The High Times Group’s current revenue base consists of the sale of tickets for admittance to the Cannabis Cup events, entrance fees to the Cannabis Cup competitive events and music and entertainment venues, sponsorship of events, and digital marketing from social platforms, and recurring print and on-line subscriptions to, and advertising sales in, High Times Magazine®, Culture® Magazine, DOPE Media, as well as direct merchandising sales, sponsorship sales and licensing fees. The High Times Group manages its licensing businesses through co-sponsorship and strategic partnership arrangements.

Merger of Hightimes Holding Corp. and Trans-High Corporation

THC completed a merger transaction on March 6, 2017, an accounting effective date of March 1, 2017 with the Company. Until the merger, Holding had nominal amount of assets and liabilities, except for restricted funds used solely to affect the merger transaction. Effective with the merger, the directors and shareholders of THC thereupon had economic control. THC has been considered the acquirer in this transaction, commonly referred to as a “reverse merger” of a non-substantive holding company and accounted for as a recapitalization. Accordingly, no goodwill or other adjustment in basis of assets is recorded, the shares of Holding, the legal acquiring entity, are treated as issued as of the date of the transaction, and the shares held by the economic controlling shareholders after the transaction, are treated as outstanding for the entirety of the reporting periods. THC currently remains a wholly-owned subsidiary of Holding.

Offering – Regulation A

On March 12, 2018, the Company’s Offering Statement pursuant to Regulation A on Form 1-A (File No 024-10794) relating to its offering of its common stock was declared effective by the Securities and Exchange Commission (SEC). Pursuant to the 2012 JOBS Act, Title IV, and the updated Securities and Exchange Commission rules regarding the Regulation A exemption under the Securities Act of 1933 which permitted an unregistered offering of up to $50 million (Tier 2) in securities by U.S. and Canadian companies. Pursuant to such Offering Statement under Regulation A, the Company may commence selling shares of its common stock at a public offering price of $11.00 per share. The offering requires a minimum of 454,545 shares of the Company’s Class A Common Stock for $5,000 and up to 4,545,454 shares of the Company’s Class A Common Stock (the “Offered Shares”) for up to $50,000 (the “Maximum Offering Amount”). As of December 31, 2018, the Company received $13,462 gross proceeds netting to $12,855 from the Offering, and a net of $8,952 after Offering cots with $904 in the escrow account. The Company sold 1,250,417 gross shares and 1,223,855 after netting for shares that were refunded or cancelled. The Company extended the close of the Offering to June 30, 2019. See Note 16.

F-7

Hightimes Holding Corp.

Notes to Consolidated Financial Statements

(in thousands except share, per share, and stated value per share)

Note – 2 Summary of Significant Accounting Polices

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary Trans-High Corporation, its wholly owned subsidiaries High Times Production Inc., Cannabis Business Digital, LLC, The Hemp Company of America, Inc., Hemp Times, Inc., High Times, Inc., New Morning Productions, Inc., Planet Hemp, Inc, Chalice Holdings, Inc, Wilshire & Veteran Media Corp and Culture Pub, Inc. All the subsidiaries are inactive except for Trans-High Corporation and High Times Production, Inc. All intercompany transactions have been eliminated.

Use of estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. The Company’s significant estimates include, but are not limited to, useful lives assigned to intangible assets, fair value of stock options and warrants, stock-based compensation, common stock issued to advertising license advance, investments, provisions for income taxes and contingencies. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Actual results may differ materially and adversely from these estimates. To the extent there are material differences between the estimates and actual results, the Company’s future results of operations will be affected.

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred a net loss of $41,267 for the year ended December 31, 2018. As of December 31, 2018, the Company has an accumulated deficit of $93,209. Because of recurring operating losses, net operating cash flow deficits, and an accumulated deficit, there is substantial doubt about the Company’s ability to continue as a going concern for one year from the issuance of the financial statements. The consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has not made adjustments to the accompanying consolidated financial statements to reflect the potential effects on the recoverability and classification of assets or liabilities should the Company be unable to continue as a going concern.

The Company continues to incur ongoing administrative and other operating expenses, including public company expenses, in excess of revenues. While the Company continues to implement its business strategy, it intends to finance its activities by:

●	managing current cash and cash equivalents on hand from the Company’s past debt and equity offerings by controlling costs,

●	seeking additional financing through sales of additional securities

Business Combinations

Business combinations are accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). Under the acquisition method the acquiring entity in a business combination recognizes 100 percent of the acquired assets and assumed liabilities, regardless of the percentage owned, at their estimated fair values as the date of acquisition. Any excess of the purchase price over the fair value of net assets and other identifiable intangible assets acquired is recorded as goodwill. To the extent the fair value of net assets acquired, including other identifiable assets, exceeds the purchase price, a bargain purchase gain is recognized. Assets acquired and liabilities assumed from contingencies must also be recognized at fair value, if the fair value can be determined during the measurement period. Results of operations of an acquired business are included in the consolidated statement of income (loss) from the date of acquisition. Acquisition-related costs, including conversion and restructuring charges, are expensed as incurred.

F-8

Hightimes Holding Corp.

Notes to Consolidated Financial Statements

(in thousands except share, per share, and stated value per share)

Cash and Cash Equivalents

Cash and cash equivalents are stated at cost, which approximates the fair value. The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents. The Company has over a $1,000 balance in their Wells Fargo accounts. The concentration of cash in one bank is a credit risk as the cash balance for the period ending December 31, 2018 exceeds current FDIC limits.

Accounts Receivable

The Company’s accounts receivable is primarily due from advertisers and sponsors. Credit is extended to clients based on an evaluation of each client’s creditworthiness and financial condition; collateral is not required. The Company maintains allowances for uncollectible accounts, returns, and discounts. The Company evaluates the collectability of its accounts receivable based on a combination of factors. Generally, it records specific reserves to reduce the amounts recorded to what it believes will be collected when a customer’s account ages beyond typical collection patterns, or the Company becomes aware of a customer’s inability to meet its financial obligations. The allowance for uncollectible accounts is based on the aging of such receivables and any known specific collectability exposures. Accounts are written off when deemed uncollectible. Allowances for rebates, rate adjustments, returns, and discounts are generally based on aging of the receivables with balance over 90 days reserved. Net Credit balances due to refunds or other make-goods are reclassed to liability. Concentration of credit risk with respect to accounts receivable is generally limited due to the large number of geographically diverse clients and individually small balances. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. Accounts receivable are presented net of an allowance for doubtful accounts of $711 and $646 at December 31, 2018 and 2017, respectively.

Prepaid Expense and deferred costs

The majority of the Company’s prepaid expenses relate to event expenses including show advances and deposits and other costs directly related to future concert events or festivals. All advances are expected to be recouped over a period of less than 12 months. These prepaid costs are charged to operations upon completion of the related events or festivals. Prepaid expense includes costs paid by the Company for future publications of the magazine. These costs, consist primarily of magazine issue production, printing, and any prepaid postage costs, are capitalized and recognized in expenses when the publication has occurred, generally does not to exceed 12 months.

Fixed assets and technology, net

Property and equipment (tangible and intangible) are stated at cost. Costs of replacements and major improvements are capitalized, and maintenance and repairs are charged to operations as incurred. Depreciation or amortization expense is provided primarily by the straight-line method over the estimated useful lives of the assets. The Company’s fixed assets include assets such as technology infrastructure, internal-use software, website development and leasehold improvements. The costs of leasehold improvements are amortized over the lesser of the useful lives or the terms of the respective leases. During 2016, the Company substantially completed the buildout of a new corporate website.

These assets consist of the fees paid to third parties to develop and build the website. The estimated useful lives of the fixed assets are as follows:

Life (years)
Furniture and equipment	3-7
Leasehold improvements	life of lease
Computer software	3-5
Website design	3-5
Digital app software	3-5

Leasehold improvements are amortized over the shorter of the term of the related leases or estimated useful lives. Major maintenance activities and improvements are capitalized; other maintenance, repairs, and minor renewals are expensed. Depreciation and expenses for maintenance, repairs, and minor renewals are included in both Cost of Sales and Selling and Administrative Expense on the Consolidated Statements of Operations.

F-9

Hightimes Holding Corp.

Notes to Consolidated Financial Statements

(in thousands except share, per share, and stated value per share)

Included in fixed assets is the capitalized cost of computer software, digital app software (internal-use software) and website development, including software used to upgrade and enhance the Website and processes supporting the business. The Company capitalizes costs incurred during the application development stage of internal-use software and amortize these costs over the estimated useful life of three to five. Costs incurred related to design or maintenance of internal-use software are expensed as incurred.

Upon the sale or retirement of assets, cost and related accumulated depreciation and amortization are removed from the balance sheet and the resulting gain or loss is reflected in the consolidated statements of income.

During the years ended December 31, 2018 and 2017, the Company capitalized $0 and $16, respectively, of costs associated with internal-use software and website development, both developed by 3rd party contracted developers externally. Depreciation and amortization of costs associated with internal-use software and website development was $168   and $168 in fiscal 2018 and 2017, respectively.

During the years ended December 31, 2018 and 2017, the Company capitalized $49 and $0, respectively, of costs associated with property equipment, furniture & fixtures, and capital leased equipment. Depreciation and amortization of costs associated with all property equipment, furniture & fixtures, and capital leased equipment was $58   and $54 in fiscal 2018 and 2017, respectively. During the year ended December 31, 2018, the Company retired $123 of capital leased equipment on the return of printers at the end of the term.

During the years ended December 31, 2018 and 2017, the Company capitalized $146 and $0, respectively, of costs associated with leasehold improvements associated with the assignment of the New York office located at 120 West 54th Street (see Note 17).. Depreciation and amortization of costs associated leasehold improvements was $22   and $10 in fiscal 2018 and 2017, respectively.

Website and technology

Website and technology amounts are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets. During the website software application development stage, capitalized costs include external consulting costs, cost of software licenses, and internal payroll and payroll-related costs for employees who are directly associated with a software or website project. Upgrades and enhancements are capitalized if they result in added functionality which enable the software to perform tasks it was previously incapable of performing. Software maintenance, training, data conversion, and business process reengineering costs are expensed in the period in which they are incurred.

Impairment of Long-lived Assets

Long-lived assets (primarily property and equipment and amortizable intangible assets) are reviewed for impairment whenever events and circumstances indicate the carrying value of an asset may not be recoverable. Recoverability is measured by comparison of the forecasted undiscounted cash flows of the operation to which the assets relate to the carrying amount of the assets. Tests for impairment or recoverability require significant management judgment, and future events affecting cash flows and market conditions could result in impairment losses. The company uses a ten-year life on trademarks that have been acquired.

The following assets and the amount of impairments booked for the fiscal year 2018 is as follows, there were no impairments booked in fiscal 2017.

Green Rush Daily	$6,750
Chalice Festivals USA	560
Bio Cup Music	375
Total impairment	$7,685

Investment

On September 29, 2017, the Company obtained 332,447 common shares as compensation for a lock-up of providing event services under a sponsorship and advertising agreement with Cannabis Sativa, Inc. (OTCQB: CBDS) with a fair value of $1,000  as of September 30, 2017 which was based upon the 10-day average as of the execution date of the agreement on September 29, 2017. The value of the shares will be amortized, and revenue recognized over the term of the agreement which is from October 15, 2017 to October 15, 2019.

F-10

Hightimes Holding Corp.

Notes to Consolidated Financial Statements

(in thousands except share, per share, and stated value per share)

The Company’s investment in CBDS is less than 20% of the outstanding voting stock and significant influence does not exist. The Company elected the fair value option for its investment in Cannabis Sativa, Inc. The fair value of its investment as of December 31, 2018 and 2017 was based upon the closing stock price of CBDS. The investment was classified as a Level 1 financial instrument at December 31, 2018 and 2017. The Company recorded a $1,405 decrease and $1,134 increase in fair value of investment securities for the year ended December 31, 2018 and 2017, respectively.

Determination of the Fair Value of Common Stock on Grant Dates

Holding is a private company with no active public market for its common stock. Therefore, the Company has periodically determined for financial reporting purposes the estimated per share fair value of its common stock at various dates using contemporaneous valuations performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, also known as the Practice Aid. In conducting the contemporaneous valuations, the Company considered all objective and subjective factors that it believed to be relevant for each valuation conducted, including its best estimate of the business condition, prospects and operating performance at each valuation date. Within the contemporaneous valuations performed, a range of factors, assumptions and methodologies were used.

Sequencing

As of February 27, 2017, the Company adopted a sequencing policy whereby all future instruments may be classified as a derivative liability except for instruments related to share-based compensation issued to employees or directors. On August 10, 2017, the Company issued a convertible note in the amount of $375 in exchange for an intangible asset/event right. The convertible note bears interest at a 4% coupon rate and matures on December 31, 2018. The note is convertible at the approximate fair value of common shares upon a mandatory or optional conversion (i.e. the trading on a qualified stock exchange). Due to this sequencing policy, the Company is required to record a derivative liability for the fair value of the conversion option on the August 10, 2017 convertible note.

Fair Value Option

The Company has elected the fair value option to account for the following note holders, ExWorks Capital Fund 1, Bio Cup Music, Broader Media Holdings, and Gemini Finance Corp, and records these at fair value with changes in fair value recorded in the Consolidated Statements of Operations. As a result of applying the fair value option, direct costs and fees related to these notes were recognized in earnings as incurred and not deferred.

The Company accounts for its investment in Cannabis Sativa, Inc with the fair value. On May 31, 2018, Cannabis Sativa and Hightimes Holding agreed to terminate the sponsorship agreement and returned the 332,447 shares of CBDS Common Stock. The fair value of its investment as of April 30, 2018 and December 31, 2017 was based upon the closing stock price of CBDS. The investment was classified as a Level 1 financial instrument.

Net loss per share

Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Since the Company had a net loss in each of the periods presented, basic and diluted net loss per common share are the same. Securities that could potentially dilute loss per share in the future that were not included in the computation of diluted loss per share at December 31, 2018 and 2017 are as follows:

	Years Ended December 31,
	2018	2017
Convertible notes and accrued interest	2,313,343	3,300,594
Warrants to purchase common stock	1,535,814	720,880
Options to purchase common stock	1,803,467	1,737,779
Total	5,652,624	5,759,253

F-11

Hightimes Holding Corp.

Notes to Consolidated Financial Statements

(in thousands except share, per share, and stated value per share)

Revenue recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collection is probable. Revenues and associated accounts receivable are recorded net of provisions for estimated future returns, doubtful accounts and other allowances. The Company’s revenue base consists of the sale of tickets for admittance to its Cannabis Cup Events, entrance fees to its Cannabis Cup competitive events, advertising sales, recurring subscriptions to its High Times Magazine®, direct merchandising sales, sponsorship sales and licensing fees. The High Times Group manages its licensing businesses through co-sponsorship and strategic partnership arrangements.

The Company follows certain segment-specific revenue recognition policies that are discussed below.

Festivals, events and competitions:

The Company’s Festivals, events and competitions segment includes three categories of revenues, which are recognized as follows:

Cannabis Cup:

The Company earns revenue primarily from the sale of tickets to its Cannabis Cup Events, the sale of entry fees into Cannabis Cup competitions. venue-event sponsorships. Advance tickets to Cannabis Cup Events are sold via third-party ticketing service providers under ticketing agreements. Revenue from the promotion and production of an event in the Festivals and Events segment is recognized after the show occurs. Revenue collected in advance of the event is recorded as deferred revenue until the event occurs. Revenue collected from sponsorships and other revenue, which is not related to any single event, is classified as deferred revenue and generally recognized over the operating season or the term of the contract. Generally, sponsorship and advertising are related to a specific event.

For tickets sold to events at the Company’s festivals in the United States, which are collected in advance of the event are recorded as deferred revenue until the event occurs The Company accounts for taxes that are externally imposed on revenue producing transactions on a net basis.

The Company also works with other commercial businesses operating within the Cannabis industry under the Cannabis Cup vendor program by providing vendors with tables and trade booths at a specific Cannabis Cup event, which helps to drive awareness of the vendor’s business by connecting with the Cannabis Cup’s dedicated fan base.

Publishing and advertising:

The Company’s primary source of revenue is advertising. Other sources include circulation and other revenues.

Advertising revenues—Advertising revenues are recognized when advertisements are published (defined as an issue’s on-sale date). The Company’s advertising revenue contract do not generally include any provisions for rebates or rate adjustments. Advertising revenue is stated net of agency commissions and cash and sales discounts. Digital advertising revenues are recognized ratably over the contract period or as services are delivered.

Circulation revenues—Revenue from subscription contracts for High Times Magazines results from advance payments for subscriptions received from customers and is recognized on a straight-line basis over the life of the subscription contract as issues are delivered. Circulation revenues include magazine single copy and subscription revenue. Single copy revenue is recognized upon publication. Due to historically minimal returns no provision for estimated returns is calculated. Revenues from magazine subscriptions are deferred and recognized proportionately as products are distributed to subscribers.

Other revenues—Revenues from customer relationship marketing and other custom programs are recognized when the products or services are delivered. In addition, the Company participates in certain arrangements containing multiple deliverables. The guidance for accounting for multiple-deliverable arrangements requires that overall arrangement consideration be allocated to each deliverable (unit of accounting) in the revenue arrangement based on the relative selling price as determined by vendor specific objective evidence, third-party evidence, or estimated selling price. The related revenue is recognized when each specific deliverable of the arrangement is delivered. Brand licensing-based revenues are accrued generally monthly or quarterly based on the specific mechanisms of each contract. Payments are generally made by the Company’s partners on a monthly or quarterly basis. Generally, revenues are based on actual sales are reported by partners. Any further adjustments are typically recorded within three months of the initial recording of revenue and have not been material.

F-12

Hightimes Holding Corp.

Notes to Consolidated Financial Statements

(in thousands except share, per share, and stated value per share)

In certain instances, revenues are recorded gross in accordance with US GAAP although the Company receives cash for a lesser amount due to the netting of certain expenses. Amounts received from customers in advance of revenue recognition are deferred as liabilities and recognized as revenue in the period earned.

Merchandising and Branding:

The High Times Group licensing operations cover a diverse range of products and live event categories. The High Times Group licenses the High Times® and Cannabis Cup® brands and properties for use on third-party products or services. The High Times Group earns royalties or participates in revenue sharing arrangements with strategic partners, both of which are usually based on a fixed percentage of the wholesale or retail selling price of the products or services.

The e-Commerce retail segment generates revenue primarily from licensing the Company’s branded properties, including trademarks and media content, to third parties for use on consumer merchandise.

Revenue through the on-line store is recognized when the 3rd party reports revenue to the company. Revenue is recorded on a net basis.

Recent Accounting Pronouncements

Standards implemented

In January 2016, the FASB issued ASU 2016-01, Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The amendments in this Update address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. ASU 2016-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company adopted ASU 2016-01 on January 1, 2018 and the adoption did not have material impact on the Company’s consolidated results of operations, cash flows and financial position.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force). This ASU requires changes in the presentation of certain items in the statement of cash flows including but not limited to debt prepayment or debt extinguishment costs; contingent consideration payments made after a business combination; proceeds from the settlement of insurance claims; proceeds from the settlement of corporate-owned life insurance policies and distributions received from equity method investees. This guidance will be effective for annual periods and interim periods within those annual periods beginning after December 15, 2017, will require adoption on a retrospective basis and will be effective for the Company on January 1, 2018. The Company adopted ASU 2016-15 on January 1, 2018 and the adoption did not have material impact on the Company’s consolidated results of operations, cash flows and financial position.

In January 2017, the FASB issued ASU 2017-01, Clarifying the Definition of a Business. The standard clarifies the definition of a business by adding guidance to assist entities in evaluating whether transactions should be accounted for as acquisitions of assets or businesses. ASU 2017-01 is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Under ASU 2017-01, to be considered a business, the assets in the transaction need to include an input and a substantive process that together significantly contribute to the ability to create outputs. Prior to the adoption of the new guidance, an acquisition or disposition would be considered a business if there were inputs, as well as processes that when applied to those inputs had the ability to create outputs. Early adoption is permitted for certain transactions. The Company adopted ASU 2017-01 on January 1, 2018. Adoption of ASU 2017-01 may have a material impact on the Company’s consolidated financial statements when there are any future business combinations.

Standards to be implemented

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. The FASB subsequently issued ASU 2016-10, Revenue from Contracts with Customers: (Topic 606) Identifying Performance Obligations and Licensing, to address issues arising from implementation of the new revenue recognition standard. The effective date is the Company’s annual fiscal year 2019 and interim periods, thereafter, using one of two retrospective application methods: the full retrospective method or the modified retrospective method. The Company plans to adopt the standard in fiscal year 2019 using the modified retrospective method. While this assessment is still in progress, the Company does not believe there will be a significant impact to the timing and recognition of revenue. In conjunction with its continuing assessment of the impact of the new guidance, the Company is also reviewing and updating its internal controls over financial reporting to ensure that information required to implement the new standard is appropriately captured and recorded. In addition, the Company continues to monitor additional changes, modifications, clarifications or interpretations undertaken by the FASB or others, which may impact its current expectations.

F-13

Hightimes Holding Corp.

Notes to Consolidated Financial Statements

(in thousands except share, per share, and stated value per share)

In February 2016 the FASB issued ASU No. 2016-02, Leases (Topic 842) and subsequent amendments to the initial guidance: ASU 2017-13, ASU 2018-10 and ASU 2018-11 (collectively, Topic 842). Topic 842 requires companies to generally recognize on the balance sheet operating and financing lease liabilities and corresponding right-of-use assets. Topic 842 is effective for annual and interim periods beginning after December 15, 2019 for emerging growth companies, with early adoption permitted. The Company is currently evaluating the impact of the pending adoption of Topic 842 on its consolidated financial statements. The Company currently expects that most of its operating lease commitments will be subject to the new standard and recognized as operating lease liabilities and right-of-use assets upon adoption of Topic 842, which will increase the total assets and the total liabilities that the Company will report relative to such amounts prior to adoption.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815): I. Accounting for Certain Financial Instruments with Down Round Features; II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception, (ASU 2017-11). Part I of this update addresses the complexity of accounting for certain financial instruments with down round features. Down round features are features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Current accounting guidance creates cost and complexity for entities that issue financial instruments (such as warrants and convertible instruments) with down round features that require fair value measurement of the entire instrument or conversion option. Part II of this update addresses the difficulty of navigating Topic 480, Distinguishing Liabilities from Equity, because of the existence of extensive pending content in the FASB Accounting Standards Codification. This pending content is the result of the indefinite deferral of accounting requirements about mandatorily redeemable financial instruments of certain nonpublic entities and certain mandatorily redeemable noncontrolling interests. The amendments in Part II of this update do not have an accounting effect. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018. The Company adopted ASU 2018-07 on January 1, 2019 and the adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). ASU 2018-07 simplifies several aspects of the accounting for nonemployee share-based payment transactions resulting from expanding the scope of Topic 718, Compensation-Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. ASU 2018-07 is effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. The Company adopted ASU 2018-07 on January 1, 2019 and the adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820), – Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement, which makes a number of changes meant to add, modify or remove certain disclosure requirements associated with the movement amongst or hierarchy associated with Level 1, Level 2 and Level 3 fair value measurements. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted upon issuance of the update. The Company does not expect the adoption of this guidance to have a material impact on its consolidated Financial Statements.

Note 3 – Trans-High Corporation Merger Transaction

Effective March 1, 2017, Trans-High Corporation’s stockholders (the “THC Stockholders”) sold 100% of the capital stock of Trans-High Corporation, and indirectly the subsidiaries of Trans-High, under the terms and conditions of a stock purchase agreement (the “THC Acquisition”) with Hightimes Holding Corp., dated February 14, 2017. The transaction price for the THC Acquisition was $42,200 plus 7,723,461 shares of Class A Common Stock of Holding which represent at closing 40% of the “Fully-Diluted Holding Class A Common Stock.”

F-14

Hightimes Holding Corp.

Notes to Consolidated Financial Statements

(in thousands except share, per share, and stated value per share)

The purchase price details as follows:

Payment to former THC Stockholders	$10,904
Purchase Note to THC Stockholders	30,000
Payment to retire BAZ Note Payable	1,121
Payment for Legal Costs to Close	175
Total Purchase Price	$42,200

The purchase price was paid with $12,200 in cash (the “Closing Cash Payment”), which included approximately $1,210 used to retire the Line of Credit of THC, plus three-year installment 8% convertible purchase notes payable to the stockholders of Trans-High aggregating $30,000 (the “Sellers Purchase Notes”). The Sellers Purchase Notes accrued interest at a rate of 8% per annum which is payable in quarterly installments with the first payment due on August 28, 2017. The first quarter payment of principal ($1,500), interest ($1,200), and default interest ($54) was made on November 7, 2017. The Company determined that the fair value of the note approximated the principal amount of $30,000 based on the current market rates as of the date of the acquisition. All of the Purchase Notes automatically convert into shares of non-voting Class B Common Stock of Hightimes Holding Corp.

On October 31, 2017, the Company agreed with the Purchase Noteholders to defer the second payment, which is due on November 28, 2017, to February 28, 2018. Accordingly, the Sellers Purchase Notes shall increase the accrued interest rate to 10% per annum until all installments are paid on a current quarterly basis or the Sellers Purchase Notes are converted to common shares.

The conversion price of the Sellers Purchase Notes shall be equal to the closing day market price of the Class A Common Stock listed on a Qualified Stock Exchange on the first trading day that the automatic conversion of the Sellers Purchase Notes occurs. Accordingly, each holder of Seller Purchase Notes shall receive, following a Conversion Event, that number of additional shares of the Class B Common Stock equal to the result of dividing the then outstanding principal amount of the Purchase Note held by such holder by the per share conversion price.

In addition to the Closing Cash Payment and Sellers Purchase Notes, Holding issued to the THC Stockholders 19,047,990 shares of Class A Common Stock, of which 11,585,196 was purchased back by Holding, leaving the THC Stockholders with a net of 7,462,794 shares of Class A Common Stock, thus providing that such shares, in the aggregate, shall represent at Closing of the Stock Purchase Agreement 40.0% of the issued and outstanding shares of Holding’ Fully-Diluted Common Stock.

Hightimes Holding Corp. financed the closing cash payment and the working capital through approximately $7,628 contributed to Hightimes Holding Corp. by 58 accredited investors in consideration for an aggregate of 5,307,083 shares of Class A Common Stock, and a $7,500 senior secured revolving debt facility.

The Company evaluated whether the above transaction is a substantive transaction that should be accounted for under ASC 805. Just prior to the close of the transactions, Holding was a nwly formed entity (NewCo) with nominal cash contributed and with the singular purpose to affect the merger transaction with THC. Pursuant to ASC 805-10-55-15, a new entity formed to affect a business combination is not necessarily the acquirer. Since, Holding was formed to issue equity interests to affect a business combination, the combining entities that existed before the business combination shall be identified as the acquirer by applying the guidance in ASC 805-10-55-10 through 55-14. Management determined that Holding did not have significant recombination activities to qualify Holding to be the accounting acquirer. The business combination of Holding and THC is deemed to be in substance a capital transaction rather than a business combination under ASC 805-10-55-11. For accounting purposes, the historical operations presented are of THC’s operations with Holding consolidated as of March 1, 2017.

For financial reporting purposes, THC has been treated as the “acquirer” and the accounting is akin to a reverse acquisition. Accordingly, the assets and liabilities of THC are reported at their historical cost and the assets and liabilities of Holding were recorded at their historical cost basis. The consolidated financial statements reported herein have been retroactively restated for all periods presented to report the historical financial position, results of operations and cash flows of THC.

The principal on the Sellers Purchase Notes is due and payable quarterly and the first payment was due on August 28, 2017, but was made on November 17, 2017, with the next schedule payment due on November 28, 2017, which has not been paid and was delayed into early 2018 with no fixed scheduled date.

F-15

Hightimes Holding Corp.

Notes to Consolidated Financial Statements

(in thousands except share, per share, and stated value per share)

Payment date	Amount	Balance
September 30, 2017	$-	$(30,000)
Payments 2017	3,000	$(27,000)
Payments 2018	6,000	$(21,000)
Payments 2019	4,500	$(16,500)
Payments 2020	$16,500	$-

The February 28, 2017 balance sheet of Holding, as follows:

Cash at closing	$-
Notes receivable from THC	825
Debt issuance costs	50
Total liabilities	886
Total stockholders’ deficit	$(11)

Note 4 - Origo Acquisition Corporation Merger Transaction

On July 24, 2017, Hightimes Holding entered into a merger agreement, as amended on September 25, 2017 and February 28, 2018 (the “Merger Agreement”) with Origo, that was formed as a special purpose acquisition corporation, or “SPAC.” The Origo ordinary shares currently trade on the Nasdaq Capital Market under the symbol OACQ. On January 24, 2018, the Origo ordinary shares closed at a price of $10.60 on the Nasdaq Capital Market. The following is an update on the status of the merger from January 1, 2018 through the date of this report:

On February 28, 2018, the Company signed the second amendment to the Origo Merger agreement. As of the date of this Second Amendment, Origo’ s Registration Statement on Form S-4 had not been declared effective by the SEC and the required Origo Stockholder Approval Matters had not been obtained. Origo requested that the Company forbear from exercising its right to terminate the Merger Agreement and the Company agreed to change the termination clause to state the following. On written notice by Orio to the Company, if any of the conditions to the Closing set forth in the agreement have not been satisfied or waived by June 12, 2018, assuming Origo receives the approval of its stockholders for the extension to June 12, 2018, and if such approval has not been obtained, such earlier date as has been approved by Origo s stockholders (stockholders an; provided, however, the right to terminate this Agreement shall not be available to Origo if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date; by the Company, immediately upon written notice given by the Company to Origo, at any time from and after April 15, 2018, (the “Company Termination Date”).

On March 12, 2018, Origo held an extraordinary general meeting of shareholders (the “Meeting”). At the Meeting, the Origo shareholders approved an amendment (the “Amendment”) to Origo’ s Amended and Restated Memorandum and Articles of Association, as amended, extending the date by which Origo must consummate its initial business combination to June 12, 2018 or such earlier date as determined by Origo’ s board of directors (the “Extension Amendment”).

On May 22, 2018, Origo entered into that certain Third Amendment to the Merger Agreement (the “Merger Agreement Amendment”) by and among Origo, Hightimes Holding Corp. (“HTH”), HTHC Merger Sub, Inc. and Jose Aldeanueva, pursuant to which the parties conditionally extended the period after which Origo may terminate the Merger Agreement if all conditions to closing listed therein have not been satisfied to September 12, 2018. Such extension is conditioned upon Origo receiving shareholder approval to extend the liquidation date of Origo to September 12, 2018. HTH maintains the right to unilaterally terminate the Merger Agreement at any time since April 15, 2018.

On August 10, 2018, the Company entered into a termination and mutual release agreement (the “Termination Agreement”) with Origo, HTHC Merger Sub, Inc. and Jose Aldeanueva, pursuant to which the Company exercised its contractual right to terminate the merger agreement among the parties to the Termination Agreement, dated July 24, 2017, as amended (the “Merger Agreement”) and Origo consented to such termination. In addition, the parties agreed to a mutual release of all claims, as well as non-disparagement, confidentiality and other related provisions.

On August 10, 2018, Origo filed a Form 8-K with the Securities and Exchange Commission under which it announced, among other things, its intention to dissolve and liquidate.

F-16

Hightimes Holding Corp.

Notes to Consolidated Financial Statements

(in thousands except share, per share, and stated value per share)

Note 5 – Dope Media Inc Asset Purchase

On September 21, 2018, the Company and Wilshire & Veteran Media Corp. (the “Buyer”), which is a newly formed acquisition subsidiary of the Company, entered into an agreement with DOPE Media, Inc. (“DOPE” the “Seller”), to acquire substantially all of the assets and business of DOPE. The assets include all inventory, contracts and contract rights, accounts receivable, intellectual property and employees. At Closing, the Buyer would assume certain scheduled operating liabilities of DOPE.

On the date of execution of the asset purchase agreement with DOPE, THC made a $1,000 secured loan to DOPE to retire certain secured debt of DOPE and provide working capital to the seller. At closing, the Buyer will assume the $1,000 note of DOPE to THC which will be deemed part of the purchase price. The $1,000 was obtained by virtue of an increase in the existing senior secured credit facility of the Company and its subsidiaries with ExWorks Capital Fund I, L.P. (“ExWorks”). After giving effect to a $1,200 payment of a bridge loan previously provided by ExWorks and the additional $1,000 advance, an aggregate of $14,000 is currently owed by the Company and all of its direct and indirect subsidiaries, as borrowers, to ExWorks.

Purchase Price Allocation

The following table summarizes the preliminary allocation of the purchase price to the assets acquired and liabilities assumed for the Dope acquisition:

Intangible assets	$6,026
Goodwill	5,656
Accounts receivable, net	6
Prepaid	26
Inventory	11
Fixed Assets	86
Accounts payable	(39)
Deferred rent	(44)
Deferred Revenue	(102)
Deferred tax liability	(426)
Net assets acquired	$11,200

The purchase price for the DOPE assets and business is approximately $11,200, of which approximately $10,000 paid in the form of 909,130 shares of Hightimes Class A common stock, valued at $11.00 per share, $1,000 paid in cash as a deposit towards the closing of the purchase and $200 payable in cash ten days after completion of Regulation A+ public offering.

The transaction was accounted for using the acquisition method. Accordingly, goodwill has been measured as the excess of the total consideration over the amounts assigned to the identifiable assets acquired and liabilities assumed including the related deferred tax liability.

Note 6 – Southland Acquisition Asset Purchase

On June 6, 2018, Culture Pub, Inc. (“CPI”), a newly formed Delaware subsidiary of the Company entered into an agreement to purchase from Southland Publishing, Inc. (“Southland”) certain assets relating to Culture Magazine™, a print and online magazine founded in 2009 with that provides information and entertainment to medical-cannabis patients in the Greater Southern California area (the “Publication”). Under the terms of the asset purchase agreement, CPI acquired only the intellectual property, advertiser agreement and print inventory relating to the Publication and assumed an agreement with the printer of the magazine. No cash, accounts payable or other assets were acquired from Southland, no employees of the Publication were hired by CPI, and no liabilities were assumed by the purchaser. The closing date of the agreement will be the earlier to occur of (a) three (3) Business Days following consummation of a Hightimes Liquidity Event, or (b) 5:00 pm PDT on September 12, 2018.

F-17

Hightimes Holding Corp.

Notes to Consolidated Financial Statements

(in thousands except share, per share, and stated value per share)

On September 25, 2018, the Company entered into a second amendment to the asset purchase agreement (the “Amendment”) with Southland and CPI (the Company, Southland and CPI referred to together as the “Parties”), pursuant to which the Parties agreed to extend the contractual deadline by which the Company must complete a qualified offering until December 1, 2018. In addition, in the event the Company fails to complete its qualified offering by December 1, 2018, the Company was required to issue a promissory note to Southland by December 15, 2018 in the amount of $2,000 (the “Promissory Note”), which Promissory Note shall be issued in lieu of $4,000 worth of the Company’s common stock valued at the closing price of the Company’s stock in the Offering. As a result of the failure to close the qualified offering by December 1, 2018, Southland exercised its option per the second amendment on November 26, 2018 requiring the Company to issue a $2,000 Promissory Note. The Promissory Note is fully secured by the assets of Hightimes Holdings and any equity owning the culture assets, and such note shall pay interest at a rate of 6% (and a 10% default rate) with principal payments due as follows: $250 on March 15, 2019, June 15, 2019, September 15, 2019 and December 15, 2019, with the remaining principal balance of $1,000 due and payable on March 15, 2020.

The Company did not issue the Southland Note to Southland following its demand or pay the first $250 installment under the Southland Note that was due on March 15, 2019. Accordingly, on March 27, 2019, Southland commenced a legal action in the Superior Court of Los Angeles to compel the Company to issue the Southland Note and make payment of the $250 installment that was due on March 15, 2019.

Hightimes Holding did not deliver the Southland Note to Southland as our senior secured lender, ExWorks Capital fund I, L.P., has not, as yet, agreed to permit Southland to obtain a security interest on any of our assets. Although we are seeking to obtain a resolution of this issue, there is no assurance that we will be able to settle this dispute. An adverse decision could have a material adverse effect on our business and future prospects.

Purchase Price Allocation

The following table summarizes the preliminary allocation of the purchase price to the assets acquired and liabilities assumed for the Southland acquisition:

Intangible assets	$761
Goodwill	1,239
Cash purchase price	$2,000

Pro forma (Unaudited)

The following unaudited pro forma financial information presents results of operations as if the acquisition of Dope Media In assets (see Note 5) and the acquisition of Culture Magazine™ assets from Southland Publishing Inc (see Note 6) had occurred on January 1, 2018 and 2017:

For the Year Ended December 31, 2018	High Times Holding Corp.	Dope Media Inc.	Culture Magazine TM	Pro Forma Adjustment	Total
Revenues	$14,734	$2,537	$1,239	$	$18,510
Net Loss	$(41,267)	$(1,903)	$(204)	$(458)	$(43,832)

For the Year Ended December 31, 2017	High Times Holding Corp.	Dope Media Inc.	Culture Magazine TM	Pro Forma Adjustment	Total
Revenues	$14,481	$4,706	$2,791	$	$21,978
Net income (loss)	$(24,694)	$(415)	$30	$(1,298)	$(26,377)

F-18

Hightimes Holding Corp.

Notes to Consolidated Financial Statements

(in thousands except share, per share, and stated value per share)

Note 7 –Notes at Fair Value

ExWorks

To partially finance the High Times Group acquisition, Hightimes Holding, Trans-High and each of the other members of the High Times Group, as borrowers, executed a loan and security agreement with ExWorks Capital Fund I, L.P. (“ExWorks”), dated as of February 28, 2017 (the “Senior Loan Agreement”). At the closing of the acquisition of the High Times Group, ExWorks funded $7,500 to Hightimes Holding and the other borrowers. Under the terms of the Senior Loan Agreement, interest is payable monthly at the rate of 15% per annum, principal installments of $100 per month are payable commencing in September 2017 and the entire outstanding balance of the loan is due and payable on February 28, 2018. The loan is secured by a first priority lien and security interest on all tangible and intangible assets of Hightimes Holding and the High Times Group, and all payments to the Trans-High stockholders under the Sellers Purchase Notes are fully subject and subordinated to the rights of ExWorks and its first lien on the assets of the borrowers. When the loan matures, ExWorks is entitled to an additional fee of $1.2 million, and also received a warrant, exercisable for nominal consideration ($0.001 per share) commencing six months form the Closing of the loan, to purchase shares of Class A Common Stock, representing 2.75% of Hightimes Holding fully-diluted Common Stock immediately prior to the sale of Class A Common Stock in this Offering.

On August 25, 2017, pursuant to the first amendment to the ExWorks Loan Agreement, ExWorks granted Hightimes Holding an option, exercisable by at any time on or before January 29, 2018, to extend the maturity date of the ExWorks loan to August 28, 2018. If the Company elects to exercise the option, it is obligated to pay ExWorks an additional fee (in addition to the $1.2 million fee) of $600 and issue a second warrant to ExWorks to purchase shares of Class A Common Stock, representing 1.375% of Hightimes Holding fully-diluted Common Stock immediately prior to the sale of Class A Common Stock in this Offering. The Company did not elect to extend the maturity date and this warrant was not issued.

As of October 31, 2017, ExWorks and the High Times Group entered into a Second Amendment to the ExWorks Loan Agreement pursuant to which ExWorks agreed to loan up to an additional $4,000 to the Hightimes Group, thereby increasing the outstanding principal amount of the Indebtedness owed to ExWorks to $11,500. The Company used $2,754 of the proceeds of the additional loan advance to make the installment payment of principal and accrued interest that was due on August 28, 2017 to the holders of the Purchase Notes.

The parties restated the prior $7,500 note payable to ExWorks by issuing to ExWorks a maximum $11,500 senior secured note that is due and payable on February 28, 2018, subject to extension at its option as set forth above. The restated note is convertible at any time prior to the maturity date at the option of ExWorks into Class A Common Stock of Hightimes Holding or upon consummation of the Origo Merger (whether or not the note was previously converted) into Origo Shares. The conversion price is the lower of: (i) 100% of the initial per share offering price per share sold to the public in this Offering, or (ii) 90% of the per share valuation to Company stockholders in connection with the Origo Merger, or (iii) 90% of the consideration paid per share by any third party in connection with a Sale of Control of Hightimes Holding and subsidiaries. In consideration for the loan increase, the Company issued to ExWorks 39,351 shares of Class A Common Stock, paid a $0.1 million due diligence fee, and agreed upon payment of the loan (in addition to the $1.2 million success fee provided in the original loan agreement) to pay ExWorks an additional $300 Success Fee. Upon completion of this Offering, the ExWorks note would be convertible, at the option of the holder, into 1,313,131 additional shares of Class A Common Stock of Hightimes Holding.

On February 8, 2018, ExWorks and the Hightimes Group entered into a Third Amendment to the ExWorks Loan Agreement. Pursuant to the Third Amendment (a) ExWorks increased the outstanding principal amount of the loan to the Hightimes Group by $1,500, from $11,500 to $13,000, (b) the amendment changed the now $13,000 senior secured convertible note to mature on February 28, 2020, (c) in addition to the existing ExWorks warrant issued in February 2017, the Company issued to ExWorks an additional five year warrant to purchase an additional 2.25% of its deemed issued Class A Common Stock as defined by the warrant terms prior to this Offering at an exercise price of approximately $5.28, which is determined by dividing $135,000 by such fully diluted Class A Common Stock 5.0%, and (d) the Company increased the success fee payable to ExWorks under the prior loan agreement from $1,500 to $2,800; provided, that to the extent that the ExWorks loan remains outstanding after February 28, 2019, such fee is subject to increase by an amount equal to 10% of the then outstanding debt owed to ExWorks. Under the Third Amendment to the ExWorks Loan Agreement, the Company will be obligated to meet certain financial covenants include maintaining cash and immediately marketable securities equal to outstanding debt after February 28, 2019.

On June 6, 2018, ExWorks has signed an agreement. In the agreement, the Company agreed to exercise ExWorks Warrants to purchase an aggregate of 1,234,738 shares of Class A Common Stock and pay the exercise price of the two Warrants through a reduction of $3,046 of principal in the $13,000 Note owed to ExWorks prior to the date of exercise for the Warrants. This agreement was not executed as of September 30, 2018.

On August 14, 2018, ExWorks and the Company entered into a Fourth Amendment to the ExWorks Loan Agreement effective as of July 27, 2018. Pursuant to the Third Amendment (a) ExWorks increased the outstanding principal amount of the loan to the Hightimes Group by $1,200, from $13,000 to $14,200. The additional principal amount of $1,200 to the loan is due and payable on or before August 10, 2018. In addition to the $1,200 principal payback, an additional $60 for an amendment fee is due for a total of $1,260 due on or before August 10, 2018.

On August 31, 2018, ExWorks and the Company entered into a Fifth Amendment to the loan and security agreement (the “Fifth Amendment”), whereby ExWorks agreed to extend the date under which the $1,200 advance provided in the Fourth Amendment is due and payable to September 14, 2018. On September 20, 2018, the repayment of the additional principal and amendment fee have been paid.

F-19

Hightimes Holding Corp.

Notes to Consolidated Financial Statements

(in thousands except share, per share, and stated value per share)

On September 21, 2018, ExWorks and the Company entered into a Sixth Amendment to the loan and security agreement (the “Sixth Amendment”). Pursuant to the Sixth Amendment, Upon execution and satisfaction of all conditions precedent to the effectiveness of the Sixth Amendment, the Lender will (i) make an additional loan advance of $1,000 to Borrowers (due December 31, 2018), and (ii) the Senior Secured Convertible Promissory Note dated July 21, 2018 in the original principal amount of $14,200 (the “Third Amended Note”) will be amended, restated and replaced by a new Senior Secured Convertible Promissory Note in the principal amount of $14,000 dated on or about the date of the Fourth Amendment.

The ExWorks’ Notes are measured at fair value (see Note 10). The Company recorded $14,363 and $13,631 of convertible notes, fair value as of December 31, 2018 and 2017, respectively.

Also, the Company issued ExWorks a warrant to purchase 2.75% of the Company’s fully diluted shares outstanding as of the date the warrant is exercised at fixed exercise price of $0.01 (“Warrant”). The exercise period begins on the earliest of (a) August 31, 2017, (b) the consummation of an Approved Public Listing, or (c) a Change of Control until the February 2022. The warrants did not meet the “fixed for fixed” under ASC 815-40, Contracts in Entity’s Own Equity, therefore, the warrants were classified as a liability. There was no warrant exercised as of December 31, 2018. The fair value of warrant liability was $12,781 and $3,966 as of December 31, 2018 and 2017, respectively (see Note 10).

The modified terms under the Second Amendment were considered substantially different as compared to the terms of the Loan Agreement immediately prior to the Second Amendment, pursuant to ASC 470-50, Modification and Extinguishment. As such, the Second Amendment was accounted for as a debt extinguishment, resulting in a gain (loss) on debt extinguishment of $53 and $(1,231), which is included in other non-operating expense for the year ended December 31, 2018 and 2017, respectively. Because the Company adopted the fair value option related to the ExWork Notes and any subsequent amendments after October 31, 2017, the Company would not record a debt extinguishment on subsequent amendments as the difference between the fair value before the amendment and after the amendment would be zero.

Broader Media Holdings Convertible Note

On September 26, 2018, the Company entered into an advertising agreement with iHeart Media + Entertainment, Inc. (“iHeart”). Under the terms of the advertising agreement, iHeart has committed to provide the Company with $5,000 of iHeart advertising media inventory within the United States (collectively, the “iHeart Ad Inventory”). In consideration for the purchases of the iHeart Ad Inventory, the Company issued to Broader Media Holdings, LLC (“BMH”), an affiliate of iHeart, an 8% convertible note due on September 26, 2020, with an initial principal amount of $5,000, which may be increased to a maximum of $10,000 in consideration of iHeart’s commitment to provide the Company with one or more Additional iHeart Ad Inventory Tranches equal in amount to the amount of such increase in principal amount (the “BMH Note”). However, upon completion of the Hightimes Pubic Offering, provided that a minimum of $15,000 of gross proceeds are raised and the Company’s Class A voting common stock trades on an “Approved Securities Market” (as defined in the convertible note), all iHeart Ad Inventory purchased and the entire outstanding amount of the BMH Note shall automatically convert into shares of Hightimes Class A common stock at a conversion price equal to the volume weighted average closing prices, as traded on such Approved Securities Market for the 10 trading days immediately following completion of the Hightimes Public Offering. On November 1, 2018, the Company increased its principal amount from $5,000 to $10,000.

The BMH Note is measured at fair value (see Note 10). The Company recorded $9,921 of convertible notes, fair value as of December 31, 2018.

Gemini Finance Corp Convertible Note for Chalice Cup Assets

October 29, 2018, the Company and Chalice Holdings, Inc. (“Chalice”) which is a newly formed acquisition subsidiary of the Company, entered into an agreement with Gemini Finance Corp. (“Gemini”), to acquire substantially all of the assets and business of Wisdom Apparatus and Chalice Festivals USA, both California corporations (the “Chalice Companies”). Gemini acquired the assets of the Chalice Companies as a result of its foreclosure in September 2018 on a $588 secured note issued by the Chalice Companies to Gemini to evidence a loan made to the Chalice Companies pursuant to a loan agreement and related security agreement dated February 2, 2018. The assets included all inventory, contracts and contract rights, accounts receivable, intellectual property (including the “Chalice” Instagram handles) formerly owned by the Chalice Companies. Chalice did not hire any employees of the Chalice Companies or assume any liabilities associated with the acquired assets.

F-20

Hightimes Holding Corp.

Notes to Consolidated Financial Statements

(in thousands except share, per share, and stated value per share)

The purchase price for the acquired assets was $560 paid in the form of a 5% senior secured promissory note of Chalice and the Company, which note was due on March 29, 2019 (the “Chalice Note”) and is secured by a pledge of the capital stock of Chalice and a lien and security interest on the acquired assets. The Chalice Note provides that upon consummation of the Company’s pending Public Offering and the commencement of trading of its Class A common stock on Nasdaq or the OTCQX Exchange, the promissory note would automatically convert into such number of shares of Class A Common Stock of the Company at a conversion price of $11.00 per share (the current per share offering price of shares of the Company in the Public Offering). The note has been extended to July 1, 2019 (see note 21).

During the year ended December 31, 2018, the Company recorded $5 of interest expense. The Company recorded $20 of change in fair value of convertible notes for the year ended December 31, 2018.

Note 8 – Promissory Notes

Bio Cup Music Convertible Note

On August 10, 2017, the Company issued a convertible note in the amount of $375 in exchange for an intangible asset-event right. The convertible note bears interest at a 4% coupon rate and matures on December 31, 2018. The note has not been extended or converted and is currently in default. The note is convertible at the approximate fair value of common shares upon a mandatory or optional conversion (i.e. the trading on a qualified stock exchange). Due to the sequencing policy, the Company is required to record a derivative liability for the fair value of the conversion option on the August 10, 2017 convertible note (see Note 10).

During the year ended December 31, 2018 and 2017, the Company recorded a $71 and $30 of amortization of debt discount, and $15 and $6 of interest expense, respectively. The debt cost was fully amortized as of December 31, 2018.

C6 Capital Agreement

On December 27, 2018, the Company executed an Agreement for the Purchase and Sale of Future Receipts (the “Agreement”) with C6 Capital Funding, LLC (“C6”). Under the Agreement, the Company agreed to sell, assign and transfer the Specified Percentage of the proceeds of each future sale made by the Company (“Future Receipts”) until C6 has received $2,025 (the “Purchased Amount”). “Future Receipts” includes all payments made by cash, check, ACH or other electronic transfer, credit card, debit card, bank card, charge card or other form of monetary payment in the ordinary course of the Company’s business. In consideration, C6 paid the Company $1,485 at closing, comprising a purchase price of $1,500 less an origination fee of $15. The Company also paid an additional underwriting fee of $15. The Company has no right to prepay or otherwise cancel the Agreement.

The Initial Daily Amount to be remitted by the Company to C6 is $12, calculated as (the Average Monthly Sales x a Specified Percentage)/Average Business Days in a Calendar Month. As long as no Event of Default has occurred, the Initial Daily Amount can be adjusted going forward, based the Company’s actual Future Receipts.

The C6 Capital’s Note is measured at cost. The Company recorded a carrying value of $1,470 for this note as of December 31, 2018.

Seymour Silverstein Notes

On January 18, 2018, the Company issued a note in the amount of $40 to be used for working capital needs. The note bears interest at a 12% coupon rate with no maturity date. The note and accrued interest of $4 was paid on November 2, 2018 to retire the note.

On June 26, 2018, the Company issued a note in the amount of $850 to be used for working capital needs and to retire a related party note with Justin Ehrlich for $500. The note bears interest at a 12% coupon rate with a maturity date of September 30, 2018. A principal payment of $156 was made on loan on November 2, 2018 to bring the balance to $694 as of the year ending December 31, 2018 with $49 in accrued interest. The note is due on demand now

The Seymour Silverstein note is measured at cost. The Company recorded a carrying value of $694 for this note as of December 31, 2018

F-21

Hightimes Holding Corp.

Notes to Consolidated Financial Statements

(in thousands except share, per share, and stated value per share)

Kukui Development LLC Note

On March 1, 2017, the Company issued a note in the amount of $125 to be used for working capital needs. The note bears interest at a 0% coupon rate with a maturity date of March 31, 2017. The note has a default coupon rate of 10%, No payments of interest or principal have been paid during the life of the note. The note is due on demand now

The Kukui Development LLC note is measured at cost. The Company recorded a carrying value of $125 for this note as of December 31, 2018

AKCO T45 LLC Note

On November 7, 2017, the Company assumed the lease located at 120 West 45th Street, Suite 1505, New York, New York 10036 from Plantout Inc (see Note 17). As part of assuming the lease, the Company also assumed the leasehold improvement loan of $147 that Plantout Inc., as the tenant, had made with AKCO T45 LLC and 33RD T45 LLC, who collectively are the landlord, for improvements to the office space at the time of the first amendment (dated December 23, 2016) of the original lease (dated June 3, 2013). The loan is paid as part of the monthly billing form the landlord at a rate of $2 per month. The Company booked $147 of gross improvements and $16 of prior paid amortized amount to shoe a net book value of $131.

The AKCO T45 LLC note is measured at cost. The Company recorded a net carrying value of $113 for this note as part of fixed assets as of December 31, 2018

Note 9 – Purchase Note - Related Party

On December 27, 2016, the Company issued $30,000 with three-year installment 8% purchase note payable to the stockholders of THC (the “Purchase Note”). Interest on the Purchase Notes at the rate of 8% per annum accrued until August 28, 2017. Thereafter, the Purchase Notes are payable in quarterly installments of $1,500 with final payment of $16,500 due on February 28, 2020. On November 3, 2017, a payment in the aggregate of $2,754 of principal ($1,500) and accrued interest ($1,254) was made on the Purchase Notes installment that was due on August 28, 2017, thereby reducing the outstanding principal amount to $28,500. Thereafter, there was no payment made to installments of principal nor accrued interest, as a result of which the Purchase Notes were in default. On May 15, 2018 and May 24, 2018, the holders of the Purchase Notes agreed to waive the defaults and defer until September 12, 2018 payment of the November 28, 2017, February 28, 2018 and May 28, 2018 installments; provided that all $4,500 of deferred principal payments and accrued and unpaid interest at the rate of 12% per annum compounded monthly (the default interest rate) from August 29, 2017 to the date of payment is paid either out of the net proceeds of the Offering or upon consummation of the Origo Merger, and in any event by no later than September 12, 2018. At August 31, 2018, an aggregate of approximately $9,734 in accrued and unpaid principal installments through August 28, 2018 and unpaid interest is due and owing under the Purchase Notes.

In order to expand its business operations, the Company has recently incurred significant accounts payable and other obligations to vendors and required the proceeds of a $1,200 bridge loan due on September 14, 2018 provided by ExWorks to make a portion of such payments. As such, the Company requested payment waiver accommodations from the holders of the Purchase Notes in order to repay the ExWorks bridge loan and other accounts payable. Between September 7 and September 12, 2018, all of the holders of $28,500 principal amount of the Purchase Notes:

●	agreed to waive approximately $9,734 in existing payment defaults or any right to receive accrued interest or other payments on their Purchase Notes out of the $5.0 million of gross proceeds from the Minimum Offering,

●	except for two holders of Purchase Notes representing $1,407 of accrued and unpaid interest and principal installments as at August 31, 2018, all other holders of Purchase Notes agreed to convert 35% of the accrued and unpaid interest and principal installments of their Purchase Notes through August 28, 2018 into Company Class A Common Stock at $11.00 per share;

●	agreed that, with respect to all additional gross proceeds raised in the Offering in excess of $5,000, a maximum of 35% of all such gross proceeds, as and when received, would be applied to reduce and repay the remaining 65% balance of all accrued and unpaid interest and all unpaid principal installments through August 28, 2018 of their Purchase Notes, with the remaining 65% of all such gross proceeds to be retained by the Company; provided, that all remaining accrued and unpaid interest and principal installments through August 28, 2018 would be paid in full by October 31, 2018. In regard thereto, the Chief Financial Officer of the Company will provide the holders of Notes with a weekly report of cash collections of gross proceeds from the Offering in excess of $5,000, and shall arrange to make payments of the allocable 35% of such collections to the Noteholders on the 15th and 30th day of each month, commencing September 30, 2018;

●	agreed that with respect to the remaining outstanding principal amount of Purchase Notes, they would continue to be discounted by 25% and the discounted amount converted into Class A Common Stock upon completion of the Offering; and

●	approved the filing of this Form 1-U Current Report to amend the Use of Proceeds from the Minimum Offering.

F-22

Hightimes Holding Corp.

Notes to Consolidated Financial Statements

(in thousands except share, per share, and stated value per share)

On September 7, 2018, pursuant to the Payment Waiver Letter, a total of $2,914 of the accrued by unpaid interest that was due as of August 31 ,2018 was converted into 264,946 shares of common stock at a conversion price of $11.00 per share. As of September 30, 2018, the accrued interest due on these notes is $1,449 with $28.5 million principal due.

As of October 31, 2018, Hightimes represents that it owes a total of $6,000 in past due principal and $1,449 of accrued interest on the Purchase Notes.

Pursuant to revised payment waiver letter dated November 13, 2018:

●	Hightimes hereby covenants and agrees to pay to each of the noteholders the aggregate sum, payable in cash, of $1,500, which Cash Payment shall be made, as to $1,000 by note later than November 15, 2018 (Payment was made November 30, 2018) and as to $500 by not later than November 30, 2018 (payment is due on December 10th, 2018).

●	Hightimes has advised the noteholders that ExWorks intends to exercise two warrants to purchase Hightimes Class A common stock (the “ExWorks Warrants”), and intends to apply 100% of the estimated total $3,046 exercise price of the ExWorks Warrants toward the reduction of the current $14,039 outstanding senior secured convertible note issued by Hightimes, THC and its subsidiaries to ExWorks (the “ExWorks Note”). Accordingly, but subject at all times to the exercise of the Ex Works Warrants and reduction of the Ex Works Note, as stated above, each noteholder agrees to convert their proportionate share of $3,046 of Purchase Notes into 276,909 additional shares of Hightimes Class A common stock at a conversion price of $11.00 per share.

●	The unpaid total balance of $2,903 due and payable to the noteholders under the Prior Agreements shall be evidenced by 12% Hightimes non-convertible notes, each dated as of November 30, 2018 (the “Final Notes”) that will mature on October 31, 2019 (the “Maturity Date”), but which shall be subject to mandatory prepayment (applied first to accrued interest and then to outstanding principal) at the rate of twenty percent (20%) of all net proceeds (defined as gross proceeds, less selling commissions and expenses) received in cash by Hightimes from all public and private financings (including the Offering) that may occur from November 1, 2018 through and including the October 31, 2019 Maturity Date of the Final Notes.

●	After giving effect to the above conversions, the total remaining outstanding principal amount of Purchase Notes owed to all noteholders is $28,500, less $6,000 for a total of $22,500 in principal amount (the “Purchase Note Balance”). On November 30, 2018, the noteholders convert proportionate share of 75% of $22,500 principal amount of Purchase Notes, or $16,875 into an aggregate of 1,534,090 additional shares of Hightimes Class A common stock (the “Purchase Note Balance Conversion Shares”).

On November 30, 2018, Hightimes paid the holders of the Purchase Notes the sum of $1,000 as partial payment of the $1,500 Cash Payment owed and agreed to pay the $500 balance by not later than December 10, 2018, which amount was paid. In addition, the Purchase Noteholders representing 90.47% of the outstanding Purchase Notes agreed to immediately grant to Adam E. Levin a three year voting proxy on all of their Hightimes shares and further agreed that in the event that an Approved Public Listing does not occur by January 7, 2019, each of the Purchase Noteholders may rescind the immediate conversion of the Purchase Note Balance and retain their proportionate interest in such Purchase Note Balance. On December 10, the holders of the Purchase Notes agreed to waive any right to rescind the immediate conversion of the Purchase Note Balance if the Approved Public Listing did not occur by January 7, 2019.

As a result of the above agreements, an aggregate of approximately $25,600 of principal and accrued interest on the Purchase Notes were converted or will be converted into approximately 2.3 million shares of Hightimes Holding Class A Common Stock at a conversion price of $11.00 per share, and Hightimes Holding delivered the 12% $2,903 principal amount of Final Notes to the former Purchase Noteholders to evidence the remaining total unpaid balance under the original Purchase Notes.

Effective as of December 31, 2018, the holders of the Purchase Notes agreed to waive and forgive an aggregate of $2,914 of accrued and unpaid interest due on the Purchase Notes, in consideration for which Hightimes Holding agreed to issue to such Purchase Noteholders a warrant expiring one year following the date on which the Class A Common Stock becomes listed or otherwise quoted on a qualified stock exchange, including Nasdaq, the NYSE or the OTCQX, to purchase up to 264,945 shares of Class A Common Stock at an exercise price of $11.00 per share. The warrants, according to their terms, are exercisable on a cashless basis.

F-23

Hightimes Holding Corp.

Notes to Consolidated Financial Statements

(in thousands except share, per share, and stated value per share)

No payment has been made on the Final Notes as of December 31, 2018. The Company recorded $5,949 of related party convertible share purchase note as of December 31, 2018.

Note 10 – Fair Value Measurement

Financial instruments measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

Derivative and Warrant Liabilities

ExWorks

At December 31, 2018, 1,270,869 warrants with a balance of approximately $12,781 were classified as Level 3 instruments. The exercise price of the warrants is $0.01 per share. The fair value of the warrants was determined based upon the fair value of Origo’s common stock as quoted on the NASDAQ website (closing price, adjusted for the stock split). The ExWorks’ warrants are measured at fair value using the Black-Scholes valuation methodology. A summary of the weighted average (in aggregate) significant unobservable inputs (Level 3 inputs) used in measuring the Company’s derivative liabilities that are categorized within Level 3 of the fair value hierarchy as of December 31, 2018 and 2017 are as follows:

Date of valuation	December 31, 2018	December 31, 2017
Strike price	$0.01 - $5.31	$0.01
Stock price	$11.00	$5.51
Term	3.16 - 4.11	4.16
Risk-free interest rate	2.46%-2.51%	2.20%
Volatility	99.88% -102.29%	58.28%

The Company recorded a loss of $8,815 and a loss of $3,396 due to the change in fair value of ExWorks’ warrant liability for the year ended December 31, 2018 and 2017, respectively.

Purchase Notes

At December 31, 2018, 264,945 warrants with a balance of approximately $1,195 were classified as Level 3 instruments. A summary of the weighted average (in aggregate) significant unobservable inputs (Level 3 inputs) used in measuring the Company’s warrant liabilities that are categorized within Level 3 of the fair value hierarchy as of December 31, 2018 are as follows:

Date of valuation	December 31, 2018
Strike price	$11.00
Stock price	$11.00
Term	1.25
Risk-free interest rate	2.59%
Volatility	93.87%

The Company recorded a loss of $1,195 due to the change in fair value of Purchase Notes’ derivative liability for the year ended December 31, 2018.

F-24

Hightimes Holding Corp.

Notes to Consolidated Financial Statements

(in thousands except share, per share, and stated value per share)

Bio Cup Music

The derivative liability for the fair value of the conversion option on the August 10, 2017 convertible note is measured at fair value using the Black-Scholes valuation methodology. At December 31, 2018, the loan valued with a balance of approximately $20 were classified as Level 3 instruments A summary of the weighted average (in aggregate) significant unobservable inputs (Level 3 inputs) used in measuring the Company’s derivative liabilities that are categorized within Level 3 of the fair value hierarchy as of December 31, 2018 and 2017 are as follows:

Date of valuation	December 31, 2018	December 31, 2017
Strike price	$11.00	$10.60
Stock price	$11.00	$10.60
Term	0.08	1.00
Risk-free interest rate	2.44%	1.76%
Volatility	89.04%	56.35%

The Company recorded a loss of $66 and an income of $15 due to the change in fair value of Bio Cup Music’s derivative liability for the year ended December 31, 2018 and 2017, respectively.

Notes at Fair Value

ExWorks

The ExWorks’ Notes are measured at fair value using a discounted cash flow valuation methodology, while also incorporating the potential value increase due to ability to convert at a discount to the underlying stock price. A summary of the weighted average (in aggregate) significant unobservable inputs (Level 3 inputs) used in measuring the Company’s ExWorks’ Notes that are categorized within Level 3 of the fair value hierarchy is as follows:

Date of valuation	December 31, 2018	December 31, 2017
Stock price	$11.00	$10.64
Term	1.18	0.16
Risk-free interest rate	2.60%	1.33%
Interest rate	15%	15%

The Company recorded an income $1,767 and of $1,117 due to the change in fair value of ExWorks’ convertible notes for the year ended December 31, 2018 and 2017, respectively.

Broader Media Holding

The Broader Media Holding Note (BMH) are measured at fair value a discounted cash flow methodology. A summary of the weighted average (in aggregate) significant unobservable inputs (Level 3 inputs) used in measuring the Company’s iHeart’s Notes that are categorized within Level 3 of the fair value hierarchy is as follows:

Date of valuation	December 31, 2018	September 26, 2018
Term	1.76	2.03
Risk-free interest rate	2.52%	2.83%
Interest rate	8%	8%

The Company recorded an income of $79 and $0 due to the change in fair value of BMH’s convertible note for the year ended December 31, 2018 and 2017, respectively.

The Gemini’s Notes are measured at fair value a discounted cash flow methodology. A summary of the weighted average (in aggregate) significant unobservable inputs (Level 3 inputs) used in measuring the Company’s Gemini’s Notes that are categorized within Level 3 of the fair value hierarchy is as follows:

Date of valuation	December 31, 2018	October 29, 2018
Term	0.24	0.42
Risk-free interest rate	2.45%	2.44%
Interest rate	5%	5%

The Company recorded a loss of $20 and $0 due to the change in fair value of Gemini convertible note for the year ended December 31, 2018 and 2017, respectively.

F-25

Hightimes Holding Corp.

Notes to Consolidated Financial Statements

(in thousands except share, per share, and stated value per share)

The development and determination of the unobservable inputs for Level 3 fair value measurements and fair value calculations are the responsibility of the Company’s Management.

The Company measures the following financial assets at fair value on a recurring basis. There were no transfers between levels of the fair value hierarchy during any of the periods presented. The following tables set forth the Company’s financial assets and liabilities carried at fair value categorized using the lowest level of input applicable to each financial instrument as of December 31, 2018 and 2017:

		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
	Balance at	Identical	Observable	Unobservable
	December 31,	Assets	Inputs	Inputs
	2018	(Level 1)	(Level 2)	(Level 3)
Liabilities:
Derivative and warrant liability	$13,996	$—	$—	$13,996
Convertible Notes	24,864	—	—	24,864
	$38,860	$—	$—	$38,860

		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
	Balance at	Identical	Observable	Unobservable
	December 31,	Assets	Inputs	Inputs
	2017	(Level 1)	(Level 2)	(Level 3)
Assets:
Equity Securities	$2,134	$2,134	$—	$—
	$2,134	$2,134	$—	$—

Liabilities:
Derivative and warrant liability	4,052	—	—	4,052
Convertible Notes	$13,631	$—	$—	$13,631
	$17,683	$—	$—	$17,683

The following table provides a roll-forward of the fair value of the derivative and warrant liability:

Balance at December 31, 2016	$—
Original fair value	672
Net Change in fair value of derivative and warrant liability, expense	3,380
Balance at December 31, 2017	$4,052
Net Change in fair value of derivative and warrant liability, expense	9,944
Balance at December 31, 2018	$13,996

F-26

Hightimes Holding Corp.

Notes to Consolidated Financial Statements

(in thousands except share, per share, and stated value per share)

The following table provides a roll-forward of the fair value of the convertible notes:

Balance at December 31, 2016	$-
Original fair value	12,514
Net Change in fair value of convertible notes	1,117
Balance at December 31, 2017	$13,631
Additions	14,412
Payments - line of credit, convertible notes and debt issuance cost	(1,352)
Net Change in fair value of convertible notes	(1,827)
Balance at December 31, 2018	$24,864

Non-recurring

As discussed in Note 2 – Impairment of Long-lived Assets, during 2018, the Company believed certain of its investment balances that were initially recorded were impaired based on financial information performance and forecasted performance, which are considered Level 3 inputs. There were significant impairments for the years ended December 31, 2018 that were record for the assets for the Green Rush Daily website (purchase by stock and note payable) of $6,750, the Legend Valley Music Festival (purchase by the Bio Cup Music Note) of $375, and the Chalice Cup Event assets (purchased by the Gemini Finance Corp note) of $560.

Note 11 – Investment

Cannabis Sativa, Inc.

On September 29, 2017, the Company obtained 332,447 common shares as compensation for a lock-up of providing event services under a sponsorship and advertising agreement with Cannabis Sativa, Inc. (OTCQB: CBDS) with a fair value of $1,000 as of September 30, 2017 which was based upon the 10-day average as of the execution date of the agreement on September 29, 2017. The value of the shares will be amortized, and revenue recognized over the term of the agreement which is from October 15, 2017 to October 15, 2019.

The Company’s investment in CBDS is less than 20% of the outstanding voting stock and significant influence does not exist. The Company elected the fair value option for its investment in Cannabis Sativa, Inc.

On May 31, 2018, Cannabis Sativa and Hightimes Holding agreed to terminate the sponsorship agreement and returned the 332,447 shares of CBDS Common Stock. The return of investment shares results in a net loss of $694.

The fair value of its investment as of April 30, 2018 and December 31, 2017 was based upon the closing stock price of CBDS. The investment was classified as a Level 1 financial instrument. The Company recorded a $1,405 decrease in fair value of investment securities for the year ended December 31, 2018.

Spectrum King, LLC

On September 11, 2018, the Company entered into an agreement with Spectrum King, LLC (“Spectrum”), pursuant to which the Company licensed to Spectrum the right to use the Hightimes™ name, logo and brand in connection with the marketing and distribution of all Spectrum products and granted Spectrum over three years and aggregate of $1,500 worth of advertising credits in the Hightimes print and internet magazines and at all festivals sponsored by Hightimes. In consideration, Hightimes received eleven units of Spectrum membership interests, representing 9.9099% of Spectrum’s outstanding equity. Spectrum does business as “SPECTRUM KING LED,” and specializes in designing, manufacturing and selling high-end LED grow lights for indoor and greenhouse applications targeting all variety of growing industries, such as cannabis, leafy greens, tomatoes, ornamental plants and other plans and vegetables.

F-27

Hightimes Holding Corp.

Notes to Consolidated Financial Statements

(in thousands except share, per share, and stated value per share)

Note 12 -Prepaid Expense and Deferred Costs.

Prepaid Expense and deferred costs consisted of the following:

	December 31,
	2018	2017
Deferred costs - festivals	$-	$87
Deferred costs - publishing	226	222
Prepaid expenses - advertising	3,734	-
Prepaid expenses - events	177	-
Prepaid expenses - other	332	49
Total Deferred costs and prepaid expense	$4,469	$358

Note 13 – Fixed Assets and Technology, Net

Website and technology are recorded at cost and presented net of depreciation.

The components of fixed assets and technology consist of the following:

	December 31,
	2018	2017
Furniture and equipment	$381	$374
Leasehold improvements	151	-
Software	99	99
Website design	388	388
Digital App	278	278
Total property, plant and equipment	1,297	1,139
Less: Accumulated depreciation and amortization	(608)	(468)
Fixed assets and technology, net	$689	$671

In November 2017, Trans-High Corporation assumed the lease from PlanetOut Inc. that terminates on February 29, 2024. As part of the lease, the Company assumed the balance of the leasehold improvement loan of $130 and recorded $16 of the prior payment of the loan prior to lease being assumed (see Note 17). The total $146  was recorded under leasehold improvements.

In January 2018, the Company recorded $16 of the prior payment of the loan prior to lease being assumed (see Note 17). The total $16 was recorded under leasehold  improvements.

During the year ended 2018, the Company retired capital lease equipment that has a gross asset value of $124 and was fully depreciated with a net book value of $0 ; Assets under capital lease contracts were $42 and $124 in 2018 and 2017, respectively.

Depreciation and amortization of property, equipment (including capital leases), and leasehold improvements was $80  and $64 for the year ended December 31, 2018 and 2017, respectively. Depreciation and amortization of costs associated with internal-use software and website development was $168  and $168  for the year ended December 31, 2018 and 2017, respectively.

F-28

Hightimes Holding Corp.

Notes to Consolidated Financial Statements

(in thousands except share, per share, and stated value per share)

Note 14 – Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consisted of the following:

	December 31,
	2018	2017
Accounts payable	$6,734	$3,139
Accrued interest	513	1,194
Due to employees	1,107	467
Advertising Credits Liability	1,070	-
Unclaimed property liability	3	4
Customer credit refund	1	85
Deferred and accrued rent	42	10
Other accrued liabilities	135	260
Total accounts payable and accrued liabilities	$9,605	$5,159

Note 15 – Related Party Transactions

Deferred Compensation

At December 31, 2018 and 2017, there was deferred compensation related to Adam Levin, the Chief Executive Officer of the Company, totaling approximately $760 and $275 (including related employer taxes), respectively and was recorded as accounts payable and accrued liabilities on the consolidated balance sheets.

Notes payable

At December 31, 2018 and 2017, there was $45 and $267, respectively, of related party notes payable. The balance as of December 31, 2018 of $45 is the balance due to  Dream Media Corp. The balance due as of December 31, 2017 is made of a $95 loan from Oreva Capital, $22 loan from Niche Pub Holdings, $150 loan with Steve Hager. All of the note balances as of December 31, 2017 were paid off and retired during the year ending December 31, 2018.,

Notes receivable

In April 2018, the Company began to advance funds to Origo. The notes receivable bears no interest and is due on the earlier of (i) the consummation of Origo’s initial business combination or (ii) the liquidation.

On August 10, 2018, the Company entered into a Termination Agreement with Origo (see Note 4). The principal amount of the promissory note receivable from Origo of $86 was fully reserved. Origo is in the process of liquidating, but there is a low probability of recovering any of the balance.

Note 16 – Stockholders’ Equity

The total number of shares of all classes of stock which the Company shall have authority to issue is 55,000,000 shares, which includes (i) 50,000,000 shares of common stock, $0.0001 par value per share and (ii) 5,000,000 shares of preferred stock, $0.0001 par value per share. 40,000,000 shares of the Common Stock shall be designated as Class A common stock and 10,000,000 shares of the common stock shall be designated as Class B common stock.

The Certificate of Incorporation of Hightimes Holding Corp. was amended in January 2018 to provide authorized capital stock of 110, 000,000 shares of Common Stock, and 10,000,000 shares of preferred stock, each with a par value of $0.0001 per share. An aggregate of 100,000,000 shares of Common Stock are designated as Class A voting Common Stock and 10,000,000 shares of Common Stock are designated as Class B non-voting Common Stock. The 10,000,000 shares of authorized preferred stock may be issued in one or more series containing such rights, preferences and privileges as the Hightimes Holding Board of Directors may, from time to time, designate. No shares of Preferred Stock have been issued.

The Class B common stock shall be non-voting and the holders of Class B common stock shall not be entitled to vote on any matter requiring the affirmative vote or consent of stockholders of the Company, including, without limitation, the election of directors and for all other company purposes. There are no issued or outstanding shares of common stock – Class B.

F-29

Hightimes Holding Corp.

Notes to Consolidated Financial Statements

(in thousands except share, per share, and stated value per share)

Offering – Regulation A

On March 12, 2018, the Company’s Offering Statement pursuant to Regulation A on Form 1-A (File No 024-10794) relating to its offering of its common stock was declared effective by the SEC.

On August 10, 2018, the Company elected to exercise its right under the Company’s Regulation A+ Offering Circular, dated July 26, 2018, to extend the offering period to September 12, 2018. Accordingly, the Offering will terminate to the first to occur of: (i) the date on which the $50,000 Maximum Offering is completed; (ii) September 12, 2018, or (iii) such earlier date as the Company elects to terminate the Offering.

In conjunction therewith, the Company updated the subscription agreement and escrow agreement related to its Regulation A+ offering to eliminate references to the Origo merger and extend the offering period to September 12, 2018.

On September 11, 2018, the board of directors of the Company elected to extend the outside termination date of the Offering from September 12, 2018 to October 31, 2018. Accordingly, the Offering will terminate on the first to occur of (i) the date on which all 4,545,454 shares are sold, or (ii) October 31, 2018 (the “Termination Date”).

On November 1, 2018, the Company elected to extend the outside termination date of the Offering from October 31, 2018 to as late as November 30, 2018.

On December 1, 2018, the Company elected to extend the outside termination date of the Offering from November 30, 2018 to as late as January 31, 2019.

As of December 31, 2018, the Company had sold 1,250,417shares and rescinded/refunded 26,562 shares for a net 1,223,855 sold and received an aggregate of $12,855, including $904 receivables in escrow account, from the sale of the Company’s voting Class A common stock at $11.00 per share. The offering cost was $3,903.

On January 31, 2019, Hightimes elected to extend the outside termination date of its Regulation A+ public offering from January 31, 2019 to as late as June 30, 2019 (see note 21).

Issuance of Common Stock

2017 activity

In separate private placement offerings, the Company sold approximately 5,308,000 shares of the Company’s common stock for proceeds of approximately $7,629 in the first round at price of $2.18 a share and sold in a second round approximately 201,000 shares of the Company’s common stock for proceeds of approximately $1,382 or $6.87 per share.

Also, the Company issued approximately 6,268,000 shares in the Company’s common stock for a value $7,340. This breaks out into approximately 6,007,000 shares of the Company’s common stock for compensation expense of approximately $6,689, for consultants and officers of the Company, and approximately 261,000 shares issued for interest with a value of approximately $650 of the Company’s common stock to complete the payoff of the BAZ loan and value shares to investors. The company issued approximately 39,000 shares for the ExWorks loan of credit. Additionally, the $781 of convertible notes converted into approximately 598,000 shares of the Company’s common stock upon the Company’s closing of the acquisition of THC.

2018 activity

In separate private placement offerings, the Company sold 262,942 shares of the Company’s common stock for proceeds of approximately $1,807 during the year ended December 31, 2018.

On September 7, 2018, pursuant to the Payment Waiver Letter, a total of $2,914 of the accrued by unpaid interest that was due as of August 31 ,2018 was converted into 264,946 shares of common stock at a conversion price of $11.00 per share.

On November 30, 2018, the noteholders of purchase note converted proportionate share of 75% of $22,500 principal amount of Purchase Notes, or $16,875 into an aggregate of 1,534,090 shares of the Company’s common stock.

F-30

Hightimes Holding Corp.

Notes to Consolidated Financial Statements

(in thousands except share, per share, and stated value per share)

On December 31, 2018, the holders of the Purchase Notes agreed to waive and forgive an aggregate of $2,914 of accrued and unpaid interest due on the Purchase Notes, in consideration for which the Company agreed to issue to such Purchase Noteholders a warrant expiring one year following the date on which the Class A Common Stock becomes listed or otherwise quoted on a qualified stock exchange, including Nasdaq, the NYSE or the OTCQX, to purchase up to 264,945 shares of Class A Common Stock at an exercise price of $11.00 per share. The warrants, according to their terms, are exercisable on a cashless basis.

Green Rush Daily

On August 31, 2017, the Company had entered into an online sales representative agreement with Green Rush Daily Inc, (“Green Rush”). Green Rush is a daily on-line publication providing news for all information relating to cannabis, including guides and strain review, products and health news. Under the terms of the agreement Green Rush appointed Trans-High as Green Rush’s exclusive sales representative with respect to: (a) all advertisements to be sold or otherwise offered to third-party advertisers on the Green Rush websites, and (b) all advertisements for display to retail and wholesale channels on the websites. All fees received from advertisers on the Green Rush website are to be split 70% to THC and 30% to Green Rush.

On March 28, 2018, Hightimes Holding issued to Scott McGovern, sole shareholder of Green Rush, an aggregate of 577,651 shares of Class A Common Stock valued at $6.25 million and agreed to pay Green Rush an additional $500 in cash on or before September 30, 2018. As of December 31, 2018, the cash was not paid, and such amount is recorded as a component of accounts payable and accrued liabilities. For more information on the Green Rush Daily transaction, see Note 19.

Shareholder Distributions

As part of the acquisition of THC, the Company issued approximately $10,904 of cash to repurchase 11,585,196 THC shares and issued convertible purchase notes of $30,000 to the THC shareholders. Since the Company has treated the acquisition as a reverse acquisition with THC being the accounting acquirer, the cash payment and convertible purchase notes were accounted for as distribution to the shareholders. Accordingly, the Company reduced additional-paid-capital by $16,673 and a charge to accumulated deficit of $24,231 as deemed dividend on repurchase of THC shares.

Stock Options

A summary of the Company’s option activity and related information for the year ended December 31, 2018 is as follows:

	Total options outstanding	Weighted average exercise price	Weighted average remaining contractual life (in years)	Aggregate intrinsic value
Outstanding at December 31, 2017	1,737,779	$5.54	10.0	$-
Granted	480,824	5.67	9.3	-
Forfeited	(415,136)	5.54	-	-
Outstanding at December 31, 2018	1,803,467	$5.57	9.0	$226,048
Options exercisable at December 31, 2018	579,260	$5.54	9.0	$137,137

The Company expects that all outstanding unvested options will vest.

Estimated future stock-based compensation expense relating to unvested stock options is as follows:

Future Stock Option Compensation Expenses
Year ended December 31, 2019	$1,105
Year ended December 31, 2020	327
Total	$1,432

F-31

Hightimes Holding Corp.

Notes to Consolidated Financial Statements

(in thousands except share, per share, and stated value per share)

The weighted average remaining contractual term of exercisable options is approximately 9.0 years at December 31, 2018.

During the year ended December 31, 2018 and 2017, Company recorded compensation expense of $2,982 and $1,741, respectively, related to stock-based compensation.

Note 17 - Commitments and Contingencies

Effective December 1, 2017, the Company entered into a sublease with the term ending December 2, 2021 of approximately 10,000 square feet of office space at 10990 Wilshire Boulevard, Los Angeles, CA 90024 at a monthly rental of $10 plus allocated shared costs. Effective January 1, 2018 the prior agreement with Here Publishing Inc (Pride Media Inc) was superseded with a new cost sharing agreement for the office space. The monthly base rent of $50 and other common costs are to be allocated based on the month end headcount of the two companies. The current allocation for Trans-High Corporation is 38.6%. Parking costs are based on actual costs of spaces used by the Trans-High Corporation employees. The use of the office and cost sharing agreement continues on a month to month basis per Pride Media Inc’s option. The lessor is Here Publishing, Inc. (Pride Media, Inc), a corporation controlled by Adam E. Levin, the Chief Executive Officer of the Company.

In November 2017, Trans-High Corporation assumed the lease at 120 West 45th street, Unit #15.10 (approximately 2,550 sq. ft), New York, New York 10036 from PlanetOut Inc. that terminates on February 29, 2024. This transfer of the lease to Trans-High Corporation was part of Oreva Capital’s (a corporation controlled by Adam E. Levin, the Chief Executive Officer of the Company) purchase of Pride Media Inc. The monthly base rent is $16 and escalates at a rate of 3% per annual term each April 1st plus an additional $1 monthly charge for utilities. In addition, as part of the lease the Company assumed the balance of the leasehold improvement loan of $131 ($147 gross less $16 in prior payments) that is paid at a rate of $2 over the life of the lease.

Trans-High also leases approximately 1,000 square feet of executive offices and production space at 119 West 24th Street – 2nd Floor, NY, NY 10011 under a sublease expiring April 2018. Monthly rent is $13. The sublessor is Green Rush Daily, Inc., a company owned by Scott McGovern. In April 2018 on the termination of the Green Rush Daily Inc master lease, Trans-High Corporation entered into a month-to-month agreement directly with Alley NYC, LLC at a monthly rate of $17.

In July 2018 the Company entered into a capital lease for a Ricoh printer for the New York office located at 119 W 24th Street, New York, New York 10011. The lease became effective when the printer was delivered and put into operations in October 2018. The lease is for 60 months with a term date of September 30, 2023, at a monthly payment of $1, with quarterly payments for usage

In October 2018 as part of the Wilshire & Veteran Media Corp Dope Media LLC asset purchase, the company assume the lease of approx. 7,600 sq. ft. at 203 Sixth Avenue North Building, Suite 200, Seattle Washington 98102. The monthly base rent is $17 and escalates June 1st by approx. 4% with a term date of May 31, 2021

In October 2018 as part of the Culture Pub, Inc. asset purchase of Culture Magazine assumed a month to month lease of approximately 2,200 sq. ft. with a base rent of $2 a month at 2175 Sampson Avenue, Units 118/119, Corona, CA 92879. In March 2019 the company entered into a 12-month lease with a base rent of $2 plus common costs per month. The lease terminates February 29, 2020.

Future minimum lease payments under non-cancelable operating and capital leases as of December 31, 2018 are as follows:

	Operating	Capital
Year Ended December 31, 2019	393	11
Year Ended December 31, 2020	418	11
Year Ended December 31, 2021	303	11
Year Ended December 31, 2022	220	11
Year Ended December 31, 2023	226	7
Thereafter	38	-
Total minimum future lease payments	$1,598	$51
Less: amounts representing interest		(11)
Total lease liabilties		$40
Less: long-term portion		(32)
Current portion of capital lease		$8

F-32

Hightimes Holding Corp.

Notes to Consolidated Financial Statements

(in thousands except share, per share, and stated value per share)

Rent expense for the year ended December 31, 2018 and 2017, was approximately $699 and $421, respectively.

Legal Matters

From time to time, the Company becomes the subject of litigation that is incurred in the ordinary course of its business.

TC Group is involved in a pending litigation in New York State Supreme Court with a former employee who alleges that Trans-High breached his employment agreement and seeks damages of $6,000. THC Group has counterclaimed against the former employee. The dispute is in the discovery stage. High Times Group believes that it has valid defenses and intends to vigorously defend this action.

On September 25, 2018, the Company entered into an amendment to the asset purchase agreement with Southland and Culture Pub. Pursuant to the amendment, the parties agreed to consummate the acquisition of the Culture assets effective as of October 1, 2018. In addition, the parties agreed to extend the contractual deadline by which the Company must consummate a Hightimes Liquidity Event until December 1, 2018. The amendment provided that in the event the Company failed to complete a Hightimes Liquidity Event by December 1, 2018, the Company would, at the option of Southland, be required to issue a promissory note to Southland by December 15, 2018 in the amount of $2,000,000 (the “Southland Note”), which Southland Note was to be issued in lieu of 370,370 shares of the Company’s Class A Common Stock. Inasmuch as we did not consummate the Liquidity Event by December 1, 2018, on November 26, 2018, Southland notified Hightimes that it would elect to accept the Southland Note in lieu of Hightimes common stock. The Southland Note bears interest at the rate of 6% per annum and is payable in four installments of $250,000 each due March 15, 2019, June 15, 2019, September 15, 2019 and December 15, 2019 with a final $1,000,000 payment due on March 15, 2020. The Company did not issue the Southland Note to Southland following its demand or pay the first $250,000 installment under the Southland Note that was due on March 15, 2019. Accordingly, on March 27, 2019, Southland commenced a legal action in the Superior Court of Los Angeles to compel the Company to issue the Southland Note and make payment of the $250,000 installment that was due on March 15, 2019.

Hightimes Holding did not deliver the Southland Note to Southland as our senior secured lender, ExWorks Capital Fund I, L.P., has not, as yet, agreed to permit Southland to obtain a security interest on any of our assets. Hightimes Holding believes it has meritorious defenses to the delivery of the Southland Note and any other claims of Southland. Although we are seeking to resolve this issue, nonetheless, there is no assurance that we will be able to reach a favorable settlement of this dispute. An adverse decision in the litigation could have a material adverse effect on our business and future prospects.

The Company does not expect the action to have in any significant effect on the financial statements, and that the Company has recorded no contingency in relation to the action.

Note 18 - Business Segment Information

The Company is a diversified media company focused primarily on the cannabis industry marketplace. On the basis of products and services, the Company has established two reportable segments: national media and festivals and event production. The publishing and advertising segment includes magazine publishing, customer relationship marketing, digital and mobile media, brand licensing, database-related activities, and other related operations. The festivals and event media segment consist primarily of the operations of festivals, (i.e., the Cannabis Cup). Virtually all of the Company’s revenues are generated in the U.S. and substantially all of the assets reside within the U.S. There are no material intersegment transactions.

Non-cash items included in segment operating expenses are depreciation and amortization of fixed and intangible assets.

The Company manages its working capital on a consolidated basis. Accordingly, segment assets are not reported to, or used by, the Company’s management to allocate resources to or assess performance of the segments, and therefore, total segment assets have not been presented.

The following table presents financial information by segment:

	Years Ended December 31,
	2018	2017
Revenues
Festivals, events and competitions	$10,184	$11,037
Publishing and advertising	4,180	3,192
Merchandise and branding	370	252
Total revenues	$14,734	$14,481

Segment profit (loss)
Festivals, events and competitions	$(13,151)	$(4,485)
Publishing and advertising	(1,787)	762
Unallocated corporate	(12,560)	(9,887)
Loss from operations	(27,498)	(13,610)
Other income (expense)	(13,769)	(11,084)
Loss before income taxes	$(41,267)	$(24,694)

Note 19 – Green Rush Daily

THC entered into an online sales representative agreement with Green Rush Daily Inc. (“Green Rush”), a daily on-line publication providing news and information relating to cannabis, including guides and strain reviews, products and health news in August 2017. Under the terms of the agreement, Green Rush appointed THC as Green Rush’s exclusive sales representative with respect to: (a) all advertisements to be sold or otherwise offered to third-party advertisers on the Green Rush websites, and (b) all advertisements for display to retail and wholesale channels on the websites. In a related development, THC entered into a three-year employment agreement with Scott McGovern, the owner of Green Rush, under which Mr. McGovern became Senior Vice President of Publishing of the THC Group.

F-33

Hightimes Holding Corp.

Notes to Consolidated Financial Statements

(in thousands except share, per share, and stated value per share)

The Company did not record the impact of the online sales representative agreement with Green Rush Daily Inc. as of December 31, 2017, because such agreement was rescinded on March 28, 2018.

On March 28, 2018, the parties terminated the online sales representative agreement and pursuant to an asset purchase agreement. THC acquired certain of Green Rush’s assets that consisted solely of its websites, intellectual property, advertiser agreements and future revenues from such agreements. No employees or liabilities of Green Rush were acquired or assumed by THC. As consideration for the purchased assets, Green Rush received 577,651 shares of Class A Common Stock and Hightimes Holding agreed to pay Green Rush an additional $500 in cash on or before September 30, 2018. Under the terms of the asset purchase agreement, if by September 30, 2018 either (a) Green Rush does not receive the $500 cash payment, (b) the Company does not consummate the Origo Merger, or (c) Hightimes Class A Common Stock does not trade on Nasdaq, another national securities exchange or is not quoted for trading on the OTC Market QX Exchange, the OTC Market QB Exchange or the Canadian Stock Exchange, Green Rush shall have the right to rescind the asset sale agreement and repurchase the assets in consideration for returning to the Company the 577,651 shares of Class A Common Stock.

The transaction was accounted for as an asset acquisition pursuant to ASU 2017-01, Business Combinations (Topic 805), Clarifying the Definition of a Business, as most of the fair value of the assets acquired was concentrated in a group of similar assets, and the acquired assets did not have outputs or employees. The assets acquired under the Purchase Agreement included a website, other associated intellectual property. The Company amortize the website over the shorter of three years or the anticipated cash flows. Starting with the 2nd quarter of 2019, the Company will review the amortization period on a quarterly basis.

Note 20 - Income Taxes

The Company had no income tax expense due to operating loss incurred for the years ended December 31, 2018 and 2017.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”), which makes broad and complex changes to the U.S. tax code. Certain of these changes may be applicable to the Company, including but not limited to, reducing the U.S. federal corporate tax rate from 35 percent to 21 percent, creating a new limitation on deductible interest expense, eliminating the corporate alternative minimum tax (“AMT”), modifying the rules related to uses and limitations of net operating loss carryforwards generated in tax years ending after December 31, 2017, and changing the rules pertaining to the taxation of profits earned abroad. Changes in tax rates and tax laws are accounted for in the period of enactment. The Tax Act reduces the corporate tax rate to 21 percent, effective January 1, 2018. Due to the full valuation allowance on the deferred tax assets, there is no net adjustment to deferred tax expense or benefit due to the reduction of the corporate tax rate.

The tax effects of temporary differences and tax loss and credit carry forwards that give rise to significant portions of deferred tax assets and liabilities at December 31, 2018 and 2017 are comprised of the following (in thousands):

	As of December 31,
	2018	2017
Deferred tax assets/(liabilities):
Net operating loss carryforwards	$9,984	$1,297
Other	364	(33)

Total deferred tax assets	10,348	1,265
Valuation allowance	(10,348)	(1,265)
Deferred tax assets, net of allowance	$-	$-

At December 31, 2018, the Company had net operating loss carry forwards for federal and state tax purposes of approximately $36.8 million which begins to expire in 2034. For tax years beginning after December 31, 2017, NOLs generated can offset only 80% of taxable income in any given tax year. The 20-year carryforward period has been replaced with an indefinite carryforward period for these NOLs generated in 2018 and future years. The Company has not performed a detailed analysis to determine whether an ownership change under Section 382 of the IRC has occurred. The effect of an ownership change would be the imposition of an annual limitation on the use of net operating loss carryforwards attributable to periods before the change. Any limitation may result in expiration of a portion of the NOL or credit carryforwards before utilization

The potential Change of Ownerships analysis might render the NOL’s extremely limited or completely worthless. Therefore, Management of the Company has recorded a full valuation allowance, since it is more likely than not that no benefit will be realized for the deferred tax assets.

F-34

Hightimes Holding Corp.

Notes to Consolidated Financial Statements

(in thousands except share, per share, and stated value per share)

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and taxing strategies in making this assessment. In case the deferred tax assets will not be realized in future periods, the Company has provided a valuation allowance for the full amount of the deferred tax assets at December 31, 2018 and 2017.

The expected tax expense (benefit) based on the U.S. federal statutory rate is reconciled with actual tax expense (benefit) as follows:

	As of December 31,
	2018	2017
Statutory Federal Income Tax Rate	(21.0)%	(34.0)%
State Taxes, Net of Federal Tax Benefit	(6.1)%	(5.1)%
Federal tax rate change	%	12.0%
Option grants	2.0%	14.4%
Loss on Debt Extinhusiment	(0.0)%	1.9%
Change in fair value of warrant derivative	6.5%	5.4%
Change in fair value of convertible notes	(1.2)%	1.8%
Meals and entertainment	0.0%	-%
Other	-%	-%
Change in Valuation Allowance	19.8%	3.7%
Income Taxes Provision (Benefit)	-%	-%

The Company has not identified any uncertain tax positions requiring a reserve as of December 31, 2018 and 2017.

Note 21 - Subsequent Events

In accordance with ASC 855, “Subsequent Events”, the Company has evaluated all subsequent events through April 30, 2019, the date the financial statements were available to be issued. The following significant events occurring after December 31, 2018 are discussed below.

Entry into Asset Purchase Agreement with BIG Publications Inc.

 On December 5, 2018. Hightimes Holding and a newly formed acquisition subsidiary (“Mergerco”) entered into a merger agreement with BIG Publications Inc., a Florida corporation (“BIG”), and its sole member Gustavo Gonzalez. BIG does business as Buyers Industry Guide®, a publication that enables retailers to access a complete list of manufacturers and distributors of products related to the cannabis industry, and is also engaged in the business of sponsoring and operating an annual trade shows known as the BIG Industry Show that target and exhibit various smoke, vape, cannabis and grow products in a business-to-business setting.

Under the terms of the BIG Merger Agreement, BIG will merge with Mergerco with Mergerco remaining as the surviving company following the merger . At closing Mergerco will change its name to BIG Publications Inc. In consideration for the BIG Merger, at closing Mr. Gonzalez will receive $2,420,000 in cash, 401,818 shares of Hightimes Holding Class A Common Stock, and a 6% Hightimes Holding note due December 31, 2019 in the principal amount of $1,339,420. The note will be secured by a pledge of the equity of Mergerco. Consummation of the closing of the BIG Merger, which was originally scheduled to occur as late as February 5, 2019, is subject to a number of conditions, including completion of a satisfactory due diligence investigation by Hightimes Holding, delivery of disclosure schedules, the consent of ExWorks to the transaction and listing or quotation of the Hightimes Holding Class A Common Stock on an acceptable securities exchange, such as the OTCQX or NASDAQ.

On May 17, 2019, Hightimes Holdings entered into an agreement with BIG and its shareholder to extend the closing date of the proposed acquisition to as late as July 31, 2019. However, in order to consummate the BIG Merger, the Company will be required to raise additional capital or other financing to pay the cash portion of the purchase price. Accordingly, there is no assurance that the Company will otherwise be able to consummate the BIG Merger. As of December 31, 2018 no transactions have been booked pending the closing of the deal.

Entry into Asset Purchase Agreement with Feria Del Canamo, S.L.

On January 11, 2019, Hightimes Holding Corp., a Delaware corporation (“Hightimes”), and Spannabis Acquisition Corp., the Company’s newly formed acquisition subsidiary (the “Purchaser”), entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Feria Del Canamo, S.L., a corporation organized under the laws of Spain (“Feria”), pursuant to which the Purchaser will acquire Feria’s business assets (the “Asset Purchase”). Feria owns and publishes a print magazine known as Cannabis Magazine and has for the past sixteen years sponsored and conducted an annual trade show for the worldwide cannabis sector in Barcelona, Spain under the name “World Cannabis Conference.” Cannabis Magazine and World Cannabis Conference are referred to herein as the “Business.”

Under the terms of the Asset Purchase Agreement, Feria has agreed to sell to the Purchaser the following assets: (i) all cash or marketable securities derived from the operation of the Business; (ii) all sites, domain registrations, trademarks, trade secrets, copyrights and other intellectual property of the Business; (iii) all rights of Feria under Feria’s outstanding advertising agreements; (iv) all rights of Feria to certain contracts with third parties to provide goods or services in connection with the Business; (v) all inventories and receivables of the Business on hand as of the closing date of the Asset Purchase; and (vi) all revenues of the Business arising from and after the closing date of the Asset Purchase.

F-35

Hightimes Holding Corp.

Notes to Consolidated Financial Statements

(in thousands except share, per share, and stated value per share)

In consideration for the sale of the Business (i) the Purchaser has agreed to pay to Feria $3,000 in cash due at closing, and (ii) Hightimes has agreed to issue to Feria 363,636 shares of Hightimes Class A Common Stock (as may be adjusted pursuant to the terms of the Asset Purchase Agreement). In addition, under the terms of the Asset Purchase Agreement, Feria has the right to retain any profits earned from hosting the 2019 World Cannabis Conference regardless of when the closing on the Asset Purchase occurs, and has the further potential right to receive a total of $500 for each of the 2020 and 2021 World Cannabis Conference.

Consummation of the closing is currently scheduled to occur as late as May 31, 2019, and remains subject to a number of closing conditions, including, among other things, completion of a satisfactory due diligence investigation by Hightimes, delivery of disclosure schedules, final Hightimes board approval, and the consent of the Hightimes senior lender, ExWorks Capital Fund I, L.P., to the transaction. Accordingly, there is no assurance that the Asset Purchase will be consummated.

Extension of Offering Period and Termination Date of the Offering

On January 31, 2019, Hightimes elected to extend the outside termination date of its Regulation A+ public offering (the “Offering”) from January 31, 2019 to as late as June 30, 2019. Accordingly, the Offering will terminate on the first to occur of (i) the date on which all 4,545,454 shares are sold, (ii) June 30, 2019 or (iii) such earlier termination date as deemed appropriate by Hightimes’s management (in each case, the “Termination Date”). As of April 30, 2019, a total of 23,197 shareholders had purchased 1,493,566 gross shares less 111,108 cancelled/refunded shares for a net total 1,382,458 shares. The total net gross amount on the net shares sold was $15,207.

Appointment of Kraig A. Fox to position of CEO and President

On March 28, 2019, at a special joint meeting of the majority stockholders and members of the board of directors (the “Board”) of Hightimes Holding Corp. (the “Company”), Kraig G. Fox was appointed to the position of Chief Executive Officer and President of the Company and elected as a member of the Board. At the same meeting, Adam E. Levin resigned from the positions of President and Chief Executive Officer and was elected to the position of Executive Chairman of the Company, a position that was newly created in conjunction with the Board’s adoption of amended and restated bylaws, which were duly adopted on the same day.

In conjunction with the appointment of Mr. Fox to the position of Chief Executive Officer and President, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Fox, dated as of March 15, 2019 (the “Effective Date”). Pursuant to the terms of the Employment Agreement, Mr. Fox will receive a base salary of $460 per year (the “Base Compensation”), payable in equal monthly installments, provided that the Base Salary shall initially be fixed at $1.00 and the remainder of the Base Salary shall accrue until such time as the Company shall have raised an additional $10,000 following the Effective Date. In addition to the Base Compensation, Mr. Fox shall be entitled to (i) an annual bonus of up to $250 depending on the Company’s achievement of certain performance goals, (ii) an option to purchase 650,000 shares of the Company’s common stock at an exercise price of $11.00 per share, which stock options shall be issued under the Company’s 2019 Equity Incentive Plan, with one-third of such options shares vesting on March 15, 2020 and the balance of such option shares in equal monthly increments over the remaining two year period, and (iii) the right to participate in other equity grants or incentive bonus plans, as may be determined by the Board. In addition, Mr. Fox received a restricted stock unit award with respect to 500,000 shares of the Company’s common stock (to be adjusted from time to time to take into account any stock dividends, forward stock splits and reverse stock splits) which shall vest over the initial three-year term of the Employment Agreement, as follows: the right to purchase 33.333% of such shares of Common Stock shall vest on March 15, 2020, 33.333% of such shares of Common Stock shall vest on March 15, 2021, and 33.334% of such shares of Common Stock shall vest on March 15, 2022. The Employment Agreement has an initial term of 36 months and will thereafter be renewable in successive two-year terms, subject to the mutual agreement of the parties.

Adoption of 2019 Equity Incentive Plan

On March 28, 2019, the Board amended and restated its 2017 Stock Incentive Plan, pursuant to a 2019 Equity Incentive Plan (the “2019 Equity Incentive Plan”), so as to (i) authorize the issuance of restricted stock units and (ii) increase the maximum number of shares available for issuance from 2,896,299 to 6,000,000 shares of common stock.

ExWorks

On March 31, 2019, ExWorks and the Borrowers entered into a Seventh Amendment to the Loan and Security Agreement whereby ExWorks waived certain covenant defaults under the loan agreement, as amended, and advanced an additional $2,000 to the Borrowers, of which $1,000 retired unpaid accrued interest and fees and the balance is available as working capital. As a result, the current outstanding principal balance of the ExWorks loan is now $16,000.

Gemini Finance Corp Convertible Note for Chalice Cup Assets

On April 29, 2019, Gemini Finance Corp and the Borrowers entered into the first amendment to the Convertible Secured Note whereby the maturity day is amended to July 1, 2019 and the principal amount is increased to $672.

F-36

(b)	Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this Annual Report.

Exhibit No.	Description

2.1	Second Amended and Restated Certificate of Incorporation of Hightimes Holding Corp. (incorporated by reference to Exhibit 2.1 to the Company’s Regulation A+ Offering Statement on Form 1-A filed January 25, 2018).
2.2	Amended and Restated By-Laws of Hightimes Holding Corp. (incorporated by reference to Exhibit 2.2. to the Company’s Regulation A+ Offering Statement on Form 1-A filed January 25, 2018).
2.3	Amended and Restated By-Laws of Hightimes Holding Corp. (incorporated by reference to Exhibit 6.2 to the Current Report on Form 1-U dated April 3, 2019).
2.4	Amended and Restated By-Laws of Hightimes Holding Corp. (filed herewith).
3.1	Form of Warrant in favor of ExWorks Capital Fund I, L.P. (incorporated by reference to Exhibit 3.1 to the Company’s Regulation A+ Offering Statement on Form 1-A filed January 25, 2018).
3.2	November 13, 2018 Agreement with Holders of Purchase Notes (filed as Exhibit 3.1 to the Current Report on Form 1-U filed December 4, 2018).
3.3	November 30, 2018 Agreement with Holders of Purchase Notes (filed as Exhibit 3.2 to the Current Report on Form 1-U filed December 4, 2018).
3.4	Exercise Letter, dated November 15, 2018, from ExWorks Capital Fund I, L.P. to Hightimes Holding Corp. (filed as Exhibit 3.3 to the Current Report on Form 1-U filed December 4, 2018).
6.1#	Hightimes Holding Corp. 2016 Incentive Stock Option Plan (incorporated by reference to Exhibit 3.2 to the Company’s Regulation A+ Offering Statement on Form 1-A filed January 25, 2018).
6.2	Form of Subscription Agreement for Regulation A+ Offering (incorporated by reference to Exhibit 6.5 to the Company’s Current Report on Form 1-U filed September 11, 2018).
6.3	Amended and Restated Stock Purchase Agreement, dated February 14, 2017, between Hightimes Holding Corp. and the stockholders of Trans-High Corporation (incorporated by reference to Exhibit 6.1 to the Company’s Regulation A+ Offering Statement on Form 1-A filed January 25, 2018).
6.4	Form of Purchase Note Agreement issued by Hightimes Holding Corp. in favor of former stockholders of Trans-High Corporation (incorporated by reference to Exhibit 6.2 to the Company’s Regulation A+ Offering Statement on Form 1-A filed January 25, 2018).
6.5	Loan and Security Agreement, dated February 27, 2017 between ExWorks Capital Fund I, L.P., as lender, and Hightimes Holding Corp., Trans-High Corporation and the subsidiaries of Trans-High Corporation, as borrowers (incorporated by reference to Exhibit 6.3 to the Company’s Regulation A+ Offering Statement on Form 1-A filed January 25, 2018).
6.6#	Management Agreement, dated as of March 1, 2017, among Hightimes Holding Corp., Trans-High Corporation and Oreva Capital Corp. (incorporated by reference to Exhibit 6.4 to the Company’s Regulation A+ Offering Statement on Form 1-A filed January 25, 2018).
6.7	Intercreditor Agreement, dated February 27, 2017, by and among ExWorks Capital Fund I, L.P., Hightimes Holding Corp., Trans-High Corporation and the former stockholders of Trans-High Corporation (incorporated by reference to Exhibit 6.5 to the Company’s Regulation A+ Offering Statement on Form 1-A filed January 25, 2018).
6.8	First Amendment to Loan and Security Agreement, dated August 7, 2017, between ExWorks Capital, LLC, as lender, and Hightimes Holding Corp., Trans-High Corporation and the subsidiaries of Trans-High Corporation, as borrowers (incorporated by reference to Exhibit 6.6 to the Company’s Regulation A+ Offering Statement on Form 1-A filed January 25, 2018).
6.9	Amended Fee Letter, dated August 7, 2017, between ExWorks Capital Fund I, L.P. and Hightimes Holding Corp. (incorporated by reference to Exhibit 6.7 to the Company’s Regulation A+ Offering Statement on Form 1-A filed January 25, 2018).
6.10	Second Amendment to Loan and Security Agreement, dated October 31, 2017, between ExWorks Capital, LLC, as lender, and Hightimes Holding Corp., Trans-High Corporation and the subsidiaries of Trans-High Corporation, as borrowers (incorporated by reference to Exhibit 6.8 to the Company’s Regulation A+ Offering Statement on Form 1-A filed January 25, 2018).

69

6.11	Form of $11.5 million convertible note to ExWorks Capital Fund I, L.P. (incorporated by reference to Exhibit 6.9 to the Company’s Regulation A+ Offering Statement on Form 1-A filed January 25, 2018).
6.12	Amended and Restated Online Advertising and Sales Representative Agreement, dated December 15, 2017, between Hightimes Holding, Trans-High Corporation and Green Rush Daily (incorporated by reference to Exhibit 6.10 to the Company’s Regulation A+ Offering Statement on Form 1-A filed January 25, 2018).
6.13	Third Amendment to Loan and Security Agreement, dated October 31, 2017, between ExWorks Capital, LLC, as lender, and Hightimes Holding Corp., Trans-High Corporation and the subsidiaries of Trans-High Corporation, as borrowers (incorporated by reference to Exhibit 6.11 to the Company’s Regulation A+ Offering Statement on Form 1-A/A filed February 13, 2018).
6.14	Form of $13.0 million convertible note to ExWorks Capital Fund I, L.P. (incorporated by reference to Exhibit 6.12 to the Company’s Regulation A+ Offering Statement on Form 1-A/A filed February 13, 2018).
6.15	Form of Second Warrant Issued to ExWorks Capital Fund L.P. (incorporated by reference to Exhibit 6.13 to the Company’s Regulation A+ Offering Statement on Form 1-A/A filed February 9, 2018).
6.16	Employment Agreement, dated July 17, 2017, between Hightimes Holding Corp. and Adam E. Levin (incorporated by reference to Exhibit 6.11 to the Company’s Regulation A+ Offering Statement on Form 1-A filed January 25, 2018).
6.17	Employment Agreement, dated August 17, 2017, between Hightimes Holding Corp., Trans-High Corporation and Scott McGovern (incorporated by reference to Exhibit 6.12 to the Company’s Regulation A+ Offering Statement on Form 1-A filed January 25, 2018).
6.18	Stock Purchase Agreement, dated August 17, 2017, between Hightimes Holding Corp. and Scott McGovern (incorporated by reference to Exhibit 6.13 to the Company’s Regulation A+ Offering Statement on Form 1-A filed January 25, 2018).
6.19	Assignment of Lease and Festival Rights Agreement, dated August 10, 2017, with Bio Cup Music Festival Ltd. (incorporated by reference to Exhibit 6.14 to the Company’s Regulation A+ Offering Statement on Form 1-A filed January 25, 2018).
6.20	Advertising Placement and Sponsored Content Agreement, dated as of August 10, 2017, by and among Western Hemp Genetics Ltd. and Trans-High Corporation (incorporated by reference to Exhibit 6.15 to the Company’s Regulation A+ Offering Statement on Form 1-A filed January 25, 2018).
6.21	Agreement, dated as of October 31, 2017, by and among Approved Trust 1, Judith Baker, Candlelight Trust and Hightimes Holding Corp. (incorporated by reference to Exhibit 6.16 to the Company’s Regulation A+ Offering Statement on Form 1-A filed January 25, 2018).
6.21	Form of Irrevocable Proxy of Adam Levin (incorporated by reference to Exhibit 6.16 to the Company’s Regulation A+ Offering Statement on Form 1-A filed January 25, 2018).
6.22	Rescission Agreement, dated May 1, 2018, between Trans-High Corporation, Prestocorp. And Cannibis Sativa, Inc. (incorporated by reference to Exhibit 7.6 to the Company’s Regulation A+ Post-Qualification Amendment to Form 1-A filed June 12, 2018).
6.23	NMS Engagement Agreement, dated May 22, 2018, between Hightimes Holding Corp. ad NMS Capital Advisors, LLC (incorporated by reference to Exhibit 7.7 to the Company’s Regulation A+ Post-Qualification Amendment to Form 1-A filed June 12, 2018).
6.24	Letter Agreement, dated June 6, 2018, between ExWorks Capital Fund I, L.P. and Hightimes Holding Corp. regarding exercise of warrants issued to ExWorks (incorporated by reference to Exhibit 7.8 to the Company’s Regulation A+ Post-Qualification Amendment to Form 1-A filed June 12, 2018).
6.25	ExWorks Capital Warrant Exercise Letter, dated June 6, 2018, between Hightimes Holding Corp., ExWorks Capital Fund I, L.P., AEL Irrevocable Trust and Oreva Capital Corp. (incorporated by reference to Exhibit 7.9 to the Company’s Regulation A + Post Offering Amendment filed June 12, 2018).
6.26	Asset Purchase Agreement, dated June 9, 2018 among Southland, Incorporated, Hightimes Holding Corp. and Culture Pub, Inc. (incorporated by reference to Exhibit 7.10 to the Company’s Company’s Regulation A + Post Offering Amendment No. 1 to Form 1-A filed
6.27	Independent Director Agreement, dated April 13, 2018, between Hightimes Holding Corp. and President Vicente Fox (incorporated by reference to Exhibit 6.27 to the Company’s Regulation A + Post Offering Amendment to Form 1-A filed June 26, 2018).
6.28	Selling Agent Agreement, dated March 27, 2018, between Hightimes Holding Corp. and NMS Capital Advisors, LLC (incorporated by reference to Exhibit 6.1 to the Company’s Current Report on Form 1-U filed August 13, 2018).

70

6.29	Amendment No. 1 to Selling Agent Agreement, dated August 13, 2018, between Hightimes Holding Corp. and NMS Capital Advisors, LLC (incorporated by reference to Exhibit 6.2 to the Company’s Current Report on Form 1-U filed August 13, 2018).
6.30	Fourth Amendment to Loan and Security Agreement, effective July 27, 2018, between ExWorks Capital Fund I, L.P. and Hightimes Holding Corp. and subsidiaries (incorporated by reference to Exhibit 6.1 to the Company’s Current Report on Form 1-U dated August 14, 2018).
6.31	Fifth Amendment to Loan and Security Agreement, dated August 31, 2018, between ExWorks Capital Fund I, L.P. and Hightimes Holding Corp. and subsidiaries filed as Exhibit 6.3 to the Current Report on Form 1-U filed on September 11, 2018).
6.32	Form of Payment Waiver Letter (filed as Exhibit 6.1 to the Current Report on Form 1-U filed on September 14, 2018).
6.33	Loan and Security Agreement, dated November 21, 2017, between ExWorks Capital Fund I, L.P. and Dream Media Corporation (filed as Exhibit 6.2 to the Current Report on Form 1-U filed on September 14, 2018).
6.34	Amendment to Loan and Security Agreement between ExWorks Capital Fund I., L.P. and Dream Media Corporation (filed as Exhibit 6.3 to the Current Report on Form 1-U filed on September 14, 2018).
6.35	Strategic Investment Agreement, dated September 11, 2018, between Hightimes Holding Corp. and Spectrum King, LLC (filed as Exhibit 6.4 to the Current Report on Form 1-U filed on September 14, 2018).
6.36	Asset Purchase Agreement, dated September 21, 2018, among Hightimes Holding Corp., Wilshire & Veteran Media Corp., Dope Media, Inc. and DM Holdings Group LLC (filed as Exhibit 6.1 to the Current Report on Form 1-U dated September 21, 2018).
6.37	$1,000,000 Secured Note from Dope Media, Inc. to Trans-High Corporation (filed as Exhibit 6.2 to the Current Report on Form 1-U dated September 21, 2018).
6.38	Amendment 6 to Loan and Security Agreement among ExWorks Capital Fund I, L.P., as lender, and Hightimes Holding Corp. and subsidiaries, as borrowers (filed as Exhibit 6.3 to the Current Report on Form 1-U dated September 21, 2018).
6.39	Advertising Agreement, dated September 26, 2018, between iHeartMedia + Entertainment, Inc. and Hightimes (filed as Exhibit 6.1 to the Current Report on Form 1-U dated September 24, 2018).
6.40	$5,000,000 to $10,000,000 Convertible Note from Hightimes Holding Corp. to Broader Media Holdings, LLC (filed as Exhibit 6.2 to the Current Report on From 1-U dated September 24, 2018).
6.41	Second Amendment to Asset Purchase Agreement, effective September 30, 2018, between Hightimes Holding Corp., Culture Pub, Inc. and Southand Publishing Incorporated (filed as Exhibit 6.3 to the Current Report on Form 1-U dated September 24, 2018).
6.42	Asset Purchase Agreement, dated October 24, 2018, among Hightimes Holding Corp., Chalice Holdings, Inc. and Gemini Finance Corp. (filed as Exhibit 3.1 to the Current Report on Form 1-U dated November 5, 2018).
6.43	$560,000 secured convertible note from Hightimes Holding Corp. and Chalice Holdings, Inc. to Gemini Finance Corp. (filed as Exhibit 3.2 to the Current Report on Form 1-U dated November5, 2018).
6.44	Security Agreement among ExWorks Capital Fund I, L.P., as lender and Hightimes Holding Corp. and its subsidiaries, as borrowers (filed as Exhibit 3.3 to the Current Report on From 1-U dated November 5, 2018).
6.45	Consent Agreement of ExWorks Capital Fund I, L.P. (filed as Exhibit 3.4 to the Current Report on Form 1-U dated November 5, 2018).
6.46	Merger Agreement, dated as of November 26, 2018, among Hightimes Holding Corp., BIG Merger Sub, LLC, BIG Publications, LLC and Gustavo Gonzalez, as member (filed as Exhibit 3.1 to the Current Report on Form 1-U dated December 14, 2018).
6.47	Asset Purchase Agreement, dated as of January 11, 2019, among Hightimes Holding Corp., Spannabis Acquisition Corp. and Feria Del Canamo, S.L. (filed as Exhibit 3.1 to the Current Report on Form 1-U dated January 22, 2019).
6.48	Form of Subscription Agreement for Regulation A+ Offering (filed as Exhibit 4.1 to the Current Report on Form 1-U filed February 4, 2019).
6.49	Employment Agreement, dated as of March 15, 2019, between Higtimes Holding Corp. and Kraig G. Fox (filed as Exhibit 6.1 to the Current Report on Form 1-U dated April 3, 2019).

71

6.50	Hightimes Holding Corp. 2019 Equity Incentive Plan (filed as Exhibit 6,3 to the Current Report on Form 1-U dated April 3, 2019).
6.51	Employment Agreement, dated as of April 8, 2019, between Hightimes Holding Corp. and Neil T. Watanabe (filed as Exhibit 6.1 to the Current Report on Form 1-U dated April 15, 2019).
6.52	BIG Merger Letter Amendment, dated May 17, 2019, among Hightimes Holding Corp., BIG Merger Sub, LLC, BIG Publications, LLC and Gustavo Gonzalez, as member (filed herewith).
7.1	Merger Agreement, dated July 24, 2017, between Hightimes Holding Corp. and Origo Acquisition Corp. (filed as Exhibit 7.1 to the Offering Circular on Form 1-A dated July 6, 2018).
7.2	First Amendment to Merger Agreement, dated September 25, 2017, between Hightimes Holding Corp. and Origo Acquisition Corp. (filed as Exhibit 7.2 to the Offering Circular on Form 1-A dated July 6, 2018).
7.3	Second Amendment to Merger Agreement, dated February 28, 2018, between Hightimes Holding Corp. and Origo Acquisition Corp. (filed as Exhibit 7.3 to the Offering Circular on Form 1-A dated July 6, 2018).
7.4	Third Amendment to Merger Agreement, dated May 22, 2018, between Hightimes Holding Corp. and Origo Acquisition Corp. (filed as Exhibit 7.4 to the offering Circular on Form 1-A dated July 6, 2018).
7.5	Termination and Mutual Release Agreement, dated as of July 31, 2018, by and between Hightimes Holding Corp., Origio Acquisition Corporation, HTH Merger Sub, Inc. and Jose Aldeanueva (filed as Exhibit 7.1 to the Current Report on Form 1-U dated August 3, 2018).
8.1	Prime Trust Escrow Agreement, dated April 17, 2018, between Prime Trust, LLC, Hightimes Holding Corp. and NMS Capital Advisors, LLC. (filed as Exhibit 8.1 to the Offering Circular on Form 1-A dated July 6, 2018).
8.2	Form of Escrow Agreement for Regulation A+ Offering (filed as Exhibit 8.1 to the Current Report on Form 1-U dated August 3, 2018).
15.1	List of Subsidiaries (filed on Form 1-A dated July 6, 2018).
15.2	Investor Presentation, dated April 8, 2019 (filed as Exhibit 15.1 to the Current Report on Form 1-U filed April 18, 2019).

* Unless otherwise noted, all exhibits were previously filed.

72

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this annual report on Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles California on May 20, 2019.

HIGHTIMES HOLDING CORP.

By:	/s/ Adam E. Levin
Name:	Adam E. Levin
Title:	Executive Chairman

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Adam E. Levin	Executive Chairman	May 20, 2019
Adam E. Levin	(Principal Executive Officer)

/s/ Neil Watanabe	Chief Financial Officer & Chief Operating Officer	May 20, 2019
Neil Watanabe	(Principal Financial Officer and Principal Accounting Officer)

73